      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 9, 1996

                                           REGISTRATION STATEMENT NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------
                                   MESA INC.
             (Exact name of registrant as specified in its charter)

                        TEXAS                                             75-2394500
           (State or other jurisdiction of                             (I.R.S. Employer
           incorporation or organization)                             Identification No.)

                                                                      STEPHEN K. GARDNER
              1400 WILLIAMS SQUARE WEST                            1400 WILLIAMS SQUARE WEST
            5205 NORTH O'CONNOR BOULEVARD                        5205 NORTH O'CONNOR BOULEVARD
                 IRVING, TEXAS 75039                                  IRVING, TEXAS 75039
                   (214) 444-9001                                       (214) 444-9001
     (Address, including zip code, and telephone              (Name, address, including zip code,
    number, including area code, of registrant's                and telephone number, including
            principal executive offices)                       area code, of agent for service)

                            ------------------------
                                    Copy to:

                               STEPHEN A. MASSAD
                             BAKER & BOTTS, L.L.P.
                         ONE SHELL PLAZA, 910 LOUISIANA
                              HOUSTON, TEXAS 77002
                                 (713) 229-1475
                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
    IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. / /
    IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. /X/
    IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. / /
                                                            ---------------

    IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. / /
                            ---------------

    IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. / /

                                REGISTRATION FEE

==================================================================================================================
                                                                PROPOSED MAXIMUM PROPOSED MAXIMUM
TITLE OF EACH CLASS OF                           AMOUNT TO       OFFERING PRICE     AGGREGATE        AMOUNT OF
SECURITIES TO BE REGISTERED                    BE REGISTERED       PER SHARE      OFFERING PRICE  REGISTRATION FEE
- ------------------------------------------------------------------------------------------------------------------
Series A 8% Cumulative Convertible
  Preferred Stock, par value $.01 per           58,500,000
  share....................................      shares(1)           $2.26         $132,210,000       $45,590
- ------------------------------------------------------------------------------------------------------------------
                                                58,500,000
Common Stock, par value $.01 per share.....      shares(1)             --               --              (2)
- ------------------------------------------------------------------------------------------------------------------
Preferred Stock Purchase Rights Associated
  with Common Stock........................         --                 --               --              (3)
==================================================================================================================

(1) Includes 92,920 additional shares that may be issued as a result of rounding of the number of Rights (as defined) to be distributed to holders of Common Stock as described herein.
(2) The shares of Common Stock being registered hereby are issuable upon conversion of shares of Series A 8% Cumulative Convertible Preferred Stock. Accordingly, pursuant to Rule 457(i) under the Securities Act of 1933, no additional filing fee is required.
(3) No additional fee is required in respect of the Preferred Stock Purchase Rights associated with shares of Common Stock.
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

***************************************************************************
*                                                                         *
*  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A  *
*  REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED     *
*  WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT  *
*  BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE        *
*  REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT    *
*  CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY     *
*  NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH  *
*  SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO            *
*  REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH    *
*  STATE.                                                                 *
*                                                                         *
***************************************************************************


                             SUBJECT TO COMPLETION
                    PRELIMINARY PROSPECTUS DATED MAY 9, 1996
PROSPECTUS

                               58,407,080 SHARES

                                      [LOGO]

               SERIES A 8% CUMULATIVE CONVERTIBLE PREFERRED STOCK
                            ------------------------
    MESA Inc. (the "Company") is distributing to the holders of its Common Stock, par value $.01 per share ("Common Stock"), transferable rights (the "Rights") to subscribe for and purchase an aggregate of approximately 58,407,080 shares of the Company's Series A 8% Cumulative Convertible Preferred Stock, par value $.01 per share ("Series A Preferred Stock"), for a price of $2.26 per share (the "Subscription Price"). Each holder of Common Stock of record as of
June   , 1996, is entitled to receive .912 Rights for each share of Common Stock held as of such date. One Right and $2.26 in cash entitle the holder to purchase one share of Series A Preferred Stock. Each Right also carries the right to subscribe at the Subscription Price for shares of Series A Preferred Stock that are not otherwise purchased pursuant to the exercise of Rights. No fractional Rights or cash in lieu thereof will be distributed by the Company, and the number of Rights distributed to each record holder will be rounded up to the nearest whole number. The Rights will be evidenced by transferable certificates (each, a "Subscription Certificate"). The distribution of the Rights and sale of shares of Series A Preferred Stock are referred to herein as the "Rights Offering."

    On April 26, 1996, the Company entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") with DNR-MESA Holdings, L.P. ("DNR"), a limited partnership the sole general partner of which is Rainwater, Inc., a company owned by Richard E. Rainwater (together, "Rainwater"). Pursuant to the Stock
Purchase Agreement, (i) on June   , 1996, DNR purchased 58,849,557 shares of the
Company's Series B 8% Cumulative Convertible Preferred Stock, par value $.01 per share ("Series B Preferred Stock" and, together with the Series A Preferred Stock, the "Preferred Stock"), at a price of $2.26 per share (aggregate purchase price of $133 million), and (ii) DNR has provided a standby commitment (the "Standby Commitment") to purchase an additional number of shares of Series B Preferred Stock equal to the number of shares of Series A Preferred Stock not purchased pursuant to the exercise of Rights, also at a price of $2.26 per share. Upon the purchase by DNR of shares of Series B Preferred Stock on June
  , 1996, DNR exercised its right to elect a majority of the Board of Directors of the Company. See "Risk Factors -- Transaction Risks -- Control by DNR" and "Management."

    Each share of Preferred Stock will be convertible into one share of Common Stock (subject to adjustment) at the option of the holder at any time. The Preferred Stock will be redeemable in whole or in part at the Company's option at any time after the 30th day following the tenth anniversary of issuance and any shares of Preferred Stock that remain outstanding must be redeemed on June 30, 2008. In either case, the applicable redemption price may be paid in cash or in shares of Common Stock, at the Company's option. Dividends on the Preferred Stock will be cumulative from the date of issuance and will be payable quarterly at the rate of 8% per annum per share on the last business day of each March, June, September and December, beginning September 30, 1996. During the first four years following the issue date, all dividends will be paid in kind with additional shares of Preferred Stock based on the stated value of such shares (initially $2.26 per share). Thereafter, the Company may elect to pay dividends in cash rather than in kind if certain financial tests are satisfied. The liquidation preference of the Preferred Stock is $2.26 per share, plus accrued and unpaid dividends. For a description of the rights and preferences of the Series A and Series B Preferred Stock, see "Description of Capital
Stock -- Preferred Stock."

    The Rights Offering, together with the Standby Commitment, are part of a Recapitalization (as defined) of the Company pursuant to which the Company will repay or refinance substantially all of its debt existing prior to the Recapitalization ($1.2 billion at December 31, 1995). See "Use of Proceeds."

    The Rights will expire at 5:00 p.m., New York City time, on July   , 1996,
unless extended by the Company (such date and time, the "Expiration Date"), and thereafter will be void and of no effect. Shareholders who do not exercise or sell their Rights prior to the Expiration Date will relinquish the value inherent in the Rights. Accordingly, shareholders are strongly urged to exercise or sell their Rights prior to the Expiration Date.

    The Common Stock is listed on the New York Stock Exchange under the symbol
"MXP." On June   , 1996, the last reported sale price of the Common Stock on the
New York Stock Exchange was $         per share. Application has been made to
list the Series A Preferred Stock on the New York Stock Exchange under the symbol "MXPPrA." It is anticipated that the Rights will trade on the New York Stock Exchange under the symbol "MXPPrA-RT" until the close of business on the last trading day preceding the Expiration Date.

    SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SERIES A PREFERRED STOCK OFFERED HEREBY.
                            ------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

- ------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------
                                           SUBSCRIPTION            UNDERWRITING             PROCEEDS TO
                                               PRICE                 DISCOUNT               COMPANY(1)
- ------------------------------------------------------------------------------------------------------------
Per share of Series A Preferred                $2.26                    --                 $132,000,000
  Stock.............................
- ------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------

(1) Before deducting expenses payable by the Company with respect to the Rights Offering, estimated at approximately $8,000,000.
                            ------------------------
                THE DATE OF THIS PROSPECTUS IS           , 1996.

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THIS OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY AGENT OR UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, RIGHTS, PREFERRED STOCK OR COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        -----
Prospectus Summary....................................................................      3
Risk Factors..........................................................................     14
Use of Proceeds.......................................................................     21
Capitalization........................................................................     22
Dilution..............................................................................     23
Price Range of Common Stock and Dividend Policy.......................................     24
The Rights Offering...................................................................     25
Unaudited Pro Forma Financial Information.............................................     32
Selected Historical Financial Data....................................................     37
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..........................................................................     38
Business..............................................................................     45
Management............................................................................     63
Executive Compensation................................................................     66
Security Ownership of Certain Beneficial Owners and Management........................     72
The Stock Purchase Agreement..........................................................     75
Description of New Debt...............................................................     78
Description of Capital Stock..........................................................     79
Certain Federal Income Tax Considerations.............................................     87
Legal Matters.........................................................................     89
Experts...............................................................................     89
Additional Information................................................................     89
Incorporation of Certain Documents by Reference.......................................     90
Glossary of Selected Oil and Gas Terms................................................     91
Index to Consolidated Financial Statements............................................    F-1

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical fact included in this Prospectus, including without limitation, the statements under "Prospectus Summary," "Risk Factors -- Financial Risks -- High Leverage," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital Resources and Liquidity," "Certain Federal Income Tax Considerations -- Tax Consequences to Holders of Rights" and Notes 2 and 4 to the Consolidated Financial Statements located elsewhere herein regarding Mesa's financial position and liquidity, the amount of and its ability to make debt service payments and payments of dividends, its strategic alternatives, financial instrument covenant compliance, cost reduction efforts and other matters, are forward-looking statements. Although Mesa believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from Mesa's expectations ("Cautionary Statements") are disclosed in this Prospectus, including without limitation in conjunction with the forward-looking statements included in this Prospectus. All subsequent written and oral forward-looking statements attributable to Mesa or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.

                              CERTAIN ASSUMPTIONS

     Statements in this Prospectus assume that the First Closing, as described on page 3, has occurred. The share numbers and related data contained in this Registration Statement do not give effect to a proposed 1-for-4 reverse stock split with respect to the outstanding shares of Common Stock (and the related effect on the number and price of the shares of Preferred Stock to be issued in the Recapitalization) that will be submitted for the approval of shareholders at
a special meeting to be held on June   , 1996.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus or incorporated by reference in this Prospectus. Unless the context otherwise requires, the term "Mesa" means MESA Inc. and its subsidiaries taken as a whole and includes the Company's predecessors. Quantities stated as equivalent natural gas reserves are based on a factor of six thousand cubic feet of natural gas per barrel of liquids. Certain terms relating to the oil and gas business and used herein are defined in the "Glossary of Selected Oil and Gas Terms" included elsewhere in this Prospectus.

                                  THE COMPANY

     Mesa is one of the largest independent oil and gas companies in the United States, with approximately 1.9 Tcfe of proved reserves as of December 31, 1995. Approximately 95% of Mesa's reserves are concentrated in the Hugoton field in southwest Kansas and the West Panhandle field in Texas. These fields, which are part of one contiguous reservoir, are considered to be among the premier natural gas properties in the United States and are characterized by long lived reserves and stable production. Despite operating under significant capital constraints since 1990, Mesa has maintained a large, concentrated and efficiently managed asset base.

THE RECAPITALIZATION

     The Rights Offering is the final step in, and an integral part of, Mesa's Recapitalization. The Recapitalization consists of a series of transactions that are intended to deleverage and recapitalize Mesa through the issuance of $265 million in equity and the repayment and/or refinancing of substantially all of Mesa's $1.2 billion of debt existing prior to the Recapitalization. The Recapitalization is the result of a lengthy evaluation of Mesa's strategic alternatives, including the solicitation of proposals for a sale of Mesa, a stock-for-stock merger, joint ventures, asset sales, equity infusions and refinancing transactions. At a special meeting of Mesa's shareholders held on
June   , 1996 (the "Special Meeting"), the shareholders approved certain proposals that permitted Mesa to proceed with the Recapitalization, including the sale of Preferred Stock to DNR.

     The Recapitalization is being effected in two stages, the first of which
occurred on June   , 1996 (the "First Closing"):

  First Closing

     At the First Closing, the following transactions occurred concurrently:

     - Sale of Equity to DNR. Mesa sold an aggregate of $133 million of Series B Preferred Stock to DNR pursuant to the Stock Purchase Agreement (an aggregate of 58,849,557 shares at $2.26 per share).

     - Execution of New Credit Facility. Mesa entered into and made initial borrowings under a new seven year, $500 million senior secured revolving credit facility (the "New Credit Facility") with The Chase Manhattan Bank, N.A., Chemical Bank and Bankers Trust Company, as co-agents.

     -  Issuance of Notes. Mesa issued and sold (i) $325 million principal
        amount of      % Senior Subordinated Notes due 2006 (the "Senior
        Subordinated Notes") and (ii) $175 million in initial accreted value of
             % Senior Subordinated Discount Notes due 2006 (the "Discount Notes" and, together with the Senior Subordinated Notes, the "Notes").

      - Refinancing of Existing Debt. Mesa applied the proceeds from (i) the sale of equity to DNR, (ii) borrowings under the New Credit Facility,
        (iii) the issuance of the Notes and (iv) cash and investments balances to repay and/or refinance substantially all of its then existing debt. The New Credit Facility, the issuance of the Notes and the application of the net proceeds therefrom are referred to herein as the "Debt Refinancing."

  Second Closing

     At the completion of the Rights Offering made hereby (the "Second Closing"), the following will occur concurrently:

     - Rights Offering. Mesa will issue and sell up to an aggregate of approximately $132 million of Series A Preferred Stock to investors who subscribe to purchase shares of Series A Preferred Stock in the Rights Offering. The Rights Offering will permit such investors to purchase shares of Series A Preferred Stock at the same $2.26 per share price being paid by DNR for shares of Series B Preferred Stock pursuant to the Stock Purchase Agreement.

     - DNR Standby Commitment. Pursuant to the Standby Commitment, DNR will purchase additional shares of Series B Preferred Stock equal to the number of shares of Series A Preferred Stock, if any, not purchased in the Rights Offering, at the same $2.26 per share price at which Rights holders may subscribe to purchase shares of Series A Preferred Stock. DNR's obligation to purchase additional shares of Series B Preferred Stock pursuant to the Standby Commitment is secured by a bank letter of credit in favor of Mesa. A substantial portion of the funds received at the Second Closing will be used to repay a portion of the borrowings incurred under the New Credit Facility at the First Closing.

     As used herein, the term "Recapitalization" refers to the purchase by DNR of shares of Series B Preferred Stock, the Debt Refinancing and the Rights Offering.

EFFECTS OF THE RECAPITALIZATION

     The Recapitalization will enhance Mesa's ability to compete in the oil and gas industry by substantially increasing its cash flow available for investment and improving its ability to attract capital, which will increase Mesa's ability to pursue investment opportunities. Specifically, Mesa's financial condition will improve significantly as a result of the Recapitalization due to (i) a significant reduction in total debt outstanding, (ii) a reduction in annual cash interest expense of approximately $75 million, (iii) the implementation of a cost savings program designed to reduce annual general and administrative and other operating overhead expenses by approximately $10 million and (iv) the extension of maturities on its long term debt, which will eliminate Mesa's present liquidity concerns.

CONTROL OF MESA

     At the First Closing, DNR obtained the right to nominate and elect a majority of Mesa's Board of Directors (the "Board"). On that date, all of Mesa's
directors other than Boone Pickens,             and             resigned in
accordance with the terms of the Stock Purchase Agreement, and DNR elected Richard E. Rainwater, Darla D. Moore, Kenneth A. Hersh and Philip B. Smith to the Board. See "Management." This right to elect a majority of the Board will continue so long as DNR and its affiliates own Series B Preferred Stock and meet certain minimum stock ownership requirements. See "Description of Capital
Stock -- Preferred Stock."

     DNR intends to implement an orderly transition and succession plan for Mesa's senior management. Such plans are being developed.

RESERVES

     Approximately 65% of Mesa's total equivalent proved reserves are natural gas and the balance are principally natural gas liquids ("NGLs") which are extracted from natural gas. Approximately 95% of Mesa's proved reserves are developed. The estimated future net cash flows before income taxes from Mesa's proved reserves, as of December 31, 1995, aggregated approximately $2.4 billion and had a pre-tax net present value, discounted at 10%, of approximately $1.0 billion.

     Hugoton Field. Mesa's most significant asset is its interest in the Hugoton field, the largest producing gas field in the United States. Mesa's Hugoton properties, which represent approximately 13% of the total field, contain 1.2 Tcfe of proved reserves. Mesa holds 230,000 net acres in the Hugoton field, covering approximately 400 square miles. Mesa's properties are concentrated in the center of the field and thus benefit from better reservoir characteristics, including thicker productive zones, higher porosity and higher permeability. Management believes that, as a result, Mesa's Hugoton properties will have a longer productive life and higher natural gas recoveries than properties located in other parts of the Hugoton field.

     Mesa has working interests in approximately 1,100 wells in the Hugoton field, 950 of which it operates, and royalty interests in approximately 300 additional wells. Mesa's Hugoton properties are capable of producing over 230 MMcf of natural gas per day. Over the past several years, Mesa has concentrated its efforts on fully developing its existing long lived reserve base. In the Hugoton field, these efforts have included infill drilling, installing additional compression and gathering facilities and the construction of the Satanta processing plant. The Satanta plant has the ability to extract a greater quantity of NGLs per Mcf of natural gas than the plant it replaced, and has the added ability to reject nitrogen, recover helium and produce liquefied natural gas ("LNG").

     West Panhandle Field. Mesa's other principal asset is its interest in the West Panhandle field, which is located in the Texas panhandle. Mesa's West Panhandle properties contain approximately 600 Bcfe of proved reserves. Natural gas from these properties is produced from approximately 600 wells, all of which are operated by Mesa, on over 185,000 net acres. Mesa's West Panhandle field production is processed through Mesa's Fain processing plant, and is governed by an agreement between Mesa and Colorado Interstate Gas Company ("CIG"). Since 1994, Mesa's entitlement to its share of West Panhandle gas production has been limited by certain provisions of an agreement with CIG. Beginning in 1997, such limitations will expire, subject to certain seasonal and daily entitlements of CIG.

     In the West Panhandle field, development activities over the last six years have included 357 well workovers and redrilling projects, the addition of compression and the expansion of processing facilities. In addition, Mesa has identified approximately 120 locations that have additional production potential from new areas or deeper zones that it plans to redrill over a three year period that began in early 1996. Mesa is also currently expanding the Fain plant to increase processing capacity and NGL recoveries. As a result of these activities and the expiration of the contractual production limitation, Mesa expects to increase its share of production from the West Panhandle field from 1997 onward.

     Gulf of Mexico Properties. Beginning in late 1994, Mesa began to direct a greater portion of its capital spending towards exploration and development in the Gulf of Mexico. Since that time, Mesa has successfully completed 17 out of 19 wells. Through December 31, 1995, Mesa's Gulf of Mexico activities have added 51 Bcfe of proved reserves. As a result, Mesa's offshore production increased by approximately 50% on an Mcfe basis from 1994 to 1995. Offshore production gains have continued into 1996, with first quarter offshore production having increased on an Mcfe basis by approximately 23% over fourth quarter 1995 levels. Because Mesa has existing production facilities offshore, it has been able to bring new wells on production quickly and at a lower cost than could be achieved otherwise. Mesa owns interests in 45 blocks in the Gulf of Mexico, covering approximately 200,000 acres. Application of 3-D seismic technology to Mesa's substantial Gulf of Mexico acreage represents a significant future opportunity to increase reserves and cash flow. At the April 1996 federal lease sale in the Gulf of Mexico, Mesa was the sole high bidder for one block and a participating high bidder for five additional blocks covering 28,000 acres for a total of $500,000. Acceptance of these bids is subject to governmental approval.

BUSINESS STRENGTHS

     Mesa believes it has certain strengths that provide it with significant competitive advantages, including the following:

     - Long Reserve Life. Mesa's properties have an estimated reserve life, calculated by dividing total proved reserves by annual production, of approximately 15 years, which is among the longest reserve lives of any domestic oil and gas company. As a result of the long lived nature of its properties, Mesa has lower reinvestment requirements to maintain reserve quantities, production levels and values than many of its competitors. The pre-tax net present value of Mesa's proved reserves has exhibited considerable stability over the last five years, ranging from approximately $1.2 billion to approximately $1.0 billion.

     - High Percentage of Proved Developed Producing Reserves. Approximately 95% of Mesa's reserves are classified as proved developed producing. The highly developed nature of these reserves results in relatively low capital expenditures to maintain production. The combined effect of a highly developed and long lived reserve base provides Mesa a long term source of cash flow to invest in future growth opportunities.

     - High Degree of Operational Control. Mesa operates over 90% of the wells in which it has working interests, which provides Mesa with control over the amount and timing of capital and operating expenditures. Mesa also owns and operates all of the processing facilities and a substantial majority of the gathering assets that service its onshore production. Control over these assets reduces operating expenses and enhances operational flexibility. These factors provide Mesa with significant operating advantages, such as the ability to (i) shift production into the heating season, when prices are generally higher, (ii) vary the recovery of NGLs to optimize its revenue mix, (iii) avoid production curtailments due to capacity constraints and (iv) reduce abandonment pressures for its wells, which should increase ultimate recoverable reserves.

     - Low Cost Operator. Mesa's reserves are primarily recovered from low pressure, shallow gas fields. Consequently, production costs are low and averaged $0.57 per Mcfe of production in 1995.

     - Expertise in Midcontinent and Gulf of Mexico. The Midcontinent, where the Hugoton and West Panhandle fields are located, and the Gulf of Mexico are two of the most prolific gas producing regions in the United States. Mesa's personnel have substantial operational expertise and experience in the oil and gas industry, particularly with respect to the technical challenges of these regions. Mesa's operations and exploration staff has extensive experience with the federal, state and local agencies with responsibility for these regions. This experience provides a significant base upon which to expand Mesa's operations as cash flow and additional capital become available for investment following the Recapitalization.

BUSINESS STRATEGY

     Following the Recapitalization, Mesa intends to position itself as a leading independent oil and gas exploration and production company by implementing the following primary strategies:

     - Balanced Reserve Growth. Mesa plans to increase reserves and cash flow by pursuing a balanced strategy of blending property acquisitions with development drilling and exploration. In pursuit of its strategy, Mesa intends to target (i) strategic property acquisitions that complement Mesa's existing asset base, (ii) long term development projects that provide a stable and low risk portfolio of reinvestment opportunities and (iii) limited exposure to higher risk exploration activities.

     - Exploitation of Existing Assets. Mesa will continue to focus on exploiting its existing asset base by undertaking projects related to development drilling, expansion of gathering systems, increased compression, enhancement of processing facilities and value added marketing activities.

     - Reduction in Costs. Mesa intends to maintain a low cost structure to maximize free cash flow available for investment. To this end, Mesa has already implemented the first steps of a program designed to reduce annual general and administrative and other operating overhead expenses by approximately $10 million.

     -  Increased Financial Flexibility. After completion of the
        Recapitalization, Mesa's financial flexibility will increase substantially. Mesa is committed to maintaining financial flexibility to enable it to access various forms of capital in order to successfully execute its growth strategy.

                           SOURCES AND USES OF FUNDS

     The following table sets forth the proposed sources and uses of the proceeds of the Recapitalization, after giving effect to the First Closing and the Second Closing, assuming the Recapitalization had been completed as of December 31, 1995. See "Use of Proceeds" for additional detail.

                                                                                AMOUNTS
                                                                         ---------------------
                                                                         (DOLLARS IN MILLIONS)
    SOURCES
    New Credit Facility (a)(b).........................................        $   307.9
    Senior Subordinated Notes..........................................            325.0
    Discount Notes.....................................................            175.0
    Preferred Stock....................................................            265.0
    Cash and investments (c)...........................................            253.1
                                                                               ---------
      Total sources....................................................        $ 1,326.0
                                                                               =========
    USES
    Repayment of HCLP Secured Notes (b)................................        $   504.7
    Repayment of Old Credit Facility (a)...............................             61.1
    Redemption of 12 3/4% Secured Discount Notes due 1998..............            617.4
    Redemption of 12 3/4% Discount Notes due 1996......................             39.7
    Redemption of 13 1/2% Subordinated Notes due 1999..................              7.6
    Transaction expenses...............................................             35.0
    Accrued interest...................................................             60.5
                                                                               ---------
      Total uses.......................................................        $ 1,326.0
                                                                               =========

- ---------------

(a) Reflects initial borrowings under the $500 million New Credit Facility. Amounts under the New Credit Facility and Mesa's previous credit facility (the "Old Credit Facility") do not include approximately $11.4 million in letters of credit outstanding.

(b) Does not include a prepayment premium upon early retirement of the Secured Notes (the "HCLP Secured Notes") of Hugoton Capital Limited Partnership ("HCLP"), a former subsidiary.

(c) Includes approximately $148.1 million in cash and cash investments, $38.3 million in investments, $57.7 million in restricted cash of HCLP and $9.0 million of refundable prepaid interest, as included in Mesa's Consolidated Balance Sheet as of December 31, 1995. This represents substantially all of Mesa's cash and cash investments, investments and restricted cash balances at December 31, 1995.

                                  RISK FACTORS

     See "Risk Factors" for a discussion of certain factors that should be considered in connection with an investment in the Series A Preferred Stock offered hereby, including information regarding Mesa's highly leveraged capital structure and continuing losses, the uncertainty of natural gas and NGL prices and certain risks associated with the Rights Offering.

                             ---------------------

     Mesa maintains its principal executive offices at 1400 Williams Square West, 5205 North O'Connor Boulevard, Irving, Texas 75039, where its telephone number is (214) 444-9001.

                              THE RIGHTS OFFERING

Rights.....................  Each holder of Common Stock will receive .912 transferable Rights for each share of Common Stock
                             held of record by such holder on June   , 1996 (the
                             "Record Date"). No fractional rights or cash in lieu thereof will be distributed by Mesa; instead, the number of Rights distributed by Mesa to each holder of Common Stock will be rounded up to the nearest whole number. An aggregate of approximately 58,407,080 Rights will be distributed pursuant to the Rights Offering. One Right plus $2.26 in cash will entitle the holder to one share of Series A Preferred Stock. An aggregate of approximately 58,407,080 shares of Series A Preferred Stock will be sold upon exercise of the Rights, assuming all Rights are exercised in full. See "The Rights Offering -- The Rights."

Basic Subscription
Privilege..................  One Right will entitle the holder thereof to receive, upon payment of the Subscription Price, one share of Series A Preferred Stock (the "Basic Subscription Privilege"). See "The Rights Offering -- Subscription Privileges -- Basic Subscription Privilege."

Oversubscription
Privilege..................  Each holder of Rights who exercises in full such holder's Basic Subscription Privilege may also subscribe at the Subscription Price for additional shares of Series A Preferred Stock available as a result of unexercised Rights, if any (the "Oversubscription Privilege"). If an insufficient number of shares of Series A Preferred Stock is available to satisfy fully all exercises of the Oversubscription Privilege, the available shares will be prorated among holders who exercise their Oversubscription Privilege in proportion to the respective number of Rights exercised by the beneficial holder pursuant to the Basic Subscription Privilege. See "The Rights
                             Offering -- Subscription
                             Privileges -- Oversubscription Privilege."

Subscription Price.........  $2.26 in cash per share of Series A Preferred Stock

Expiration Date............  5:00 p.m., New York City time, July   , 1996
                             (subject to extension by the Company). Rights not exercised prior to the Expiration Date will be void and will no longer be exercisable by any Rights holder.

Procedure for Exercising
  Rights...................  The Basic Subscription Privilege and the
                             Oversubscription Privilege may be exercised by properly completing and signing the Subscription Certificate evidencing the Rights (each, a "Subscription Certificate") and forwarding such Subscription Certificate (or following the guaranteed delivery procedures), together with payment of the Subscription Price for each share of Series A Preferred Stock subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege, to American Stock Transfer & Trust Company, as subscription agent (the "Subscription Agent"), on or prior to the Expiration Date. If forwarding Subscription Certificates by mail, it is recommended that insured, registered mail be used. No interest will be paid on funds delivered in payment of the Subscription Price. See "The Rights
                             Offering -- Exercise of Rights."

NO REVOCATION..............  ONCE A HOLDER OF RIGHTS HAS EXERCISED THE BASIC
                             SUBSCRIPTION PRIVILEGE OR THE OVERSUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED. SEE "THE RIGHTS OFFERING -- NO REVOCATION."

Transferability of
Rights.....................  The Rights are transferable, and it is expected that they will trade on the New York Stock Exchange until the close of business on the last New York Stock Exchange trading day prior to the Expiration Date. There can be no assurance, however, that a market for the Rights will develop or, if a market develops, that the market will remain available throughout the period during which Rights may be exercised, or as to the price at which the Rights will trade. See "The Rights Offering -- Method of Transferring Rights."

Standby Commitment.........  DNR has agreed to purchase an additional number of shares of Series B Preferred Stock equal to the number of shares of Series A Preferred Stock not purchased pursuant to the exercise of Rights, also at a price of $2.26 per share. DNR's obligation to purchase additional shares of Series B Preferred Stock pursuant to the Standby Commitment is secured by a bank letter of credit in favor of Mesa. See "The Stock Purchase Agreement."

Preferred Stock............  The terms of the Series A Preferred Stock and
                             Series B Preferred Stock are identical in all respects, except as described below under "Voting Rights" and "Transferability; Conversion of Series B to Series A Preferred Stock."

                             Conversion. Each share of Preferred Stock will be convertible into one share of Common Stock (subject to adjustment) at the option of the holder at any time prior to redemption.

                             Dividends. Dividends on the Preferred Stock will be cumulative from the date of issuance and will be payable quarterly at the rate of 8% per annum of the stated value per share (initially $2.26) on the last business day of March, June, September and December of each year, beginning September 30, 1996. During the first four years following the issue date, all dividends will be paid in kind with additional shares of Preferred Stock based on the stated value of such shares. Thereafter, Mesa may elect to pay dividends in cash rather than in kind if certain financial tests are satisfied. To the extent dividends are not paid in cash or in kind on a scheduled dividend payment date, all accrued but unpaid dividends will be added to the stated value of the shares of Preferred Stock outstanding, and dividends will accrue and be paid thereafter on the basis of such stated value, as adjusted.

                             Redemption. The Preferred Stock is redeemable in whole or in part at the option of Mesa on any dividend payment date after the 30th day following the tenth anniversary of the original issue date, and any shares of Preferred Stock that remain outstanding must be redeemed on June 30, 2008. In either case, the redemption price will be equal to the stated value of the shares being redeemed, plus all accrued but unpaid dividends that have not been added to such stated value, and will be payable in cash or shares of Common Stock, at Mesa's option.

                             Liquidation. The liquidation preference of the Preferred Stock is $2.26 per share, plus accrued and unpaid dividends.

                             Voting Rights. The Series A Preferred Stock and the Series B Preferred Stock will vote with the Common Stock as a single class on all matters brought before the shareholders, except as otherwise required by law and except for certain special voting rights of the Series B Preferred

                             Stock, including the right of the holders of the Series B Preferred Stock to elect a majority of the members of the Board, and certain rights of the holders of Series A Preferred Stock to elect two directors in the event of certain dividend arrearages.

                             Ownership Percentages. Following consummation of the Rights Offering (assuming all Rights are exercised in full), (i) the shares of Series A Preferred Stock will constitute 32.2% of the total Common Stock outstanding, and (ii) the shares of Series B Preferred Stock outstanding will constitute 50.1% of the total shares of Preferred Stock outstanding and 32.5% of the total Common Stock outstanding (in each case on a fully diluted basis, excluding stock options and before giving effect to the payment of any dividends in kind).

                             Transferability and Conversion of Series B
                             Preferred Stock. Upon any transfer of shares of Series B Preferred Stock, or the beneficial ownership thereof, to any person other than DNR, its partners and their respective affiliates, such shares will automatically convert to an equal number of shares of Series A Preferred Stock. In addition, at such time as certain minimum ownership requirements are no longer met, all shares of Series B Preferred Stock then outstanding will automatically convert into an equal number of shares of Series A Preferred Stock. For further information regarding the rights and preferences of the Series A and Series B Preferred Stock, see "Description of Capital Stock -- Preferred Stock."

Certain Federal Income Tax
  Considerations...........  For United States federal income tax purposes,
                             Rights holders generally will not recognize taxable income in connection with the issuance to them or exercise by them of Rights. Rights holders may incur gain or loss upon the sale of the Rights or the shares of Series A Preferred Stock acquired upon exercise of the Rights or upon the receipt of dividends. See "Certain Federal Income Tax Considerations."

Use of Proceeds............  The net proceeds from the Rights Offering and the sale of the Series B Preferred Stock pursuant to the Stock Purchase Agreement will be approximately $265 million which, together with the initial borrowings under the New Credit Facility, proceeds from the issuance and sale of the Notes and existing cash and investments balances, have been or will be used by Mesa to repay and/or refinance substantially all of Mesa's debt existing prior to the Recapitalization, and to pay fees and expenses incurred in connection with the Recapitalization. See "Use of Proceeds."

NYSE Symbols...............  The Common Stock is traded on the New York Stock
                             Exchange under the symbol "MXP." It is anticipated that the Rights and the Series A Preferred Stock will trade on the New York Stock Exchange under the symbols "MXPPrA-RT" and "MXPPrA," respectively.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following table sets forth summary historical consolidated financial data with respect to Mesa for the periods ended and as of the dates indicated. The summary historical consolidated statement of operations data for the years ended December 31, 1993, 1994 and 1995 and the historical consolidated balance sheet data as of December 31, 1994 and 1995 are derived from the audited Consolidated Financial Statements included elsewhere in this Prospectus. This information should be read in conjunction with the Consolidated Financial Statements and the notes thereto appearing elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." See "Selected Historical Financial Data." The summary historical consolidated statement of operations data for the years ended December 31, 1991 and 1992 and the summary historical consolidated balance sheet data as of December 31, 1991, 1992 and 1993 are derived from audited Consolidated Financial Statements that are not included in this Prospectus.

     The following table also sets forth certain unaudited summary pro forma financial data of Mesa for the periods ended and as of the dates indicated. The unaudited summary pro forma statement of operations data give effect to the Recapitalization as if the Recapitalization had occurred on January 1, 1995. The unaudited summary pro forma balance sheet data give effect to the Recapitalization as if the Recapitalization had occurred on December 31, 1995. See "Use of Proceeds." The unaudited summary pro forma financial data does not purport to represent what Mesa's results of operations or financial condition would actually have been had the Recapitalization been consummated as of such dates or to project Mesa's results of operations or financial condition for any future period or as of any future date. The unaudited summary pro forma financial data should be read in conjunction with the Unaudited Pro Forma Financial Information and the notes thereto. See "Unaudited Pro Forma Financial Information" and the separate historical Consolidated Financial Statements and notes thereto appearing elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                   YEARS ENDED DECEMBER 31,
                                                                   --------------------------------------------------------
                                                                     1991        1992        1993        1994        1995
                                                                   --------    --------    --------    --------    --------
                                                                       (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Natural gas....................................................  $  169.9    $  157.6    $  141.8    $  139.6    $  129.6
  Natural gas liquids............................................      62.0        59.7        61.4        72.7        75.3
  Oil and condensate.............................................      16.1        18.7        12.4         7.9        19.6
  Other..........................................................       1.5         1.1         6.6         8.5        10.5
                                                                   --------    --------    --------    --------    --------
Total revenues...................................................     249.5       237.1       222.2       228.7       235.0
                                                                   --------    --------    --------    --------    --------
Costs and expenses:
  Lease operating................................................      46.9        43.9        51.8        52.7        51.8
  Production and other taxes.....................................      18.9        18.6        20.4        21.3        18.4
  Exploration charges............................................       4.7        10.0         2.7         5.2         6.6
  General and administrative.....................................      27.8        24.5        25.2        28.5        26.8
  Depreciation, depletion and amortization.......................     117.1       113.9       100.1        92.3        83.4
                                                                   --------    --------    --------    --------    --------
Total costs and expenses.........................................     215.4       210.9       200.2       200.0       187.0
                                                                   --------    --------    --------    --------    --------
Operating income.................................................      34.1        26.2        22.0        28.7        48.0
Net interest expense (a).........................................    (134.3)     (129.9)     (131.3)     (131.3)     (132.7)
Other income (b).................................................      21.0        14.5         6.9        19.2        27.1
                                                                   --------    --------    --------    --------    --------
Net loss.........................................................  $  (79.2)   $  (89.2)   $ (102.4)   $  (83.4)   $  (57.6)
                                                                   ========    ========    ========    ========    ========
Net loss per common share........................................  $  (2.05)   $  (2.31)   $  (2.61)   $  (1.42)   $  (0.90)
                                                                   ========    ========    ========    ========    ========
Pro forma net loss available to Common Stock.....................                                                  $  (24.0)
                                                                                                                   ========
Pro forma net loss per common share..............................                                                  $  (0.37)
                                                                                                                   ========
OTHER FINANCIAL DATA:
EBITDA (c).......................................................  $  155.9    $  150.1    $  124.8    $  126.2    $  138.0
Net cash interest expense (d)....................................     130.9       126.1        78.0        47.8        90.4
Capital expenditures.............................................      31.9        69.2        29.6        32.6        42.3
Ratios:
  EBITDA to net interest expense.................................       1.2x        1.2x        1.0x        1.0x        1.0x
  EBITDA to net cash interest expense............................       1.2x        1.2x        1.6x        2.6x        1.5x
  Earnings to fixed charges (e)..................................        NM          NM          NM          NM          NM
  Total debt to EBITDA...........................................       8.4x        8.6x       10.0x        9.7x        9.0x
Pro Forma:
  EBITDA (c).....................................................                                                  $  145.0
  Net interest expense (b).......................................                                                      84.2
  Net cash interest expense (d)..................................                                                      60.0
Pro Forma Ratios:
  EBITDA to net interest expense.................................                                                       1.7x
  EBITDA to net cash interest expense............................                                                       2.4x
  Earnings to fixed charges (e)..................................                                                        NM
  Total debt to EBITDA...........................................                                                       5.6x
BALANCE SHEET DATA (END OF PERIOD):
Cash and investments (f).........................................  $  260.3    $  169.1    $  150.0    $  162.5    $  187.4
Total assets.....................................................   1,832.8     1,676.5     1,533.4     1,484.0     1,464.7
Long term debt, including current maturities.....................   1,310.7     1,286.2     1,241.3     1,223.3     1,236.7
Stockholders' equity.............................................     273.6       184.4       112.1       124.6        67.0
Pro forma:
  Cash and investments...........................................                                                       1.0
  Long term debt, including current maturities...................                                                     813.2
  Stockholders' equity...........................................                                                     304.6

- ---------------

(a) Net interest expense represents total interest expense less interest income.

(b) See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Other Income (Expense)" for additional detail.

(c) EBITDA represents operating income plus exploration charges and depreciation, depletion and amortization expense. EBITDA is not presented as an indicator of Mesa's operating performance or as a measure of liquidity.

(d) During the periods presented, certain of Mesa's total interest expense consisted of non-cash amortization of debt issuance costs and of accretion of interest on certain discount notes. Such accreted interest was added to the balance of the discount notes rather than paid in cash. Net cash interest expense reflects net interest expense less amortization of debt issuance costs and accretion of interest on discount notes.

(e) For the purpose of determining the ratio of earnings to fixed charges, earnings are defined as net loss plus fixed charges. Fixed charges consist of interest expense and capitalized interest. Earnings were inadequate to cover fixed charges for each of the years ended December 31, 1991 through December 31, 1995 by $79.2 million, $91.6 million, $105.3 million, $83.5 million and $58.5 million, respectively. For the year ended December 31, 1995, on a pro forma basis, earnings were inadequate to cover fixed charges by $3.0 million and were inadequate to cover fixed charges and preferred dividends by $24.8 million.

(f) At December 31, 1995, cash and investments includes $149.1 million of cash and cash investments and $38.3 million of investments.

                      SUMMARY RESERVE AND PRODUCTION DATA

                                                                                   YEARS ENDED DECEMBER 31,
                                                                   --------------------------------------------------------
                                                                     1991        1992        1993        1994        1995
                                                                   --------    --------    --------    --------    --------
                                                                          (DOLLARS IN MILLIONS, EXCEPT PER UNIT DATA)
PROVED RESERVES(A)(B):
  Natural gas (Bcf)..............................................   1,368.0     1,276.0     1,202.4     1,303.2     1,218.0
  Natural gas liquids (MMBbls)...................................      79.3        80.1        79.2        84.4       101.9
  Oil and condensate (MMBbls)....................................       4.0         7.3         3.3         5.0         9.5
  Natural gas equivalents (Bcfe).................................   1,867.3     1,800.4     1,697.1     1,839.8     1,886.5
  Percentage proved developed....................................        98%         95%         96%         96%         95%
PRODUCTION DATA:
  Natural gas (Bcf)..............................................     108.5        89.5        79.8        82.3        77.3
  Natural gas liquids (MMBbls)...................................       4.7         4.8         5.1         6.9         6.6
  Oil and condensate (MMBbls)....................................       0.8         1.0         0.7         0.5         1.2
  Natural gas equivalents (Bcfe).................................     141.5       124.5       114.5       127.1       123.9
PRICES AT DECEMBER 31(B):
  Natural gas (per Mcf)..........................................  $   1.83    $   1.94    $   2.14    $   1.66    $   1.95
  Natural gas liquids (per Bbl)..................................     14.57       12.34       10.97       12.98       11.87
FUTURE NET CASH FLOWS, BEFORE TAX(B):
  Gross..........................................................  $2,599.0    $2,408.0    $2,306.2    $2,225.8    $2,449.8
  Discounted at 10%..............................................   1,181.0     1,167.7     1,068.7       988.3     1,040.4
RESERVE LIFE INDEX (YEARS)(C)....................................      13.2        14.5        14.8        14.5        15.2
RESERVE ADDITIONS (BCFE):
  Extensions and discoveries.....................................      10.1        82.6         9.8         9.2        48.5
  Acquisitions...................................................       1.5         0.6         0.2         0.8         1.0
  Revisions(a)...................................................    (119.6)       (6.3)       25.8       259.8       121.2
                                                                   --------    --------    --------    --------    --------
  Net additions (reductions).....................................    (108.0)       76.9        35.8       269.8       170.7
                                                                   ========    ========    ========    ========    ========
RESERVE REPLACEMENT(D):
  Total..........................................................       (76)%        62%         31%        212%        138%
  Total, excluding revisions.....................................         8%         67%          9%          8%         40%
COSTS INCURRED:
  Acquisition....................................................  $    5.4    $    0.1    $    0.1    $    3.0    $    0.4
  Exploration....................................................       7.9        15.2         2.7         5.2         8.2
  Development....................................................      12.4         6.9         2.4        14.0        14.6
                                                                   --------    --------    --------    --------    --------
    Total acquisition, exploration and development...............      25.7        22.2         5.2        22.2        23.2
  Facilities.....................................................      10.3        49.5        24.1        11.5        15.7
                                                                   --------    --------    --------    --------    --------
    Total costs incurred.........................................  $   36.0    $   71.7    $   29.3    $   33.7    $   38.9
                                                                   ========    ========    ========    ========    ========
FINDING COSTS (PER MCFE)(E):
  Total..........................................................  $     NM    $   0.93    $   0.82    $   0.12    $   0.23
  Total, excluding revisions and facilities......................      2.22        0.27        0.52        2.22        0.47
PER MCFE DATA:
  Total revenue..................................................  $   1.76    $   1.90    $   1.88    $   1.73    $   1.81
  Production costs(f)............................................      0.47        0.50        0.63        0.58        0.57
                                                                   --------    --------    --------    --------    --------
  Gross margin(g)................................................      1.29        1.40        1.25        1.15        1.24
  General and administrative expense.............................      0.20        0.20        0.22        0.23        0.22
                                                                   --------    --------    --------    --------    --------
  Gross profit(h)................................................  $   1.09    $   1.20    $   1.03    $   0.92    $   1.02
                                                                   ========    ========    ========    ========    ========

- ---------------

(a) As of December 31, 1991, 1992 and 1993, the proved oil and gas reserves for substantially all of Mesa's properties were estimated by independent petroleum engineering consultants. Estimates of proved reserves as of December 31, 1994 and 1995 were prepared by Mesa's internal reserve engineers. See "Business -- Reserves."

(b) Proved reserves and future net cash flows were estimated in accordance with Securities and Exchange Commission (the "Commission") guidelines. Prices at December 31 in each of the years 1991 through 1995 were used in the calculation of proved reserves and future net cash flows and were held constant through the periods of estimated production, except as otherwise provided by contract, in accordance with Commission guidelines.

(c) The reserve life index is calculated as proved reserves divided by annual production, both on a Bcfe basis.

(d) Reserve replacement is calculated as reserve additions (reductions) divided by annual production, both on a Bcfe basis. See "Business -- Reserves."

(e) Finding costs are calculated as costs incurred divided by reserve additions (reductions). The average five year finding costs for the period ended December 31, 1995 were $.47 per Mcfe from all sources and $.60 per Mcfe from all sources excluding revisions and facilities. See "Business -- Reserves."

(f) Production costs includes lease operating expenses and production and other taxes.

(g) Gross margin is calculated as total revenue less production costs.

(h) Gross profit is calculated as gross margin less general and administrative expense.

                                  RISK FACTORS

     Holders of Rights should consider carefully the following factors relating to the business of Mesa and the Rights Offering, together with the information and financial data set forth elsewhere in this Prospectus, prior to making an investment decision.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact included in this Prospectus, including without limitation, the statements under "Prospectus Summary," "Risk Factors -- Financial Risks -- High Leverage," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital Resources and Liquidity," "Certain Federal Income Tax Considerations -- Tax Consequences to Holders of Rights" and Notes 2 and 4 to the Consolidated Financial Statements located elsewhere herein regarding Mesa's financial position and liquidity, the amount of and its ability to make debt service payments and payments of dividends, its strategic alternatives, financial instrument covenant compliance, cost reduction efforts and other matters, are forward-looking statements. Although Mesa believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from Mesa's expectations are disclosed in this Prospectus, including without limitation in conjunction with the forward-looking statements included in this Prospectus. All subsequent written and oral forward-looking statements attributable to Mesa or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.

FINANCIAL RISKS

  High Leverage

     Although completion of the Recapitalization will result in a significant reduction of debt, Mesa will continue to be highly leveraged. After giving effect to the consummation of the Recapitalization and the application of the net proceeds therefrom, Mesa would have had total pro forma long term indebtedness (including current maturities) of approximately $813 million and stockholders' equity of approximately $305 million at December 31, 1995. See "Capitalization" and "Unaudited Pro Forma Financial Information."

     Mesa's level of indebtedness following the Recapitalization will have several important effects on its future operations, including that (i) a substantial portion of Mesa's cash flow from operations will be dedicated to the payment of interest on its indebtedness and will not be available for other purposes, (ii) the covenants contained in the New Credit Facility and in the indentures governing the Notes require Mesa to meet certain financial tests and other restrictions, will limit its ability to borrow additional funds, to grant liens and to dispose of assets and will affect Mesa's flexibility in planning for and reacting to changes in its business, including possible acquisition activities, and (iii) Mesa's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired.

     Mesa's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon Mesa's future performance, which will be subject to oil and gas prices, Mesa's level of production and general economic conditions and to financial, business and other factors affecting the operations of Mesa, many of which are beyond its control. There can be no assurance that Mesa's future performance will not be adversely affected by such changes in oil and gas prices and/or production nor by such economic conditions and/or financial, business and other factors.

  History of Losses

     Mesa had net losses of $79.2 million, $89.2 million, $102.4 million, $83.4 million and $57.6 million for the years ended December 31, 1991, 1992, 1993, 1994 and 1995, respectively. Giving effect to the Recapitalization and the application of the proceeds therefrom to repay and/or refinance substantially all of Mesa's existing indebtedness as if the Recapitalization and application of the proceeds had occurred on January 1, 1995, Mesa's pro forma net loss (before preferred stock dividends) for the year ended December 31, 1995, would have been $2.1 million. See "Unaudited Pro Forma Financial Information." Upon consummation of the Recapitalization, annual interest expense is expected to be approximately $90 million initially, with approximately $65 million payable annually in cash during the first five years, which amounts will vary based on outstanding borrowings and interest rates under the New Credit Facility and the accretion of interest on the Discount Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The 8% dividend on the Preferred Stock will be paid in kind (with additional shares of Preferred Stock) rather than in cash for the first four years following issuance. Notwithstanding the improvements in Mesa's capital structure and financial flexibility expected to result from the Recapitalization, Mesa may continue to incur net losses and, to the extent that natural gas prices are low, such losses may be substantial. See "-- Business and Industry Risks -- Volatility of Natural Gas and NGL Prices."

  Accountants' Going Concern Qualification

     Mesa believes the successful completion of the Recapitalization will position it to continue as a going concern and to pursue its business strategies. Mesa's independent public accountants' report on the consolidated financial statements of Mesa for the year ended December 31, 1995 was dated March 6, 1996. This report included a discussion of Mesa's financial condition and liquidity issues and expressed substantial doubt about Mesa's ability to continue as a going concern. As the Recapitalization had not been completed as of the date of their report, the independent public accountants did not consider the effects of the Recapitalization in their assessment of Mesa's ability to continue as a going concern.

TRANSACTION RISKS

  Control by DNR

     Following its purchase of Series B Preferred Stock at the First Closing, DNR elected a majority of the directors on Mesa's Board in accordance with the special voting rights granted to it as holder of the Series B Preferred Stock. Such special voting rights will continue for so long as DNR meets certain minimum ownership requirements. See "Description of Capital Stock -- Preferred Stock." DNR's Board representatives will have significant power and authority over the management and affairs of Mesa and consequently, DNR will have significant control over Mesa. DNR intends to implement an orderly transition and succession plan for Mesa's senior management. Such plans are being developed. There can be no assurance, however, that such plans will not cause disruption to the business and operations of Mesa, nor can there be any assurances regarding the effect that DNR's influence on and participation in the management of Mesa will have on Mesa's financial condition and results of operations. See "Management."

     In addition, in the event that the Rights distributed in the Rights Offering are not fully exercised, DNR has agreed to buy a number of additional shares of Series B Preferred Stock equal to the number of shares of Series A Preferred Stock offered hereby that are not purchased pursuant to the exercise of Rights. Accordingly, if a sufficient number of shares of Series A Preferred Stock are not purchased pursuant to the exercise of Rights, DNR could obtain up to 64.7% of Mesa's voting shares. Even if all of the Rights are exercised, DNR will own 32.5% of the voting shares (excluding dividends paid in kind) and therefore will be in a position to influence actions that require the consent of Mesa's shareholders. Accordingly, DNR will have the ability to control the actions of the Board and to influence and, in certain cases, determine the outcome of matters submitted for the approval of the shareholders.

  Market Considerations

     The Subscription Price was determined by the Board of Directors of the Company through negotiation with Rainwater and may not reflect the actual value of the Company, the Common Stock or the Series A Preferred Stock. There is currently no public market for the Rights or the Series A Preferred Stock. Although it is anticipated that the Rights and the Series A Preferred Stock will trade on the New York Stock Exchange, there can be no assurance that an active public market will develop or be sustained for the Rights or the Series A Preferred Stock, that the market price of the Common Stock will not decline during the subscription period or that, following the issuance of the Rights and of the Series A Preferred Stock upon exercise of Rights, a subscribing Rights holder will be able to sell shares of Series A Preferred Stock purchased in the

Rights Offering at a price equal to or greater than the Subscription Price. The market price of the Series A Preferred Stock could be subject to significant fluctuations in response to Mesa's operating results and other factors, including the size of the public float of the Series A Preferred Stock (which will depend in part on the percentage of the Rights that are exercised pursuant to the Rights Offering).

  Irrevocability of Subscriptions

     The election to exercise Rights is irrevocable. Until certificates representing shares of Series A Preferred Stock are delivered, subscribing Rights holders may not be able to sell such shares. Certificates representing shares of Series A Preferred Stock purchased in the Rights Offering will be delivered by mail as soon as practicable following the Expiration Date. No interest will be paid to Rights holders on funds delivered to the Subscription Agent pursuant to the exercise of Rights pending delivery of such certificates.

  Dividends; Redemption

     Before the fourth anniversary of the issue date, all dividends on the Preferred Stock will be paid in kind with additional shares of Preferred Stock based on the stated value of such shares. Thereafter, Mesa must satisfy certain financial tests in order to pay dividends in cash rather than in kind. The New Credit Facility and the indentures governing the Notes also contain certain restrictions on the payment of cash dividends on the Common Stock and the Preferred Stock that could prohibit the payment of cash dividends on the Preferred Stock for its term. See "Price Range of Common Stock and Dividend Policy." In addition, although the Preferred Stock is subject to mandatory redemption on the twelfth anniversary of the date of issuance, the redemption price may be paid with shares of Common Stock, rather than in cash, at Mesa's option. Mesa will be prohibited from paying dividends on the Common Stock for so long as any shares of Series A Preferred Stock or Series B Preferred Stock are outstanding.

  Certain Federal Income Tax Considerations

     Holders of Common Stock should recognize no income or gain for federal income tax purposes upon the receipt, exercise or lapse of the Rights. Nevertheless, the federal income tax treatment of the distribution of Rights to holders of Common Stock and any subsequent exercise or lapse of such Rights is subject to some uncertainty. In addition, purchasers of Series A Preferred Stock should consider the federal income tax implications arising from the payment of dividends on or the redemption or conversion of shares of Series A Preferred Stock. For example, holders of Series A Preferred Stock who receive dividends paid in kind may be required to include the fair market value of such dividends in gross income for federal income taxes purposes notwithstanding that no cash is received by such holders in respect of such dividends. See "Certain Federal Income Tax Considerations" for a more detailed discussion of the federal income tax consequences resulting from the purchase, ownership and disposition of Rights and shares of Series A Preferred Stock.

BUSINESS AND INDUSTRY RISKS

  Volatility of Natural Gas and NGL Prices

     Revenues generated from Mesa's operations are highly dependent upon the sales prices of, and demand for, natural gas and NGLs. Historically, the markets for natural gas and NGLs have been volatile and are likely to continue to be volatile in the future. Prices for natural gas and NGLs are subject to wide fluctuation in response to market uncertainty, changes in supply and demand and a variety of additional factors, all of which are beyond the control of Mesa. These factors include domestic and foreign political conditions, the overall level of supply of and demand for oil, natural gas and natural gas liquids, the price of imports of oil and natural gas, weather conditions, the price and availability of alternative fuels and overall economic conditions. Mesa's future financial condition and results of operations will be dependent, in part, upon the prices received for Mesa's natural gas production, as well as the costs of acquiring, finding, developing and producing reserves.

     As of December 31, 1995, approximately 65% of Mesa's proved reserves, calculated on an energy-equivalent basis, were natural gas and substantially all of its other reserves were NGLs. Substantially all of Mesa's sales of natural gas and NGLs are made in the spot market, or pursuant to contracts based on spot market prices, and not pursuant to long term, fixed price contracts. Any significant decline in prices for natural gas and NGLs could have a material adverse effect on Mesa's financial condition, results of operations and quantities of reserves recoverable on an economic basis. Should the industry experience significant price declines from current levels or other adverse market conditions, Mesa may not be able to generate sufficient cash flows from operations to meet its obligations and make planned capital expenditures.

     The availability of a ready market for Mesa's natural gas and NGL production also depends on a number of factors, including the demand for and supply of natural gas and NGLs and the proximity of reserves to, and the capacity of, oil and gas gathering systems, pipelines or trucking and terminal facilities.

  Use and Risks of Hedging Transactions and Speculative Investments

     In order to manage its exposure to price risks in the marketing of its oil and natural gas, Mesa has in the past and may in the future enter into oil and natural gas futures contracts on the New York Mercantile Exchange ("NYMEX"), fixed price delivery contracts and financial swaps as hedging devices. While intended to reduce the effects of volatility of the price of oil and natural gas, such transactions may limit potential gains by Mesa if oil and natural gas prices were to rise substantially over the price established by the hedge. In addition, such transactions may expose Mesa to the risk of financial loss in certain circumstances, including instances in which (i) production is less than expected, (ii) there is a widening of price differentials between delivery points for Mesa's production and Henry Hub (in the case of NYMEX futures contracts) or delivery points required by fixed price delivery contracts to the extent they differ from those of Mesa's production, (iii) Mesa's customers or the counterparties to its futures contracts fail to purchase or deliver the contracted quantities of oil or natural gas or (iv) a sudden, unexpected event materially impacts oil or natural gas prices. Mesa also invests from time to time in oil and gas or other futures contracts which are not intended to be hedges of its oil and gas production. Following the Recapitalization, speculative investments in energy futures contracts, which in prior periods have
been profitable, are expected to be limited. As of                , Mesa had no
open speculative positions in energy futures contracts. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Results of Operations" and "-- Other" and Note 3 of Notes to the Consolidated Financial Statements appearing elsewhere in this Prospectus.

  Reserves and Future Net Cash Flows

     Information relating to Mesa's proved oil and gas reserves is based upon engineering estimates. Reserve engineering is a subjective process of estimating the recovery from underground accumulations of oil and natural gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions concerning future oil and gas prices, future operating costs, severance and excise taxes, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. Because all reserve estimates are to some degree speculative, the quantities of oil and natural gas that are ultimately recovered, production and operation costs, the amount and timing of future development expenditures and future oil and natural gas sales prices may all vary from those assumed in these estimates and such variances may be material. In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based upon the same available data. See
"Business -- Reserves."

     The present values of estimated future net cash flows referred to in this Prospectus should not be construed as the current market value of the estimated proved oil and gas reserves attributable to Mesa's properties. In accordance with applicable requirements of the Commission, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by factors such as the amount and timing of actual production, supply and demand for oil and gas, curtailments or increases in consumption by gas purchasers and changes in governmental regulations or taxation. Mesa's producing properties in the Hugoton field and the West Panhandle field are subject to production limitations imposed by state regulatory authorities, by contracts or both, and any future limitation on production would affect the expected decline in reserves. See
"Business -- Production." The timing of actual future net cash flows from proved reserves, and thus their actual present value, will be affected by the timing of both the production and the incurrence of expenses in connection with development and production of oil and gas properties. In addition, the 10% discount factor, which is required by the Commission to be used to calculate discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with Mesa's business or the oil and gas industry in general.

     The information set forth in this Prospectus includes revisions of certain reserve estimates attributable to proved properties included in the preceding year's estimates. Such revisions reflect additional information from subsequent activities, production history of the properties involved and any adjustments in the projected economic life of such properties resulting from changes in product prices. In addition, the upward revisions at year end 1994 reflect a change by Mesa to the use of reserve estimates prepared by Mesa's internal reserve engineers instead of estimates prepared by an independent petroleum engineering firm. See "Business -- Reserves." Any downward revisions in the future could adversely affect Mesa's financial condition, borrowing base under the New Credit Facility, future prospects and market value of its securities.

  Replacement of Reserves

     Mesa's future performance depends in part upon its ability to acquire, find and develop additional oil and gas reserves that are economically recoverable. Without successful acquisition, development or exploration activities, Mesa's reserves will decline. No assurances can be given that Mesa will be able to acquire or find and develop additional reserves on an economic basis.

     Mesa's business is capital intensive and, to maintain its asset base of proved oil and gas reserves, a significant amount of cash flow from operations must be reinvested in property acquisitions, development or exploration activities. To the extent cash flow from operations is reduced and external sources of capital become limited or unavailable, Mesa's ability to make the necessary capital investments to maintain or expand its asset base would be impaired. Without such investment, Mesa's oil and gas reserves would decline.

     In recent years, the majority of Mesa's capital expenditures have been dedicated to developing and upgrading its existing long lived reserve base through infill drilling of its Hugoton reserves, additions to its compression and gathering system and pipeline interconnects, and the construction and expansion of gas processing plants. Relatively modest expenditures have been made to explore for, develop or acquire new reserve additions. In order to increase reserves and production, Mesa must continue its development and exploration drilling program or undertake other replacement activities. Following completion of the Recapitalization, Mesa's strategy will include increasing its reserve base through acquisitions of producing properties and continued exploitation of its existing properties. The successful acquisition of producing properties requires an assessment of recoverable reserves, future oil and gas prices and operating costs, potential environmental and other liabilities and other factors. Such assessments are necessarily inexact and their accuracy inherently uncertain. There can be no assurance that Mesa's acquisition activities and exploration and development projects will result in increases in reserves. Mesa's operations may be curtailed, delayed or canceled as a result of lack of adequate capital and other factors, such as title problems, weather, compliance with governmental regulations or price controls, mechanical difficulties or shortages or delays in the delivery of equipment. Furthermore, while Mesa's revenues may increase if prevailing gas and oil prices increase significantly, Mesa's finding costs for additional reserves could also increase. In addition, the costs of exploration and development may materially exceed initial estimates. For a discussion of Mesa's reserves, see
"Business -- Properties" and "-- Reserves."

  Operating Hazards; Limited Insurance Coverage

     Mesa's operations are subject to hazards and risks inherent in drilling for and production and transportation of natural gas and oil, such as fires, natural disasters, explosions, encountering formations with abnormal pressures, blowouts, cratering, pipeline ruptures and spills, any of which can result in loss of hydrocarbons, environmental pollution, personal injury claims, and other damage to properties of Mesa and others. These risks could result in substantial losses to Mesa due to injury and loss of life, severe damage to and destruction of property and equipment, pollution and other environmental damage and suspension of operations. Moreover, Mesa's Gulf of Mexico offshore operations are subject to a variety of operating risks peculiar to the marine environment, such as hurricanes or other adverse weather conditions, to more extensive governmental regulation, including regulations that may, in certain circumstances, impose strict liability for pollution damage, and to interruption or termination of operations by governmental authorities based on environmental or other considerations.

     As protection against operating hazards, Mesa maintains insurance coverage against some, but not all, potential losses. Mesa's coverages include, but are not limited to, operator's extra expense, physical damage on certain assets, employer's liability, comprehensive general liability, automobile, workers' compensation and loss of production income insurance and limited coverage for sudden environmental damages, but Mesa does not believe that insurance coverage for environmental damages that occur over time is available at a reasonable cost. Moreover, Mesa does not believe that insurance coverage for the full potential liability that could be caused by sudden environmental damages is available at a reasonable cost. Accordingly, Mesa may be subject to liability or may lose substantial portions of its properties in the event of environmental damages. The occurrence of an event that is not fully covered by insurance could have an adverse impact on Mesa's financial condition and results of operations.

  Governmental Regulation

     General. Mesa's operations are affected from time to time in varying degrees by political developments and federal and state laws and regulations. In particular, oil and natural gas production, operations and economics are or have been affected by price controls, taxes and other laws relating to the oil and natural gas industry, by changes in such laws and by changes in administrative regulations. Mesa cannot predict how existing laws and regulations may be interpreted by enforcement agencies or court rulings, whether additional laws and regulations will be adopted, or the effect such changes may have on its business or financial condition. See "Business -- Regulation and Prices."

     Environmental. Mesa's operations are subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations require the acquisition of a permit before drilling commences, restrict the types, quantities and concentration of various substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas, and impose substantial liabilities for pollution which might result from Mesa's operations. Moreover, the recent trend toward stricter standards in environmental legislation and regulation is likely to continue. For instance, legislation has been proposed in Congress from time to time that would reclassify certain crude oil and natural gas exploration and production wastes as "hazardous wastes" which would make the reclassified wastes subject to much more stringent handling, disposal and clean-up requirements. If such legislation were to be enacted, it could have a significant impact on the operating costs of Mesa, as well as the oil and gas industry in general. Initiatives to further regulate the disposal of crude oil and natural gas wastes are also pending in certain states, and these various initiatives could have a similar impact on Mesa. Mesa could incur substantial costs to comply with environmental laws and regulations. In addition to compliance costs, government entities and other third parties may assert substantial liabilities against owners and operators of oil and gas properties for oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages, including damages caused by previous property owners. The imposition of any such liabilities on Mesa could have a material adverse effect on Mesa's financial condition and results of operations.

     The Oil Pollution Act of 1990 imposes a variety of regulations on "responsible parties" related to the prevention of oil spills. The implementation of new, or the modification of existing, environmental laws or regulations, including regulations promulgated pursuant to the Oil Pollution Act of 1990, could have a material adverse impact on Mesa. See
"Business -- Regulation and Prices -- Environmental Matters."

  Competition

     Mesa operates in the highly competitive areas of natural gas and oil production, development and exploration with other companies. Factors affecting Mesa's ability to compete in the marketplace include the availability of funds and information relating to a property, the standards established by Mesa for the minimum projected return on investment, the availability of alternate fuel sources and the intermediate transportation of gas. Mesa's competitors include major integrated oil companies and a substantial number of independent energy companies, many of which may have substantially larger financial resources, staffs and facilities than Mesa.

                                USE OF PROCEEDS

     The total proceeds from the Recapitalization are estimated to be approximately $1.1 billion (including net proceeds from the Rights Offering estimated at $124 million, assuming all Rights are exercised). The following table sets forth the proposed sources and uses of funds of the Recapitalization, after giving effect to the First Closing and the Second Closing, assuming the Recapitalization had been consummated as of December 31, 1995. For a description of the Rights Offering, the New Credit Facility, the Notes, the Stock Purchase Agreement and the Preferred Stock, see "The Rights Offering," "Description of New Debt," "The Stock Purchase Agreement" and "Description of Capital
Stock -- Preferred Stock."

                                                                                AMOUNTS
                                                                         ---------------------
                                                                         (DOLLARS IN MILLIONS)
      SOURCES
      New Credit Facility(a)(b)........................................        $   307.9
      Senior Subordinated Notes........................................            325.0
      Discount Notes...................................................            175.0
      Preferred Stock(c)...............................................            265.0
      Cash and investments(a)..........................................            253.1
                                                                               ---------
         Total sources.................................................        $ 1,326.0
                                                                               =========
      USES
      Repayment of HCLP Secured Notes(b)(e)............................        $   504.7
      Repayment of Old Credit Facility (f).............................             61.1
      Redemption of 12 3/4% Secured Discount Notes due June 30, 1998...            617.4
      Redemption of 12 3/4% Discount Notes due June 30, 1996...........             39.7
      Redemption of 13 1/2% Subordinated Notes due May 1, 1999.........              7.6
      Fees and expenses relating to the Rights Offering(g).............              8.0
      Other fees and expenses relating to the Recapitalization(g)......             27.0
      Accrued interest.................................................             60.5
                                                                               ---------
         Total uses....................................................        $ 1,326.0
                                                                               =========

- ---------------

(a) Reflects initial borrowings under the $500.0 million New Credit Facility. Does not include approximately $11.4 million in letters of credit outstanding.

(b) Does not include a prepayment premium upon early retirement of the HCLP Secured Notes.

(c) To the extent Rights are not exercised, the number of shares of Series A Preferred Stock to be issued will decrease and the number of shares of Series B Preferred Stock to be issued will increase by the same amount.

(d) Includes approximately $148.1 million in cash and cash investments, $38.3 million in investments, $57.7 million in restricted cash of HCLP and $9.0 million of refundable prepaid interest as included in the Consolidated Balance Sheets as of December 31, 1995. This represents substantially all of Mesa's cash and cash investments, investments and restricted cash at December 31, 1995.

(e) The HCLP Secured Notes were issued by HCLP in 1991, secured by Mesa's Hugoton field properties and due in semiannual installments through August 2012. The HCLP Secured Notes outstanding at December 31, 1995 bore interest at fixed rates ranging from 8.8% to 11.3% per annum (weighted average 10.31%).

(f) Mesa's Old Credit Facility was secured by a first lien on Mesa's West Panhandle field properties, the Company's equity interest in Mesa Operating Co. and a 76% limited partnership interest in HCLP and was due in various installments through June 1997. The Old Credit Facility bore interest at the lesser of a Eurodollar rate plus 2 1/2% or the prime rate plus 1/2% (8.25% at December 31, 1995). At December 31, 1995, the Old Credit Facility also supported letters of credit totaling $11.4 million that are not included in the table above.

(g) Includes $9.3 million payable to DNR pursuant to the Stock Purchase Agreement, with $4.7 million payable at the First Closing and $4.6 million payable at the Second Closing. See "The Stock Purchase Agreement -- Payment of Expenses and Additional Fees."

                                 CAPITALIZATION

     The following table sets forth the historical consolidated cash and investments, current maturities of long term debt and capitalization of Mesa as of December 31, 1995, as adjusted to give effect to (i) the Recapitalization and the application of the proceeds thereof (assuming proceeds of $1.1 billion and assuming that all Rights are exercised in full) as described under "Use of Proceeds," and (ii) the amendments to Mesa's articles of incorporation approved by Mesa's shareholders at the Special Meeting increasing the authorized capital stock, as if such Recapitalization had been consummated and such amendments had been effected on December 31, 1995. This table should be read in conjunction with the Consolidated Financial Statements and the related notes thereto included elsewhere in this Prospectus.

                                                                         AS OF DECEMBER 31, 1995
                                                                        --------------------------
                                                                        HISTORICAL     AS ADJUSTED
                                                                        ----------     -----------
                                                                          (DOLLARS IN MILLIONS,
                                                                            EXCEPT SHARE DATA)
Cash and investments (a)..............................................   $   187.4      $     1.0
                                                                         =========      =========
Current maturities of long term debt (b)..............................   $   101.4      $     5.3
                                                                         ---------      ---------
Long term debt:
  HCLP Secured Notes..................................................       470.8             --
  Old Credit Facility.................................................        38.6             --
  12 3/4% Secured Discount Notes due 1998.............................       618.5             --
  Other debt..........................................................         7.4             --
  New Credit Facility.................................................          --          307.9
  Senior Subordinated Notes...........................................          --          325.0
  Discount Notes......................................................          --          175.0
                                                                         ---------      ---------
     Total long term debt (net of current maturities).................     1,135.3          807.9
                                                                         ---------      ---------
Stockholders' equity:
  Preferred stock, $.01 par value; 10,000,000 shares authorized, historical; 500,000,000 shares authorized, as adjusted
     Series A Preferred Stock, 140,000,000 shares authorized,
      58,407,080 shares issued and outstanding, as adjusted
      (liquidation preference of $132,000,000) (c)....................          --            0.6
     Series B Preferred Stock, 140,000,000 shares authorized,
      58,849,557 shares issued and outstanding, as adjusted
      (liquidation preference of $133,000,000) (c)....................          --            0.6
     Series A Junior Participating Preferred Stock, 1,000,000 shares authorized, no shares issued and outstanding, historical and as
      adjusted........................................................          --             --
  Common stock, $.01 par value, 100,000,000 shares authorized, historical; 600,000,000 shares authorized, as adjusted;
     64,050,009 shares issued and outstanding, historical and as
     adjusted.........................................................         0.6            0.6
  Additional paid-in capital..........................................       399.0          647.8
  Accumulated deficit.................................................      (332.6)        (345.0)
                                                                         ---------      ---------
     Total stockholders' equity.......................................        67.0          304.6
                                                                         ---------      ---------
       Total capitalization...........................................   $ 1,303.7      $ 1,117.8
                                                                         =========      =========

- ---------------

(a) Includes approximately $149.1 million in cash and cash investments and $38.3 million in investments.

(b) Consists of $33.9 million relating to the HCLP Secured Notes, $22.5 million relating to the Old Credit Facility, $39.7 million relating to the 12 3/4% Discount Notes due 1996 and $5.3 million of other debt.

(c) To the extent Rights are not exercised, the number of shares of Series A Preferred Stock to be issued will decrease and the number of shares of Series B Preferred Stock to be issued will increase by the same amount.

                                    DILUTION

     The net tangible book value of the Common Stock as of December 31, 1995, was $67 million or $1.05 per share. Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding, on a fully diluted basis excluding stock options. After giving effect to the consummation of the Recapitalization and the application of the net proceeds therefrom, the net tangible book value of Mesa as of December 31, 1995, would have been approximately $332 million, or $1.83 per share (before deducting approximately $15 million of expenses payable by Mesa in connection with the issuance of Preferred Stock). This represents an immediate increase in net tangible book value of $.78 per share with respect to shares outstanding prior to the Rights Offering and an immediate dilution of $.43 per share with respect to shares purchased upon the exercise of Rights, as illustrated in the following table:

Subscription Price...........................................................            $2.26
Net tangible book value per share at December 31, 1995.......................  $1.05
Increase per share attributable to Rights Offering...........................    .39
Increase per share attributable to sale of Series B Preferred Stock..........    .39
Pro forma net tangible book value per share after the consummation of the
  Recapitalization and application of net proceeds therefrom.................            $1.83(1)
                                                                                         =====
Dilution per share purchased upon the exercise of Rights.....................            $ .43(1)(2)
                                                                                         =====

- ---------------
(1) Before deducting approximately $15 million of expenses payable by Mesa in connection with the issuance of Preferred Stock.

(2) Does not take into account shares acquired or held other than upon the exercise of Rights.

     To the extent a shareholder sells or otherwise does not exercise such shareholder's Rights, such shareholder's proportionate interest in Mesa's net assets, earnings and voting power will be decreased. A shareholder selling Rights may or may not be compensated for such dilution.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

TRADING PRICES

     The Common Stock currently trades on the New York Stock Exchange under the symbol MXP. The following table reflects the range of high and low selling prices of the Common Stock by quarter for 1996, 1995 and 1994.

                                                                           COMMON STOCK
                                                                         -------------------
                                                                          HIGH         LOW
                                                                         ------       ------
    1996
    First Quarter......................................................   $4          $2  5/8
    Second Quarter (through May 8).....................................    4 1/2       2  5/8
    1995
    First Quarter......................................................    6 1/8       4  5/8
    Second Quarter.....................................................    6 1/8       3  1/2
    Third Quarter......................................................    5 1/2       3  7/8
    Fourth Quarter.....................................................    4 7/8       3
    1994
    First Quarter......................................................    8 1/2       5  5/8
    Second Quarter.....................................................    7           5  3/8
    Third Quarter......................................................    5 7/8       5  1/8
    Fourth Quarter.....................................................    5 1/2       3  5/8

     At April 30, 1996, there were 64,050,009 shares of Common Stock outstanding. At such date, there were approximately 18,500 record holders of Common Stock and approximately 45,000 beneficial holders of Common Stock.

DIVIDEND POLICY

     Mesa has not paid any dividends or distributions with respect to its equity securities, including the Common Stock, since 1990.

     The New Credit Facility prohibits Mesa from making any distributions or paying any dividends to equity holders, other than those paid in the form of its equity securities. The indentures governing the Notes also include certain restrictions on the payment of dividends on the Common Stock. In addition, the Statement of Resolution establishing the Preferred Stock prohibits the payment of dividends with respect to the Common Stock for so long as any shares of Preferred Stock remain outstanding. See "Description of New Debt" and "Description of Capital Stock -- Preferred Stock."

     Moreover, Mesa currently does not expect to pay dividends on the Common Stock in the future unless and until there is a material and sustained increase in natural gas prices and adequate provision has been made for further reduction of debt in addition to that contemplated by the Recapitalization. Dividends on the Preferred Stock are payable only in kind for the first four years from issuance.

                              THE RIGHTS OFFERING

THE RIGHTS

     Mesa is distributing transferrable Rights to the record holders of its outstanding Common Stock as of the Record Date, at no cost to such record holders. Mesa will distribute .912 Rights for each share of Common Stock held on the Record Date. One Right plus $2.26 in cash will entitle the holder to purchase one share of Series A Preferred Stock. The Rights will be evidenced by transferable Subscription Certificates.

     No fractional Rights or cash in lieu thereof will be issued or paid, and the number of Rights distributed to each holder of Common Stock will be rounded up to the nearest whole number of Rights. No Subscription Certificate may be divided in such a way as to permit the holder of such Certificate to receive a greater number of Rights than the number to which such Subscription Certificate entitles its holder, except that a depository, bank, trust company or securities broker or dealer holding shares of Common Stock on the Record Date for more than one beneficial owner may, upon proper showing to the Subscription Agent, exchange its Subscription Certificate to obtain a Subscription Certificate for the number of Rights to which all such beneficial owners in the aggregate would have been entitled had each been a record holder of Common Stock on the Record Date. Mesa reserves the right to refuse to issue any such Subscription Certificate if such issuance would be inconsistent with the principle that each beneficial owner's holdings will be rounded up to the nearest whole Right.

     Because the number of Rights distributed to each record holder will be rounded up to the nearest whole number, beneficial owners of Common Stock who are also the record holders of such shares will receive more Rights under certain circumstances than beneficial owners of Common Stock who are not the record holders of their shares and who do not obtain (or cause the record holder of their shares to obtain) a separate Subscription Certificate with respect to the shares of Common Stock beneficially owned by them, including shares held in an investment advisory or similar account. To the extent that record holders or beneficial owners of Common Stock who obtain a separate Subscription Certificate receive more Rights, they will be able to subscribe for more shares of Series A Preferred Stock.

SUBSCRIPTION PRIVILEGES

     Basic Subscription Privilege. One Right will entitle the holder thereof to receive, upon payment of the Subscription Price, one share of Series A Preferred Stock. Certificates representing shares of Series A Preferred Stock purchased pursuant to the Basic Subscription Privilege will be delivered to subscribers as soon as practicable after the Expiration Date, irrespective of whether the Subscription Privilege is exercised immediately prior to the Expiration Date or earlier.

     Oversubscription Privilege. Subject to the allocation described below, each Right also carries the right to subscribe at the Subscription Price for additional shares of Series A Preferred Stock not subscribed for through the exercise of the Basic Subscription Privilege by other Rights holders (the "Excess Shares"). Only Rights holders who exercise the Basic Subscription Privilege in full will be entitled to exercise the Oversubscription Privilege.

     If the Excess Shares are not sufficient to satisfy all subscriptions pursuant to the Oversubscription Privilege, the Excess Shares will be allocated pro rata (subject to the elimination of fractional shares) among those Rights holders exercising the Oversubscription Privilege, in proportion, not to the number of shares requested pursuant to the Oversubscription Privilege, but to the number of shares each beneficial holder subscribed for pursuant to the Basic Subscription Privilege; provided, however, that if such pro rata allocation results in any Rights holder being allocated a greater number of Excess Shares than such holder subscribed for pursuant to the exercise of such holder's Oversubscription Privilege, then such holder will be allocated only such number of Excess Shares as such holder subscribed for and the remaining Excess Shares will be allocated among all other holders exercising the Oversubscription Privilege. Certificates representing Excess Shares purchased pursuant to the Oversubscription Privilege will be delivered to subscribers as soon as practicable after the Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected.

     Banks, brokers and other nominee holders of Rights who exercise the Basic Subscription Privilege and the Oversubscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and Mesa, in connection with the exercise of the Oversubscription Privilege, as to the aggregate number of Rights that have been exercised and the number of shares of Series A Preferred Stock that are being subscribed for pursuant to the Oversubscription Privilege by each beneficial owner of Rights on whose behalf such nominee holder is acting.

EXPIRATION DATE

     The Rights will expire at 5:00 p.m., New York City time, on July   , 1996,
unless extended by Mesa. After the Expiration Date, unexercised Rights will be null and void. Mesa will not be obligated to honor any purported exercise of Rights received by the Subscription Agent after the Expiration Date, regardless of when the documents relating to such exercise were sent, except pursuant to the Guaranteed Delivery Procedures described below.

DETERMINATION OF SUBSCRIPTION PRICE

     The Subscription Price was determined by Mesa and its Board of Directors as a result of negotiations with Rainwater. The Subscription Price should not be considered an indication of the actual value of Mesa, the Common Stock or the Series A Preferred Stock. There can be no assurance that the market price of the Common Stock will not decline during the subscription period or that, following the issuance of the Rights and of the Series A Preferred Stock upon exercise of Rights, a subscribing Rights holder will be able to sell shares of Series A Preferred Stock purchased in the Rights Offering at a price equal to or greater than the Subscription Price.

EXERCISE OF RIGHTS

     Rights may be exercised by delivery to the Subscription Agent, on or prior to the Expiration Date, of the properly completed and duly executed Subscription Certificate evidencing such Rights (together with any required signature guarantees), accompanied by payment in full of the Subscription Price for each share of Series A Preferred Stock subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege (except as permitted pursuant to clause (iii) of the next sentence). Such payment in full must be made by (i) check or bank draft drawn upon a United States bank or postal, telegraphic or express money order payable to "American Stock Transfer & Trust Company, as Subscription Agent"; or (ii) wire transfer of funds to the account
maintained by the Subscription Agent for such purpose at                ,
Account No.                , ABA No.                ; or (iii) in such other
manner as Mesa may approve in writing in the case of persons acquiring shares of Series A Preferred Stock at an aggregate Subscription Price of $1.5 million or more, provided in each case that the full amount of such Subscription Price is received by the Subscription Agent in currently available funds within three New York Stock Exchange trading days following the Expiration Date (the payment method under (iii) being an "Approved Payment Method"). Payment of the Subscription Price will be deemed to have been received by the Subscription Agent only upon (a) clearance of any uncertified check, (b) receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order, (c) receipt of good funds in the Subscription Agent's account designated above or (d) receipt of funds by the Subscription Agent through an Approved Payment Method. PLEASE NOTE THAT FUNDS PAID BY UNCERTIFIED PERSONAL CHECK MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR. ACCORDINGLY, HOLDERS WHO WISH TO PAY THE SUBSCRIPTION PRICE BY MEANS OF UNCERTIFIED PERSONAL CHECK ARE URGED TO MAKE PAYMENT SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO ENSURE THAT SUCH PAYMENT IS RECEIVED AND CLEARS BY SUCH DATE, AND ARE URGED TO CONSIDER PAYMENT BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

     Subscription Certificates and payment of the Subscription Price should be delivered to one of the addresses set forth below under "-- Subscription Agent."

     If a Rights holder wishes to exercise Rights, but time will not permit such holder to cause the Subscription Certificate(s) evidencing such Rights to reach the Subscription Agent on or prior to the Expiration Date, such Rights may nevertheless be exercised if all of the following conditions (the "Guaranteed Delivery Procedures") are met:

          (i) such holder has caused payment in full of the Subscription Price for each share of Series A Preferred Stock being subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege to be received (in the manner set forth above) by the Subscription Agent on or prior to the Expiration Date;

          (ii) the Subscription Agent receives, on or prior to the Expiration Date, a notice of guaranteed delivery (a "Notice of Guaranteed Delivery"), substantially in the form provided with the Instructions as to Use of Subscription Certificates (the "Instructions") distributed with the Subscription Certificates, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., from a commercial bank or trust company having an office or correspondent in the United States, or from a member in good standing of a recognized signature guarantee medallion program (each, an "Eligible Institution"), stating the name of the exercising Rights holder, the number of Rights represented by the Subscription Certificate(s) held by such exercising holder, the number of shares of Series A Preferred Stock being subscribed for pursuant to the Basic Subscription Privilege and the number of shares, if any, being subscribed for pursuant to the Oversubscription Privilege, and guaranteeing the delivery to the Subscription Agent of any Subscription Certificate(s) evidencing such Rights within three New York Stock Exchange trading days following the date of the Notice of Guaranteed Delivery; and

          (iii) the properly completed and duly executed Subscription Certificate(s), including any required signature guarantees, evidencing the Rights being exercised is received by the Subscription Agent within three New York Stock Exchange trading days following the date of the Notice of Guaranteed Delivery relating thereto. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as Subscription Certificates at the addresses set forth below, or may be transmitted to the Subscription Agent by facsimile transmission (facsimile no. (718) 234-5001). Additional copies of the form of Notice of Guaranteed Delivery are available upon request from the Information Agent.

     Unless a Subscription Certificate (i) provides that the shares of Series A Preferred Stock to be issued pursuant to the exercise of Rights represented thereby are to be delivered to the record holder of such Rights or (ii) is submitted for the account of an Eligible Institution, signatures on such Subscription Certificate must be guaranteed by an Eligible Institution.

     Funds received in payment of the Subscription Price for Excess Shares subscribed for pursuant to the Oversubscription Privilege will be held in a segregated account pending issuance of such Excess Shares. If a Rights holder exercising the Oversubscription Privilege is allocated less than all of the Excess Shares that such holder wished to subscribe for pursuant to the Oversubscription Privilege, the excess funds paid by such holder in respect of the Subscription Price for shares not issued will be returned by mail without interest or deduction as soon as practicable after the Expiration Date.

     A holder who holds shares of Common Stock for the account of others, such as a broker, a trustee or a depositary for securities, should notify the respective beneficial owners of such shares as soon as possible to ascertain such beneficial owners' intentions and to obtain instructions with respect to the Rights beneficially owned by them. Beneficial owners of Common Stock or Rights held through such a holder of record should contact the holder and request the holder to effect transactions in accordance with the beneficial owner's instructions.

     If either the number of Rights being exercised is not specified on a Subscription Certificate, or the payment delivered is not sufficient to pay the full aggregate Subscription Price for all shares of Series A Preferred Stock stated to be subscribed for, the Rights holder will be deemed to have exercised the maximum number of Rights that could be exercised for the amount of the payment delivered by such Rights holder. If the payment delivered by the Rights holder exceeds the aggregate Subscription Price for the number of Rights evidenced by the Subscription Certificate(s) delivered by such Rights holder, the payment will be applied, until depleted, to subscribe for shares of Series A Preferred Stock in the following order: (i) to subscribe for the number of shares, if any, of Series A Preferred Stock indicated on the Subscription Certificate(s) pursuant to the Basic Subscription Privilege; (ii) to subscribe for shares of Series A Preferred Stock until the Basic Subscription Privilege has been fully exercised with respect to all of the Rights represented by the Subscription Certificate; and (iii) to subscribe for additional shares of Series A Preferred Stock pursuant to the Oversubscription Privilege (subject to any applicable proration). Any excess payment remaining after the foregoing allocation will be returned to the Rights holder as soon as practicable by mail, without interest or deduction.

     The Instructions accompanying the Subscription Certificates should be read carefully and followed in detail. DO NOT SEND SUBSCRIPTION CERTIFICATES TO MESA.

     THE METHOD OF DELIVERY OF SUBSCRIPTION CERTIFICATES AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT WILL BE AT THE ELECTION AND RISK OF THE RIGHTS HOLDERS, BUT IF SENT BY MAIL IT IS RECOMMENDED THAT SUCH CERTIFICATES AND PAYMENTS BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND THAT A SUFFICIENT NUMBER OF DAYS BE ALLOWED TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO THE EXPIRATION DATE. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, RIGHTS HOLDERS ARE STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

     All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by Mesa, whose determinations will be final and binding. Mesa, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right by reason of any defect or irregularity in such exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as Mesa determines in its sole discretion. Neither Mesa nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Certificates or incur any liability for failure to give such notification.

     Any questions or requests for assistance concerning the method of exercising Rights or requests for additional copies of this Prospectus, the Instructions or the Notice of Guaranteed Delivery should be directed to the Dealer Manager for the Rights Offering, Lehman Brothers, Inc., or the Information Agent, Morrow & Co., Inc., at one of their respective addresses set forth on the back cover page of this Prospectus.

NO REVOCATION

     AFTER A HOLDER OF RIGHTS HAS EXERCISED THE BASIC SUBSCRIPTION PRIVILEGE OR THE OVERSUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED BY SUCH RIGHTS HOLDER.

METHOD OF TRANSFERRING RIGHTS

     Rights may be purchased or sold through usual investment channels, including banks and brokers. It is anticipated that the Rights will be listed for trading on the New York Stock Exchange until the close of business on the last New York Stock Exchange trading day preceding the Expiration Date.

     The Rights evidenced by a single Subscription Certificate may be transferred in whole by endorsing the Subscription Certificate for transfer in accordance with the Instructions. A portion of the Rights evidenced by a single Subscription Certificate (but not fractional Rights) may be transferred by delivering to the Subscription Agent a Subscription Certificate properly endorsed for transfer, with instructions to register such portion of the Rights evidenced thereby in the name of the transferee (and to issue a new Subscription Certificate to the transferee evidencing such transferred Rights). In such event, a new Subscription Certificate evidencing the balance of the Rights will be issued to the Rights holder or, if the holder so instructs, to an additional transferee.

     The Rights evidenced by a Subscription Certificate also may be sold, in whole or in part, through the Subscription Agent by delivering to the Subscription Agent such Subscription Certificate properly executed for sale by the Subscription Agent. If only a portion of the Rights evidenced by a single Subscription Certificate is to be sold by the Subscription Agent, such Subscription Certificate must be accompanied by instructions setting forth the action to be taken with respect to the Rights that are not to be sold. Promptly following any such sale, the Subscription Agent will send the holder a check for the net proceeds from the sale of any Rights sold. If the Rights can be sold, sales of such Rights will be deemed to have been effected at the weighted average price received by the Subscription Agent for all Rights sold by it on the day such Rights are sold, less any applicable brokerage commissions, taxes and other direct expenses of sale. Mesa will pay the fees charged by the Subscription Agent for effecting such sales. Orders to sell Rights must be received by the Subscription Agent prior to 11:00 a.m., New York City time, on the third New York Stock Exchange Trading day preceding the Expiration Date. If less than all sales orders received by the Subscription Agent can be filled, sales proceeds will be prorated among the holders based upon the number of Rights each has instructed the Subscription Agent to sell during such period, irrespective of when during such period the instructions are received by the Subscription Agent. The Subscription Agent's obligation to execute orders for the sale of Rights is subject to its ability to find buyers. Any Rights that cannot be sold by the Subscription Agent by 5:00 p.m., New York City time, on the third New York Stock Exchange trading day preceding the Expiration Date, will be returned promptly by mail to the Rights holder.

     Rights holders wishing to transfer all or a portion of their Rights (but not fractional Rights) should allow a sufficient amount of time prior to the Expiration Date for (i) the transfer instructions to be received and processed by the Subscription Agent, (ii) a new Subscription Certificate to be issued and transmitted to the transferee or transferees with respect to transferred Rights, and to the transferor with respect to retained Rights, if any, and (iii) the Rights evidenced by such new Subscription Certificates to be exercised or sold by the recipients thereof. Neither Mesa nor the Subscription Agent shall have any liability to a transferee or transferor of Rights if Subscription Certificates are not received in time for exercise or sale prior to the Expiration Date.

     Except for the fees charged by the Subscription Agent (which will be paid by Mesa as described above), all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of Rights will be for the account of the transferor of the Rights, and none of such commissions, fees or expenses will be paid by Mesa or the Subscription Agent.

PROCEDURES FOR BOOK ENTRY TRANSFER FACILITY PARTICIPANTS

     Mesa anticipates that the Rights will be eligible for transfer through, and that the exercise of the Basic Subscription Privilege (but not the Oversubscription Privilege) may be effected through, the facilities of Depository Trust Company ("DTC"). Rights exercised through DTC are referred to herein as "DTC Exercised Rights". The holder of a DTC Exercised Right may exercise the Oversubscription Privilege in respect of such DTC Exercised Right by properly executing and delivering to the Subscription Agent on or prior to the Expiration Date, a DTC Participant Oversubscription Exercise Form, together with payment of the appropriate Subscription Price for the number of shares of Series A Preferred Stock for which the Oversubscription Privilege is to be exercised. Copies of the DTC Participant Oversubscription Exercise Form may be obtained from the Dealer Manager or the Information Agent.

FOREIGN AND CERTAIN OTHER SHAREHOLDERS

     Subscription Certificates will not be mailed to Rights holders or to any subsequent transferees of any Subscription Certificates whose addresses are outside the United States or who have APO or FPO addresses or whose addresses are in states in which Mesa has not filed a registration statement pursuant to the relevant state "blue sky" laws, but will be held by the Subscription Agent for such holders' accounts. To exercise or sell their Rights, such holders must notify the Subscription Agent prior to 11:00 a.m., New York City local time, at least three New York Stock Exchange trading days prior to the Expiration Date, at which time (if no contrary instructions have been received) the Rights represented thereby will be sold, subject to the Subscription Agent's ability to find a purchaser. Any such sales will be at prevailing market prices. See
"-- Method of Transferring Rights." If the Rights can be sold, a check for the proceeds from the sale of any Rights, less any applicable brokerage commissions, taxes and other expenses, will be remitted to such holders by mail. The proceeds, if any, resulting from sales of Rights of holders whose addresses are not known by the Subscription Agent or to whom delivery cannot be made will be held by the Subscription Agent in a noninterest bearing account. Any amount remaining unclaimed on the second anniversary of the Expiration Date will be turned over by the Subscription Agent to Mesa and, after such date, any person claiming such proceeds will, as an unsecured general creditor of Mesa, be entitled to look only to Mesa for payment thereof. The ability of such holders to exercise or sell Rights will expire on the Expiration Date.

SUBSCRIPTION AGENT

     Mesa has appointed American Stock Transfer & Trust Company as Subscription Agent for the Rights Offering. The Subscription Agent's address, which is the address to which the Subscription Certificates and payment of the Subscription Price should be delivered, as well as the address to which Notice of Guaranteed Delivery must be delivered, is:

          40 Wall Street, 46th Floor
        New York, New York 10005
        Attn: Corporate Stock Transfer Department

     The Subscription Agent's telephone number is (718) 921-8200 and its facsimile number is (718) 234-5001.

     Mesa will pay the fees and expenses of the Subscription Agent, and has also agreed to indemnify the Subscription Agent from any liability which it may incur in connection with the Rights Offering.

INFORMATION AGENT

     Mesa has appointed Morrow & Co., Inc. as Information Agent for the Rights Offering. Any questions or requests for additional copies of this Prospectus, the Instructions or the Notice of Guaranteed Delivery may be directed to the Information Agent at the following address and telephone number:

          Morrow & Co., Inc.
        909 Third Avenue
        New York, New York 10022
        Telephone: (800) 566-9061

     Mesa will pay the fees and expenses of the Information Agent and has also agreed to indemnify the Information Agent from certain liabilities that it may incur in connection with the Rights Offering.

DEALER MANAGER

     Mesa has appointed Lehman Brothers, Inc. as dealer manager (the "Dealer Manager") for the Rights Offering. The Dealer Manager will, on a best efforts basis, (i) solicit exercises of Rights and subscriptions for shares of Series A Preferred Stock directly from institutional investors, (ii) communicate with brokers, dealers, commercial banks and trust companies (each, a "Dealer") with respect to the Rights Offering, (iii) form and manage a group of Dealers (the "Soliciting Dealers") to assist in the solicitation of Rights exercises and (iv) respond to requests for information and material in connection with the Rights Offering. Mesa will not pay the Dealer Manager a separate fee for acting in such capacity. The Dealer Manager and the Soliciting Dealers are not required to purchase Rights or shares of Series A Preferred Stock in connection with the Rights Offering.

     The Dealer Manager and the Soliciting Dealers may be deemed to be underwriters under the Securities Act and, therefore, the fees and commission to be paid to the Dealer Manager and the Soliciting Dealers may be deemed to be underwriting fees and commissions. Mesa has agreed to indemnify the Dealer Manager and the Soliciting Dealers against certain liabilities, including civil liabilities under the Securities Act, or contribute to payments which the Dealer Manager or the Soliciting Dealers may be required to make in respect thereof.

     The Dealer Manager has also provided certain financial advisory services to Mesa in connection with its proposal solicitation process and review of strategic alternatives, as well as with respect to the Rights Offering and the other transactions contemplated by the Recapitalization. Mesa has agreed to pay the Dealer Manager certain fees in its capacity as Mesa's financial advisor, including a fee of $3,775,000, which is contingent upon completion of the Recapitalization. Mesa has also agreed to reimburse certain expenses incurred by the Dealer Manager in its capacity as Mesa's financial advisor. In addition, the Dealer Manager has performed in the past, and may perform in the future, other financial advisory and investment banking services for Mesa, for which it has received, and may in the future receive, compensation.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited condensed consolidated pro forma financial information (the "Pro Forma Financial Statements") is based on the historical Consolidated Financial Statements included elsewhere in this Prospectus, adjusted to give effect to the Recapitalization. The Pro Forma Statement of Operations gives effect to the Recapitalization as if the Recapitalization had occurred on January 1, 1995 and the Pro Forma Balance Sheet gives effect to the Recapitalization as if the Recapitalization had occurred on December 31, 1995. In addition, the Pro Forma Financial Statements give effect to certain reductions in general and administrative expenses. See Note (h) below.

     The Recapitalization is more fully described elsewhere in this Prospectus. The Pro Forma Financial Statements should be read in conjunction with the historical Consolidated Financial Statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The Pro Forma Financial Statements do not purport to represent what Mesa's results of operations or financial condition would actually have been had the Recapitalization been consummated and the reduction in general and administrative expenses been achieved on the above indicated dates, or to project Mesa's results of operations or financial condition for any future period or as of any future date.

                            PRO FORMA BALANCE SHEET

                                                                   AS OF DECEMBER 31, 1995
                                                        ----------------------------------------------
                                                         HISTORICAL       ADJUSTMENTS       PRO FORMA
                                                        ------------      -----------      -----------
                                                                    (DOLLARS IN MILLIONS)
ASSETS
Current assets:
  Cash and cash investments...........................    $  149.1         $  (148.1)(a)     $    1.0
  Investments.........................................        38.3             (38.3)(a)           --
  Accounts receivable and other.......................        49.3                --             49.3
                                                          --------         ---------         --------
     Total current assets.............................       236.7            (186.4)            50.3
                                                          --------         ---------         --------
Property, plant and equipment, net....................     1,082.7                --          1,082.7
                                                          --------         ---------         --------
Other assets:
  Restricted cash of subsidiary partnership...........        57.7             (57.7)(b)           --
  Refundable prepaid interest.........................         9.0              (9.0)(c)           --
  Debt issuance costs.................................        13.3               6.7(d)          20.0
  Gas balancing receivable............................        56.0                --             56.0
  Other...............................................         9.3                --              9.3
                                                          --------         ---------         --------
     Total other assets...............................       145.3             (60.0)            85.3
                                                          --------         ---------         --------
       Total assets...................................    $1,464.7         $  (246.4)        $1,218.3
                                                          ========         =========         ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities on long term debt................    $  101.4         $   (96.1)(e)     $    5.3
  Accounts payable and accrued liabilities............        31.0                --             31.0
  Interest payable....................................        60.5             (60.5)(e)           --
                                                          --------         ---------         --------
     Total current liabilities........................       192.9            (156.6)            36.3
                                                          --------         ---------         --------
Long term debt........................................     1,135.3            (327.4)(e)        807.9
                                                          --------         ---------         --------
Deferred revenue and other liabilities................        69.5                --             69.5
                                                          --------         ---------         --------
Stockholders' equity:
  Series A Preferred Stock............................          --               0.6(f)           0.6
  Series B Preferred Stock............................          --               0.6(f)           0.6
  Common Stock........................................         0.6                --              0.6
  Additional paid-in capital..........................       399.0             248.8(f)         647.8
  Accumulated deficit.................................      (332.6)            (12.4)(g)       (345.0)
                                                          --------         ---------         --------
     Total stockholders' equity.......................        67.0             237.6            304.6
                                                          --------         ---------         --------
       Total liabilities and stockholders' equity.....    $1,464.7         $  (246.4)        $1,218.3
                                                          ========         =========         ========

                 (See Notes to Pro Forma Financial Statements)

                       PRO FORMA STATEMENT OF OPERATIONS

                                                                 YEAR ENDED DECEMBER 31, 1995
                                                         --------------------------------------------
                                                         HISTORICAL       ADJUSTMENTS       PRO FORMA
                                                         ----------       -----------       ---------
                                                             (IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues:
  Natural gas..........................................    $ 129.6           $   --           $129.6
  Natural gas liquids..................................       75.3               --             75.3
  Oil and condensate...................................       19.6               --             19.6
  Other................................................       10.5               --             10.5
                                                           -------           ------           ------
Total revenues.........................................      235.0               --            235.0
                                                           -------           ------           ------
Costs and expenses:
  Lease operating......................................       51.8               --             51.8
  Production and other taxes...........................       18.4               --             18.4
  Exploration charges..................................        6.6               --              6.6
  General and administrative...........................       26.8             (7.0)(h)         19.8
  Depletion, depreciation and amortization.............       83.4               --             83.4
                                                           -------           ------           ------
Total costs and expenses...............................      187.0             (7.0)           180.0
                                                           -------           ------           ------
Operating income.......................................       48.0              7.0             55.0
                                                           -------           ------           ------
Other income (expense):
  Interest income......................................       15.9            (15.5)(i)          0.4
  Interest expense.....................................     (148.6)            64.0 (j)        (84.6)
  Investment gains.....................................       18.4               --             18.4
  Other................................................        8.7               --              8.7
                                                           -------           ------           ------
Total other income (expense)...........................     (105.6)            48.5            (57.1)
                                                           -------           ------           ------
Net loss before Preferred Stock dividends..............      (57.6)            55.5             (2.1)
                                                           -------           ------           ------
Preferred Stock dividends..............................         --            (21.9)(k)        (21.9)
                                                           -------           ------           ------
Net loss available to the common stockholders..........    $ (57.6)          $ 33.6           $(24.0)
                                                           =======           ======           ======
Net loss per common share..............................    $ (0.90)                           $(0.37)
                                                           =======                            ======
Average shares outstanding:
  Common...............................................       64.1                              64.1
  Series A Preferred Stock.............................         --             60.2             60.2
  Series B Preferred Stock.............................         --             60.6             60.6

                 (See Notes to Pro Forma Financial Statements)

                    NOTES TO PRO FORMA FINANCIAL STATEMENTS

(a) The pro forma adjustments assume that substantially all cash and investment balances are utilized as a source of funds in the Recapitalization.

(b) Represents the balance as of December 31, 1995 of a restricted cash balance within HCLP that is available to supplement cash flows from HCLP's properties in the event such cash flows are not sufficient to fund required interest and principal payments on the HCLP Secured Notes. Such restricted cash will be available to repay the HCLP Secured Notes in connection with the Recapitalization.

(c) Represents the amount to be refunded under a guaranteed investment contract entered into upon issuance of the HCLP Secured Notes.

(d) The debt issuance cost adjustment of $6.7 million consists of approximately $20.0 million related to the Notes and the New Credit Facility (primarily fees to underwriters, banks, investment advisors and DNR), net of a charge of approximately $13.3 million representing unamortized debt issuance costs associated with the debt to be repaid and/or refinanced.

(e) Reflects the repayment and/or refinancing of substantially all of Mesa's existing debt, including accrued interest, as a result of the Recapitalization. See "Use of Proceeds" and "Capitalization." Pro forma long term debt does not include any borrowings under the New Credit Facility that may be required to fund a prepayment premium under the terms of the HCLP Secured Notes.

(f) The Series A and Series B Preferred Stock are reflected at par value with the remaining proceeds, net of issuance costs, reflected in additional paid-in capital.

(g) Reflects a charge of $13.3 million of unamortized debt issuance costs associated with the debt to be repaid and/or refinanced, net of an approximately $0.9 million gain associated with the extinguishment of the existing long term debt.

(h) In conjunction with the Recapitalization and the concurrent change of control of the Board of Directors, Mesa has committed to reducing its staff and significantly downsizing its natural gas vehicle equipment business.

     As a result of the Recapitalization, expenses associated with certain litigation and proxy solicitations in 1995 involving Mesa and a group of dissident stockholders are included as an adjustment to the Pro Forma Statement of Operations. See "Business -- Legal Proceedings -- Settlement with WDB Group."

     Following is a summary of the general and administrative expense pro forma adjustment:


                                                                                       AMOUNT OF
                              G&A PRO FORMA ADJUSTMENT                                 ADJUSTMENT
    ----------------------------------------------------------------------------  --------------------
                                                                                      (DOLLARS IN
                                                                                       MILLIONS)
    Personnel reductions........................................................          $
    Natural gas vehicles........................................................
    Stockholder litigation costs................................................
    Other.......................................................................
                                                                                        ------
      Total.....................................................................          $7.0
                                                                                        ======

     In addition to the general and administrative adjustment shown above, management believes that it will be able to reduce general and administrative and operating overhead expenses by an additional $3.0 million subsequent to the Recapitalization. This additional amount is not reflected as an adjustment in the Pro Forma Statement of Operations.

(i) Substantially all interest income associated with cash investments, investments and restricted cash is eliminated on a pro forma basis to reflect the use of substantially all such balances to effect the Recapitalization.

(j) Reflects the reduction of interest expense as a result of the Recapitalization. Interest expense adjustments include the following:

                                                                                       YEAR ENDED
                                                                                    DECEMBER 31, 1995
                                                                                  ---------------------
                                                                                  (DOLLARS IN MILLIONS)
    Interest expense on existing debt............................................        $(145.5)
    Interest expense on the New Credit Facility (assumed 7.0% average rate)......           22.1
    Interest expense on the Senior Subordinated Notes (assumed 11.0% rate).......           36.8
    Interest expense on the Discount Notes (assumed 12 1/4% rate)................           22.6
                                                                                         -------
      Total adjustment...........................................................        $  64.0
                                                                                         =======

    Interest expense on existing debt does not include approximately $3.1 million of the interest portion of the administrative fee charged by CIG in connection with Mesa's West Panhandle field operations. Interest expense on the New Credit Facility, Senior Subordinated Notes and Discount Notes includes amortization of debt issuance costs of $0.6 million, $1.0 million and $0.6 million, respectively. The effects of fluctuations of 0.125% and 0.250% in interest rates in respect of the New Credit Facility on pro forma interest expense would have been $0.4 million and $0.8 million, respectively, for the year ended December 31, 1995.

(k) Reflects the pro forma adjustment for an 8% dividend on the Preferred Stock payable quarterly in additional shares of Preferred Stock for at least the first four years after issuance.

                       SELECTED HISTORICAL FINANCIAL DATA

     The following table sets forth selected financial information of Mesa as of the dates and for the periods indicated. The selected historical consolidated statement of operations data for the years ended December 31, 1993, 1994 and 1995 and the historical consolidated balance sheet data as of December 31, 1994 and 1995 are derived from the audited Consolidated Financial Statements included elsewhere in this Prospectus. The selected historical consolidated statement of operations data for the years ended December 31, 1991 and 1992 and the selected historical consolidated balance sheet data as of December 31, 1991, 1992 and 1993 are derived from audited consolidated financial statements of Mesa that are not included in this Prospectus. This table should be read in conjunction with the Consolidated Financial Statements and related notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                         YEARS ENDED DECEMBER 31,
                                                                         --------------------------------------------------------
                                                                           1991        1992        1993        1994        1995
                                                                         --------    --------    --------    --------    --------
                                                                                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Natural gas..........................................................  $  169.9    $  157.6    $  141.8    $  139.6    $  129.6
  Natural gas liquids..................................................      62.0        59.7        61.4        72.7        75.3
  Oil and condensate...................................................      16.1        18.7        12.4         7.9        19.6
  Other................................................................       1.5         1.1         6.6         8.5        10.5
                                                                         --------    --------    --------    --------    --------
Total revenues.........................................................     249.5       237.1       222.2       228.7       235.0
                                                                         --------    --------    --------    --------    --------
Costs and expenses:
  Lease operating......................................................      46.9        43.9        51.8        52.7        51.8
  Production and other taxes...........................................      18.9        18.6        20.4        21.3        18.4
  Exploration charges..................................................       4.7        10.0         2.7         5.2         6.6
  General and administrative...........................................      27.8        24.5        25.2        28.5        26.8
  Depreciation, depletion and amortization.............................     117.1       113.9       100.1        92.3        83.4
                                                                         --------    --------    --------    --------    --------
Total costs and expenses...............................................     215.4       210.9       200.2       200.0       187.0
                                                                         --------    --------    --------    --------    --------
Operating income.......................................................      34.1        26.2        22.0        28.7        48.0
Net interest expense (a)...............................................    (134.3)     (129.9)     (131.3)     (131.3)     (132.7)
Other income (b).......................................................      21.0        14.5         6.9        19.2        27.1
                                                                         --------    --------    --------    --------    --------
Net loss...............................................................  $  (79.2)   $  (89.2)   $ (102.4)   $  (83.4)   $  (57.6)
                                                                         ========    ========    ========    ========    ========
Net loss per common share..............................................  $  (2.05)   $  (2.31)   $  (2.61)   $  (1.42)   $  (0.90)
                                                                         ========    ========    ========    ========    ========
Pro forma net loss available to Common Stock...........................                                                  $  (24.0)
Pro forma net loss per common share....................................                                                  $  (0.37)
OTHER FINANCIAL DATA:
EBITDA (c).............................................................  $  155.9    $  150.1    $  124.8    $  126.2    $  138.0
Net cash interest expense (d)..........................................     130.9       126.1        78.0        47.8        90.4
Capital expenditures...................................................      31.9        69.2        29.6        32.6        42.3
Ratios:
  EBITDA to net interest expense.......................................       1.2x        1.2x        1.0x        1.0x        1.0x
  EBITDA to net cash interest expense..................................       1.2x        1.2x        1.6x        2.6x        1.5x
  Earnings to fixed charges(e).........................................        NM          NM          NM          NM          NM
  Total debt to EBITDA.................................................       8.4x        8.6x       10.0x        9.7x        9.0x
BALANCE SHEET DATA (END OF PERIOD):
Cash and investments (f)...............................................  $  260.3    $  169.1    $  150.0    $  162.5    $  187.4
Total assets...........................................................   1,832.8     1,676.5     1,533.4     1,484.0     1,464.7
Long term debt, including current maturities...........................   1,310.7     1,286.2     1,241.3     1,223.3     1,236.7
Stockholders' equity...................................................     273.6       184.4       112.1       124.6        67.0

- ---------------

(a) Net interest expense represents total interest expense less interest income.

(b) See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Other Income (Expense)" for additional detail.

(c) EBITDA represents operating income plus exploration charges and depreciation, depletion and amortization expense. EBITDA is not presented as an indicator of Mesa's operating performance or as a measure of liquidity.

(d) During the periods presented, certain of Mesa's total interest expense consisted of non-cash amortization of debt issuance costs and of accretion of interest on certain discount notes. Such accreted interest was added to the balance of the discount notes rather than paid in cash. Net cash interest expense reflects net interest expense less amortization of debt issuance costs and accretion of interest on discount notes.

(e) For the purpose of determining the ratio of earnings to fixed charges, earnings are defined as net loss plus fixed charges. Fixed charges consist of interest expense and capitalized interest. Earnings were inadequate to cover fixed charges for each of the years ended December 31, 1991 through December 31, 1995 by $79.2 million, $91.6 million, $105.3 million, $83.5 million and $58.5 million, respectively.

(f) At December 31, 1995, cash and investments includes $149.1 million of cash and cash investments and $38.3 million of investments.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This discussion should be read in conjunction with the Consolidated Financial Statements and the related notes thereto included elsewhere in this Prospectus.

CAPITAL RESOURCES AND LIQUIDITY

     The Recapitalization will enhance Mesa's ability to compete in the oil and gas industry by substantially increasing its cash flow available for investment and improving its ability to attract capital, which will increase Mesa's ability to pursue investment opportunities. Specifically, Mesa's financial condition will improve significantly as a result of the Recapitalization due to (i) a significant reduction in total debt outstanding, (ii) a reduction in annual cash interest expense of approximately $75 million, (iii) the implementation of a cost savings program designed to reduce annual general and administrative and other operating overhead expenses by approximately $10 million, and (iv) the extension of maturities on its long term debt, which will eliminate Mesa's present liquidity concerns.

     The expected reduction of annual cash interest expense is based on the following assumptions: (i) initial borrowings under the New Credit Facility of approximately $375 million, which gives effect to the occurrence of the First Closing and Second Closing as of June 30, 1996, based on assumed cash balances at such date and assuming that a prepayment premium is not paid on the HCLP Secured Notes at such time; and (ii) annual interest rates of approximately 7% under the New Credit Facility, 11% under the Senior Subordinated Notes and
12 1/4% under the Discount Notes. Actual borrowings and interest rates under the New Credit Facility will fluctuate over time and will affect Mesa's actual cash interest expense. If Mesa had been required to pay a full prepayment premium on the HCLP Secured Notes as of May 6, 1996, the amount of such premium would have been approximately $50 million.

     Management believes that cash from operating activities, together with the approximately $125 million of availability under the $500 million New Credit Facility, following the completion of the Recapitalization at the Second Closing, will be sufficient for Mesa to meet its debt service obligations and scheduled capital expenditures, and to fund its working capital needs for the foreseeable future following the Recapitalization. Notwithstanding the Recapitalization, Mesa continues to be highly leveraged.

NET OPERATING LOSS CARRYFORWARDS OF MESA

     At December 31, 1995, Mesa had approximately $470 million of unused net operating loss ("NOL") carryforwards. The issuance of Series B Preferred Stock to DNR pursuant to the Stock Purchase Agreement has caused the NOL carryforward limitations of Section 382 of the Internal Revenue Code of 1986, as amended (the "Code") to apply to Mesa's NOL carryforwards. As a result, Mesa's ability to carry forward its existing NOLs to offset future income and gain (other than unrealized gain inherent in Mesa's assets at the time of issuance of the Series B Preferred Stock to DNR) will be limited. Mesa's ability to utilize its existing NOLs has been limited to approximately $ million per year ("Annual NOL Limitation"). Any unused Annual NOL Limitation as well as any tax operating losses which might be generated after the issuance of the Series B Preferred Stock will carry forward for use in future years without restriction.

FIRST QUARTER 1996 RESULTS

     On April 22, 1996, Mesa reported net income of $1.1 million, or $.02 per share, for the first quarter of 1996 compared with a net loss of $7.9 million, or $.12 per share, for the first quarter of 1995. Mesa reported first quarter revenues of $80.6 million and operating income of $25.3 million in 1996 compared with revenues of $62.2 million and operating income of $16.0 million in 1995. Mesa's first quarter 1996 results reflect higher natural gas and natural gas liquids production and significantly higher natural gas and natural gas liquids prices. Mesa also reported gains of $8.8 million from its investments in energy futures and securities in the first quarter of 1996 compared to $4.6 million for the same period in 1995. The 1996 results include a non-cash impairment totaling $6.8 million associated with the adoption of Statement of Financial Accounting Standards No. 121 relating to impairment of long lived assets.

RESULTS OF OPERATIONS

     The following table presents a summary of the results of operations of Mesa for the years indicated:

                                                             YEARS ENDED DECEMBER 31,
                                                        -----------------------------------
                                                         1993          1994          1995
                                                        -------       -------       -------
                                                               (DOLLARS IN MILLIONS)
    Revenues..........................................  $ 222.2       $ 228.7       $ 235.0
    Operating and administrative costs................   (100.1)       (107.7)       (103.6)
    Depreciation, depletion and amortization..........   (100.1)        (92.3)        (83.4)
                                                        -------       -------       -------
    Operating income..................................     22.0          28.7          48.0
                                                        -------       -------       -------
    Interest expense, net of interest income..........   (131.3)       (131.3)       (132.7)
    Other.............................................      6.9          19.2          27.1
                                                        -------       -------       -------
    Net loss..........................................  $(102.4)      $ (83.4)      $ (57.6)
                                                        =======       =======       =======

  Revenues, Production and Average Price Data

     The table below presents, for the years indicated, the revenues, production and average prices received from sales of natural gas, natural gas liquids and oil and condensate.

                                                             YEARS ENDED DECEMBER 31,
                                                        -----------------------------------
                                                         1993          1994          1995
                                                        -------       -------       -------
    Revenues (in millions):
      Natural gas.....................................  $ 141.8       $ 139.6       $ 129.6
      Natural gas liquids.............................     61.4          72.7          75.3
      Oil and condensate..............................     12.4           7.9          19.6
                                                        -------       -------       -------
              Total...................................  $ 215.6       $ 220.2       $ 224.5
                                                        =======       =======       =======
    Natural Gas Production (MMcf):
      Hugoton.........................................   47,476        51,986        48,871
      West Panhandle..................................   23,786        22,983        20,357
      Gulf of Mexico..................................    8,517         7,359         8,073
      Other...........................................       41            11            11
                                                        -------       -------       -------
              Total...................................   79,820        82,339        77,312
                                                        =======       =======       =======
    Natural Gas Liquids Production (MBbls):
      Hugoton.........................................    1,481         3,430         3,524
      West Panhandle..................................    3,480         3,423         2,994
      Gulf of Mexico..................................       81            53            48
      Other...........................................        8             5             5
                                                        -------       -------       -------
              Total...................................    5,050         6,911         6,571
                                                        =======       =======       =======
    Oil and Condensate Production (MBbls):
      Hugoton.........................................      104            --            --
      West Panhandle..................................      153           164           118
      Gulf of Mexico..................................      352           337         1,025
      Other...........................................      129            45            52
                                                        -------       -------       -------
              Total...................................      738           546         1,195
                                                        =======       =======       =======

                                                             YEARS ENDED DECEMBER 31,
                                                        -----------------------------------
                                                         1993          1994          1995
                                                        -------       -------       -------
    Weighted average sales prices:
    Natural gas (per Mcf)
      Hugoton.........................................  $  1.78       $  1.57       $  1.32
      West Panhandle..................................     1.72          1.80          1.83
      Gulf of Mexico..................................     2.08          1.81          1.59
      Other...........................................      .85          1.29           .54
                                                        -------       -------       -------
              Average(a)..............................  $  1.79       $  1.67       $  1.65
                                                        =======       =======       =======
    Natural gas liquids (per Bbl)
      Hugoton.........................................  $ 12.35       $ 10.03       $ 10.76
      West Panhandle..................................    12.04         11.06         12.33
      Gulf of Mexico..................................    12.61         11.52         11.37
      Other...........................................    10.51          8.58          8.77
                                                        -------       -------       -------
              Average.................................  $ 12.14       $ 10.55       $ 11.48
                                                        =======       =======       =======
    Oil and condensate (per Bbl)
      Hugoton.........................................  $ 18.21       $    --       $    --
      West Panhandle..................................    15.04         13.38         14.13
      Gulf of Mexico..................................    16.69         15.18         16.57
      Other...........................................    17.08         14.43         16.48
                                                        -------       -------       -------
              Average.................................  $ 16.63       $ 14.58       $ 16.32
                                                        =======       =======       =======

- ---------------

(a) Includes the effects of hedging activities. See "-- Natural Gas Prices."

     The increase in total revenues from sales of natural gas, NGLs, and oil and condensate from 1994 to 1995 is primarily attributable to increased oil and condensate production in 1995, increased liquids prices in 1995 and approximately $12.7 million of natural gas hedge gains recognized in 1995. These factors offset the decrease in natural gas and natural gas liquids production and the lower market prices for natural gas production in 1995. The increase in revenues from 1993 to 1994 was primarily due to increased natural gas and natural gas liquids production in 1994, partially offset by the decrease in prices from 1993 to 1994.

     Natural gas revenues decreased from 1993 to 1994 and from 1994 to 1995. In 1995 production was lower in both the Hugoton and West Panhandle fields due to timing and duration of equipment maintenance and weather-related reduction in demand, respectively. Total natural gas production increased from 1993 to 1994 primarily due to higher allowables in the Hugoton field partially offset by slightly lower West Panhandle and Gulf of Mexico production. Average natural gas prices were slightly lower in 1995 than in 1994. Prices received for market price-based production were $.22 per Mcf (14%) lower in 1995, at $1.33 per Mcf. Mesa's hedge gains increased the reported prices for such production by $.20 per Mcf to $1.53 Mcf. The lower market prices were the result of the continuing surplus of natural gas supply. Average natural gas prices reported were 7% lower in 1994 than in 1993 due to generally lower market prices. See "-- Natural Gas Prices."

     NGL revenues increased in 1995 compared to 1994. Hugoton field NGL production was slightly higher despite lower natural gas production reflecting improved yields from Mesa's Satanta plant. West Panhandle field NGL production decreased in 1995 in proportion to the lower natural gas production. The lower production was offset by higher average prices in 1995 due to improved market conditions for NGLs. NGL production increased from 1993 to 1994 as a result of increases in Hugoton field liquids production. In the third quarter of 1993 the Satanta plant in the Hugoton field was completed. The plant, which is capable of processing up to 250 MMcf of natural gas per day, replaced Mesa's older Ulysses natural gas processing plant which could process up to 160 MMcf per day. The Satanta plant has the ability to extract a greater quantity of NGLs per Mcf of natural gas, reject nitrogen, recover helium and produce LNG.

     Oil and condensate revenues increased approximately 150% from 1994 to 1995. Gulf of Mexico production was up over 200% due to successful drilling in late 1994. Average oil and condensate prices were also higher in 1995 by $1.74 per Bbl. Prior to the resumption of drilling in the Gulf of Mexico in 1994, Mesa's oil and condensate production had been on a decline.

     West Panhandle production is governed by the terms of a contract with CIG. See "-- Production Allocation Agreement."

     Mesa's production from the Hugoton field is affected by the allowables set for the entire field and by the portion of allowables allocated to Mesa's wells. See "Business -- Production -- Hugoton Field."

  Natural Gas Prices

     Substantially all of Mesa's natural gas production is sold under short term or long term sales contracts. Approximately 80% of Mesa's annual natural gas sales, whether or not such sales are governed by a contract, are at market prices. The following table shows Mesa's natural gas production sold under fixed price contracts and production sold at market prices:

                                                                  YEARS ENDED DECEMBER 31,
                                                                 --------------------------
                                                                  1993      1994      1995
                                                                 ------    ------    ------
    Natural Gas Production (MMcf):
      Sold under fixed price contracts.........................  19,467    13,935    15,212
      Sold at market prices....................................  60,353    68,404    62,100
                                                                 ------    ------    ------
      Total production.........................................  79,820    82,339    77,312
                                                                 ======    ======    ======
      Percent sold at market prices............................      76%       83%       80%

     In addition to its fixed price contracts, Mesa will, when circumstances warrant, hedge the price received for its market-sensitive production through natural gas futures contracts. The following table shows the effects of Mesa's fixed price contracts and hedging activities on its natural gas prices:

                                                                  YEARS ENDED DECEMBER 31,
                                                                  -------------------------
                                                                  1993      1994      1995
                                                                  -----     -----     -----
    Average Natural Gas Prices (per Mcf):
      Fixed price contracts.....................................  $1.94     $2.16     $2.12
                                                                  =====     =====     =====
      Market prices received....................................  $1.75     $1.55     $1.33
      Hedge gains (losses)......................................   (.01)      .01       .20
                                                                  -----     -----     -----
         Total market prices....................................  $1.74     $1.56     $1.53
                                                                  =====     =====     =====
    Total average prices........................................  $1.79     $1.67     $1.65
                                                                  =====     =====     =====

     Gains and losses from hedging activities are included in natural gas revenues when the applicable hedged natural gas is produced. Mesa recognized gains from hedging activities of $12.7 million in 1995 and $895,000 in 1994, and losses of $324,000 in 1993.

  Costs and Expenses

     Mesa's aggregate costs and expenses declined by approximately 7% from 1994 to 1995. Lease operating expenses declined marginally due to decreased production. Production and other taxes decreased 14% from 1994 to 1995 due to decreased production in the Hugoton and West Panhandle fields and lower tax rates for Hugoton field production in 1995. See "Business -- Production Costs." Exploration charges in 1995 were greater than in 1994, reflecting increased exploration activities in the Gulf of Mexico, and consist primarily of exploratory dry-hole expense. General and administrative ("G&A") expenses were lower in 1995 than in 1994 primarily due to lower legal expenses and a reduction in employee benefit expenses. Depreciation, depletion and amortization ("DD&A") expense, which is calculated quarterly on a unit-of-production basis, was lower in 1995 than in 1994 primarily due to lower equivalent production in 1995, oil and gas reserve increases in the

Hugoton and West Panhandle fields in the fourth quarters of 1994 and 1995, and additional reserve discoveries in the Gulf of Mexico in 1994 and 1995. (See "Supplemental Financial Data" in the notes to the Consolidated Financial Statements located elsewhere in this Prospectus for a discussion of oil and gas reserves.)

     Mesa's aggregate costs and expenses declined marginally from 1993 to 1994. Lease operating expenses increased by 2% as a result of higher operating costs associated with Mesa's Satanta plant and higher Hugoton field production. See "Business -- Production Costs." Exploration charges in 1994 were greater than in 1993, reflecting Mesa's increased exploration activities in the Gulf of Mexico, and resulted primarily from the purchase of 3-D seismic data. G&A expenses were higher in 1994 than in 1993 primarily due to litigation expenses associated with Mesa's defense of a royalty lawsuit in the West Panhandle field. See
"Business -- Legal Proceedings." DD&A expense was lower in 1994 compared to 1993. DD&A expense reflects the 1994 reserve increases in the Hugoton and West Panhandle fields and reserve discoveries in the Gulf of Mexico. (See "Supplemental Financial Data" in the notes to the Consolidated Financial Statements located elsewhere in this Prospectus.)

  Other Income (Expense)

     Interest expense in 1995 was not materially different from 1994 and 1993 as average aggregate debt outstanding did not materially change.

     Interest income increased from $10.7 million in 1993 to $13.5 million in 1994 and $15.9 million in 1995 as a result of higher average cash balances and higher average interest rates earned on these cash balances in 1994 and 1995.

     Results of operations for the years 1993, 1994, and 1995 include certain items which are either non-recurring or are not directly associated with Mesa's oil and gas producing operations. The following table sets forth the amounts of such items:

                                                                YEARS ENDED DECEMBER 31,
                                                              -----------------------------
                                                              1993        1994        1995
                                                              -----       -----       -----
                                                                  (DOLLARS IN MILLIONS)
    Gains from investments..................................  $ 4.0       $ 6.7       $18.4
    Gains from collections from Bicoastal Corporation.......   18.5        16.6         6.4
    Gains on dispositions of oil and gas properties.........    9.6          --          --
    Litigation settlement...................................  (42.8)         --          --
    Gain from adjustment of contingency reserve.............   24.0          --          --
    Expense of debt exchange transaction....................   (9.7)         --          --
    Other...................................................    3.1        (3.9)        2.3
                                                              -----       -----       -----
      Total other income....................................  $ 6.9       $19.2       $27.1
                                                              =====       =====       =====

     The gains from investments relate to Mesa's investments in marketable securities and energy futures contracts, which include NYMEX futures contracts, commodity price swaps and options that are not accounted for as hedges of future production. Mesa's investments in marketable securities and futures contracts are valued at market prices at each reporting date with gains and losses included in the statement of operations for such reporting period whether or not such gains or losses have been realized. At December 31, 1995, Mesa had recognized but not realized approximately $7.6 million of gains primarily associated with open positions in natural gas futures contracts. As of ,1996, Mesa had no open speculative positions in energy futures contracts.

     The gains from collection of interest from Bicoastal Corporation relate to a note receivable from such company, which was in bankruptcy. Mesa's claims in the bankruptcy exceeded its recorded receivable. As of year-end 1995, Mesa had collected the full amount of its allowed claim plus a portion of the interest due on such claims. The gains on dispositions of oil and gas properties relate primarily to 1993 sales of oil producing properties in the deep Hugoton and Rocky Mountain areas for approximately $26 million.

     The litigation settlement charge relates to Mesa's 1994 settlement of a lawsuit with Unocal Corporation ("Unocal"). The litigation related to a 1985 investment in Unocal by Mesa's predecessor, Mesa Petroleum Co. ("Original Mesa"), and certain other defendants. The plaintiffs had sought to recover alleged "short-swing profits" plus interest totaling over $150 million pursuant to Section 16(b) of the Exchange Act. In early 1994 Mesa and the other defendants reached a settlement with the plaintiffs and agreed to pay $47.5 million to Unocal, of which Mesa's share was $42.8 million. Mesa issued additional secured discount notes with a face amount of $48.2 million to fund its share of the settlement.

     In the fourth quarter of 1993, Mesa completed a settlement with the Internal Revenue Service (the "IRS") resolving all tax issues relating to the 1984 through 1987 tax returns of Original Mesa. Mesa had previously established contingency reserves for the IRS claims and certain other contingent liabilities in excess of the actual and estimated liabilities. As a result of the settlement with the IRS and the resolution and revaluation of certain other contingent liabilities, Mesa recorded a net gain of $24 million in the fourth quarter of 1993.

     The debt exchange expense relates to costs associated with Mesa's $600 million debt exchange transaction completed in 1993.

  Production Allocation Agreement

     Effective January 1, 1991, Mesa entered into the Production Allocation Agreement (as amended, the "PAA") with CIG, which allocates 77% of reserves and production from the West Panhandle field to Mesa and 23% to CIG. During 1993, 1994 and 1995, Mesa produced and sold 74%, 69%, and 71%, respectively, of total production from the field; the balance of field production was sold by CIG. Mesa records its 77% ownership interest in natural gas production as revenue. The difference between the net value of production sold by Mesa and the net value of its 77% entitlement is accrued as a gas balancing receivable. The revenues and costs associated with such accrued production are included in results of operations.

     The following table presents the incremental effect on production and results of operations from entitlement production recorded in excess of actual sales as a result of the PAA:

                                                  YEARS ENDED DECEMBER 31,
                                                -----------------------------   JANUARY 1, 1991
                                                1993        1994        1995        TO DATE
                                                -----       -----       -----   ---------------
                                                             (DOLLARS IN MILLIONS)
    Revenues accrued..........................  $ 5.1       $ 8.7       $ 4.3       $  58.7
    Costs and expenses accrued................   (1.1)       (3.1)       (1.6)        (16.1)
                                                -----       -----       -----       -------
    Recorded to receivable....................    4.0         5.6         2.7          42.6
                                                -----       -----       -----       -------
    Depreciation, depletion and
      amortization............................   (1.2)       (3.7)       (1.7)        (25.2)
                                                -----       -----       -----       -------
              Total...........................  $ 2.8       $ 1.9       $ 1.0       $  17.4
                                                =====       =====       =====       =======
    Production accrued:
      Natural gas (MMcf)......................    740       2,386       1,155        15,887
      Natural gas liquids (MBbls).............    106         355         171         2,275

     At December 31, 1995, the long term gas balancing receivable from CIG, net of accrued costs, relating to the PAA was $42.6 million, which is included in "Other assets" in Mesa's consolidated balance sheet. The provisions of the PAA allow for periodic and ultimate cash balancing to occur. The PAA also provides that CIG may not take in excess of its 23% share of ultimate production.

OTHER

     See "Business -- Legal Proceedings" and Note 9 to the Consolidated Financial Statements included elsewhere in this Prospectus for information regarding the status of certain pending litigation.

     Mesa recognizes its ownership interest in natural gas production as revenue. Actual production quantities sold may be different from Mesa's ownership share of production in a given period. Mesa records these differences as gas balancing receivables or as deferred revenue. Net gas balancing underproduction represented approximately 2% of total equivalent production for the year ended December 31, 1995, compared with 5% during the same period in 1994 and 3% in 1993. The gas balancing receivable or deferred revenue component of natural gas and natural gas liquids revenues in future periods is dependent on future rates of production, field allowables and the amount of production taken by Mesa or by its joint interest partners.

     Mesa invests from time to time in marketable equity and other securities, as well as in energy-related commodity futures contracts, which include NYMEX futures contracts, price swaps and options. Mesa also enters into natural gas futures contracts as a hedge against natural gas price fluctuations.

     Management does not anticipate that inflation will have a significant effect on Mesa's operations.

                                    BUSINESS

GENERAL

     Mesa is one of the largest independent oil and gas companies in the United States, with approximately 1.9 Tcfe of proved reserves as of December 31, 1995. Approximately 95% of Mesa's reserves are concentrated in the Hugoton field in southwest Kansas and the West Panhandle field in Texas. These fields, which are part of one contiguous reservoir, are considered to be among the premier natural gas properties in the United States and are characterized by long lived reserves and stable production. Despite operating under significant capital constraints since 1990, Mesa has maintained a large, concentrated and efficiently managed asset base.

     Approximately 65% of Mesa's total equivalent proved reserves are natural gas and the balance are principally NGLs. Approximately 95% of Mesa's proved reserves are developed. The estimated future net cash flows before income taxes from Mesa's proved reserves, as of December 31, 1995, aggregated approximately $2.4 billion and had a pre-tax net present value, discounted at 10%, of approximately $1.0 billion.

BUSINESS STRENGTHS

     Mesa believes it has certain strengths that provide it with significant competitive advantages, including the following:

     - Long Reserve Life. Mesa's properties have an estimated reserve life, calculated by dividing total proved reserves by annual production, of approximately 15 years, which is among the longest reserve lives of any domestic oil and gas company. As a result of the long lived nature of its properties, Mesa has lower reinvestment requirements to maintain reserve quantities, production levels and values than many of its competitors. The pre-tax net present value of Mesa's proved reserves has exhibited considerable stability over the last five years, ranging from approximately $1.2 billion to approximately $1.0 billion.

     - High Percentage of Proved Developed Producing Reserves. Approximately 95% of Mesa's reserves are classified as proved developed producing. The highly developed nature of these reserves results in relatively low capital expenditures to maintain production. The combined effect of a highly developed and long lived reserve base provides Mesa a long term source of cash flow to invest in future growth opportunities.

     - High Degree of Operational Control. Mesa operates over 90% of the wells in which it has working interests, which provides Mesa with control over the amount and timing of capital and operating expenditures. Mesa also owns and operates all of the processing facilities and a substantial majority of the gathering assets that service its onshore production. Control over these assets reduces operating expenses and enhances operational flexibility. These factors provide Mesa with significant operating advantages, such as the ability to (i) shift production into the heating season, when prices are generally higher, (ii) vary the recovery of NGLs to optimize its revenue mix, (iii) avoid production curtailments due to capacity constraints and (iv) reduce abandonment pressures for its wells, which should increase ultimate recoverable reserves.

     - Low Cost Operator. Mesa's reserves are primarily recovered from low pressure, shallow gas fields. Consequently, production costs are low and averaged $0.57 per Mcfe of production in 1995.

     - Expertise in Midcontinent and Gulf of Mexico. The Midcontinent, where the Hugoton and West Panhandle fields are located, and the Gulf of Mexico are two of the most prolific gas producing regions in the United States. Mesa's personnel have substantial operational expertise and experience in the oil and gas industry, particularly with respect to the technical challenges of these regions. Mesa's operations and exploration staff has extensive experience with the federal, state and local agencies with responsibility for these regions. This experience provides a significant base upon which to expand Mesa's operations as cash flow and additional capital become available for investment following the Recapitalization.

BUSINESS STRATEGY

     Following the Recapitalization, Mesa intends to position itself as a leading independent oil and gas exploration and production company by implementing the following primary strategies:

     - Balanced Reserve Growth. Mesa plans to increase reserves and cash flow by pursuing a balanced strategy of blending property acquisitions with development drilling and exploration. In pursuit of its strategy, Mesa intends to target (i) strategic property acquisitions that complement Mesa's existing asset base, (ii) long term development projects that provide a stable and low risk portfolio of reinvestment opportunities and (iii) limited exposure to higher risk exploration activities.

     - Exploitation of Existing Assets. Mesa will continue to focus on exploiting its existing asset base by undertaking projects related to development drilling, expansion of gathering systems, increased compression, enhancement of processing facilities and value added marketing activities.

     - Reduction in Costs. Mesa intends to maintain a low cost structure to maximize free cash flow available for investment. To this end, Mesa has already implemented the first steps of a program designed to reduce annual general and administrative and other operating overhead expenses by approximately $10 million.

     -  Increased Financial Flexibility. After completion of the
        Recapitalization, Mesa's financial flexibility will increase substantially. Mesa is committed to maintaining financial flexibility to enable it to access various forms of capital in order to successfully execute its growth strategy.

PROPERTIES

     Approximately 95% of Mesa's proved reserves are concentrated in the Hugoton field of southwest Kansas and the West Panhandle field of Texas. The two fields are each part of a reservoir that extends from southwest Kansas, through the Oklahoma panhandle and into the Texas panhandle. These fields, which produce gas from depths of 3,500 feet or less, are characterized by stable, long lived, low cost production. Mesa's other properties are primarily in the Gulf of Mexico and the Rocky Mountains.

     The following table summarizes the estimated proved reserves and estimated future cash flows associated with Mesa's oil and gas properties as of December 31, 1995, as estimated in accordance with Commission guidelines, by major areas of operation:

                                                                      GULF
                                                         WEST          OF
                                          HUGOTON      PANHANDLE     MEXICO      OTHER       TOTAL
                                         ----------    ---------     ------     -------    ----------
                                                            (DOLLARS IN MILLIONS)
Proved reserves:
  Natural gas (MMcf)...................     863,939     283,218      38,317      32,555     1,218,029
  Natural gas liquids (MBbls)..........      56,720      45,041         122          14       101,897
  Oil (MBbls)..........................          --       6,817       2,303         401         9,521
  Natural gas equivalents (MMcfe)......   1,204,259     594,366      52,867      35,045     1,886,537
  % Developed..........................        100%         90%         77%         41%           95%
  % Natural Gas........................         72%         48%         72%         93%           65%
  % of Total...........................         64%         32%          3%          1%          100%
Future net cash flows, before income
  taxes................................      $1,693        $683         $42         $32        $2,450
Present value of future net cash flows,
  before income taxes, discounted at
  10%..................................      $  658        $332         $41         $ 9        $1,040

     In recent years Mesa has concentrated its efforts on fully developing its existing long lived reserve base and expanding its opportunities to sell its production into as many markets with as few restrictions, such as those imposed by long term contracts, as possible. In the Hugoton field, these efforts have included infill drilling (i.e., drilling an additional well on each 640-acre spacing unit), installing additional compression and gathering facilities, and the construction of the Satanta natural gas processing plant, which has the ability to extract a greater quantity of NGLs per Mcf of natural gas, reject nitrogen, recover helium and produce LNG.

Two significant gas sales contracts related to Hugoton production expired in May 1995, giving Mesa over 200 MMcf per day of uncommitted deliverability available for sale after that date. Mesa now has the flexibility to sell its Hugoton production under short term contracts or on a swing or peak basis. In the West Panhandle field, development activities have included well workovers and deepenings/redrills, adding compression facilities, and the expansion and upgrading of natural gas processing facilities to process greater quantities of natural gas and recover helium. In addition, Mesa restructured its contractual arrangements in the West Panhandle field to more clearly define its right to production and to create the ability to sell gas outside of a restricted market area to a greater number of potential customers. Since 1994 Mesa has directed approximately 60% of its capital spending towards exploration and development in the Gulf of Mexico.

     Mesa has maintained a large geological and geophysical database covering the Midcontinent and other areas where it has historically operated. Following the Recapitalization, Mesa intends to exploit its database and consider selective acquisitions of producing properties with development and exploration potential in the Texas Panhandle, the Hugoton field, and other areas of the Midcontinent and Gulf of Mexico regions.

  Hugoton Field

     The Hugoton field in southwest Kansas is the largest producing gas field in the continental United States. Mesa's Hugoton properties represent approximately 13% of the proved reserves in the field and are located on over 230,000 net acres, covering approximately 400 square miles. Mesa's properties are concentrated in the center of the field and thus benefit from better reservoir characteristics, including thicker productive zones, higher porosity and higher permeability. Management believes that, as a result, Mesa's Hugoton properties will have a longer productive life and higher natural gas recoveries than properties located in other parts of the Hugoton field. Mesa has working interests in approximately 1,100 wells in the Hugoton field, 950 of which it operates, and royalty interests in approximately 300 additional wells. Mesa owns substantially all of the gathering and processing facilities which service its production from the Hugoton field and which allow Mesa to control the production, gathering, processing and sale of its gas to various major intrastate and interstate pipelines through its direct interconnects.

     Mesa's Hugoton properties are capable of producing more than 230 MMcf of wet gas per day (i.e., gas production at the wellhead before processing and before reduction for royalties). Substantially all of Mesa's Hugoton production is processed through its Satanta plant. After processing, on a peak production day, Mesa has available to market over 150 MMcf of residue (processed) gas and 13 MBbls of NGLs. Production in the Hugoton field is subject to allowables set by state regulators. Mesa estimates that, for the last year, it and other major producers in the Hugoton field have produced at full capacity in the Hugoton field and expects such practice to continue. See "-- Production -- Hugoton Field."

     Mesa's Hugoton properties accounted for approximately 64% of its equivalent proved reserves and 63% of the present value of estimated future net cash flows before income taxes, determined as of December 31, 1995, in accordance with Commission guidelines. The Hugoton properties accounted for approximately 48%, 53%, and 47% of Mesa's oil and gas revenues for the years ended December 31, 1993, 1994, and 1995, respectively. The percentage of revenues from the Hugoton field has been less than the percentage of equivalent proved reserves due primarily to the longer life of the Hugoton properties compared to Mesa's other properties. See "-- Production -- Hugoton Field."

  West Panhandle Field

     The West Panhandle properties are located in the central panhandle region of Texas. Natural gas from these properties is produced from approximately 600 wells, all of which Mesa operates, on over 185,000 net acres. All of Mesa's West Panhandle production is processed through Mesa's Fain natural gas processing plant.

     Mesa's West Panhandle reserves are owned and produced pursuant to contracts with CIG, originally executed in 1928 by predecessors of both companies. The PAA, an amendment to these contracts, allocates 77% of the production from the West Panhandle field properties to Mesa and 23% to CIG, effective as of January 1, 1991. Under the associated agreements, Mesa operates the wells and production equipment and CIG owns and operates the gathering system by which Mesa's production is transported to the Fain plant.

CIG also performs certain administrative functions. Each party reimburses the other for certain costs and expenses incurred for the joint account.

     As of December 31, 1995, Mesa's West Panhandle properties represented approximately 32% of Mesa's equivalent proved reserves, and approximately 32% of the present value of estimated future net cash flows before income taxes, determined in accordance with Commission guidelines. Production from the West Panhandle properties accounted for approximately 40%, 36%, and 33% of Mesa's oil and gas revenues for the years ended December 31, 1993, 1994, and 1995, respectively. Although the West Panhandle properties are long lived, the percentage of Mesa's revenues represented by West Panhandle production has been greater than the percentage of equivalent proved reserves represented by such properties. This is a result of higher gas prices received under a sales contract for approximately 29% of Mesa's West Panhandle residue gas production, as well as the higher yield of NGLs extracted from West Panhandle natural gas as compared to Hugoton natural gas.

     The Fain plant is capable of processing up to 120 MMcf of natural gas per day. West Panhandle field natural gas contains a high quantity of NGLs. As a result, processing this gas yields relatively greater liquids volumes than recoveries typically realized in other natural gas fields. For example, on a peak day, Mesa can extract approximately 12 MBbls of NGLs at its Fain plant from an inlet gas volume of 120 MMcf.

     In the last six years Mesa has deepened, redrilled, or reworked 357 wells in the West Panhandle field, adding reserves, and increasing deliverability. Mesa has also identified approximately 120 locations that have additional production potential from new areas or deeper zones that it plans to redrill over a three year period beginning in early 1996. These drilling locations target reserves in deeper portions of the reservoirs not currently reached by existing wells. Mesa has commenced the drilling program to develop these reserves in anticipation of its contractual right to increase its share of West Panhandle production in 1997 and thereafter. See "-- Production -- West Panhandle Production."

  Gulf of Mexico

     Mesa's Gulf of Mexico properties are located offshore Texas and Louisiana. Mesa has operated in the Gulf of Mexico since 1970 and has produced approximately 425 Bcfe (net to Mesa's interest). Mesa currently owns interests in 45 blocks in the Gulf of Mexico. As of December 31, 1995, these properties had an estimated 53 Bcfe of remaining proved reserves. In addition, Mesa has over 100,000 miles of two-dimensional ("2-D") seismic data and approximately 400 square miles of 3-D seismic data in the Gulf of Mexico. Mesa has an office in Lafayette, Louisiana, to oversee production from its Gulf of Mexico properties. Mesa's working interests in seven of its 45 blocks are subject to a net profits interest owned by the Mesa Offshore Trust.

     Over the last five years, Mesa has evaluated a number of its offshore producing properties utilizing well information, 2-D seismic and production data, combined with 3-D seismic surveys to identify further development and exploration potential. Mesa currently has 11 3-D seismic surveys under analysis. New well locations were identified on five producing leases in 1995 and one exploratory block was acquired based upon interpretation of 3-D seismic data. Since late 1994, Mesa has successfully completed 17 out of 19 wells drilled in the Gulf of Mexico based on 3-D seismic surveys. In the aggregate, Mesa incurred net capital costs of $36 million during this period and, through December 31, 1995, has added approximately 51 Bcfe of proved oil and gas reserves. Mesa intends to continue its evaluation and identification of additional prospects for drilling in 1996, depending on the success of its program and other factors. Because it has existing infrastructure and production facilities on these properties, Mesa expects that it will be able to bring its successful wells on-line more quickly and at lower development costs than have been typical for offshore production.

     In April 1996, Mesa was the sole high bidder for one block and a participating high bidder for five additional blocks covering 28,000 acres in the most recent federal lease sale in the Gulf of Mexico. Mesa bid $500,000 for its share of the six blocks, five of which are located in an area where Mesa has producing interests. Acceptance of these bids is subject to governmental approval.

  Other

     Mesa's other producing properties are located in the Rocky Mountain area of the United States, which accounted for less than 1% of Mesa's total production in 1995.

     Mesa's non-oil and gas tangible properties include buildings, leasehold improvements, and office equipment, primarily in Amarillo, Dallas, and Fort Worth, Texas, and certain other assets. Non-oil and gas tangible properties represent less than 2% of the net book value of Mesa's properties.

RESERVES

     The following table summarizes Mesa proved reserves, as estimated in accordance with the Commission guidelines, associated with Mesa's oil and gas properties as of December 31, 1991, 1992, 1993, 1994 and 1995 by total reserves and reserve components.

                                                         AS OF DECEMBER 31,
                                    -------------------------------------------------------------
                                      1991         1992         1993         1994         1995
                                    ---------    ---------    ---------    ---------    ---------
    Natural gas (MMcf)............  1,367,968    1,276,049    1,202,444    1,303,187    1,218,029
    Natural gas liquids (MBbls)...     79,269       80,124       79,150       84,397      101,897
    Oil and condensate (MBbls)....      3,956        7,268        3,296        5,031        9,521
    Natural gas equivalents
      (MMcfe).....................  1,867,318    1,800,401    1,697,120    1,839,755    1,886,537

     The proved reserve estimates set forth above for 1994 and 1995 were prepared by Mesa's internal reserve engineers. Oil and gas reserve quantities estimated as of December 31, 1995, reflect a net increase over 1994, after production, of approximately 171 Bcfe of natural gas. Equivalent natural gas reserves increased in each of Mesa's major production areas. Increases in Hugoton field reserves reflect alignment of the assumptions used in preparing the proved reserve estimates with Mesa's practice of recovering ethane at the Satanta plant. In previous years Hugoton proved reserve estimates were prepared assuming that Mesa would not recover ethane which resulted in slightly higher natural gas volumes, lower NGL volumes and lower total equivalent volumes than if ethane recovery were assumed. The decision as to whether or not to recover ethane is based on the relative value of ethane as a liquid versus the energy-equivalent value of such ethane if left in the residue natural gas. In the future, if economic conditions warrant, Mesa may revise proved reserves to reflect any changes in such relative values. In the West Panhandle field, reserves were revised upward to reflect the development drilling results over the past year and the planned upgrade of the Fain plant for a higher rate of liquids recovery per Mcf of gas produced from the field. In the Gulf of Mexico, reserve additions resulted from exploratory and development drilling in 1994 and 1995.

     Prior to 1994 Mesa's proved reserve estimates were prepared by an independent petroleum engineering firm. In accordance with a long-term debt agreement, the independent petroleum engineering firm prepared proved reserve estimates as of December 31, 1995, covering Mesa's Hugoton properties in the manner and to the extent required by the debt agreement. Their report will not be used for purposes other than those prescribed in the debt agreement. As in prior years, the Hugoton field reserve estimates prepared by such independent engineers are less than those of Mesa's engineers due to the independent engineers' different interpretation of well-test pressure and cumulative production data related to Mesa's Hugoton field properties. The independent engineers' December 31, 1995 reserve estimates for the Hugoton field reflect a downward revision from prior estimates by such engineers and, as a result, such estimates were approximately 25% less than Mesa's estimates of Hugoton field reserves as of December 31, 1995. See Note 4 to the Consolidated Financial Statements located elsewhere in this Prospectus for additional discussion of the independent engineers' reserve report.

     In connection with the due diligence conducted by DNR prior to entering into the Stock Purchase Agreement, and in order to understand the differences between the independent petroleum engineering firm's report referred to above and Mesa's internal reserve estimates, DNR requested another independent engineering firm (the "Due Diligence Engineering Firm") to make an independent evaluation of the projected gross proved gas reserves attributable to the Hugoton and West Panhandle properties in which Mesa had an interest as of December 31, 1995. The evaluation was based on limited data and abbreviated procedures, and did not constitute a complete engineering estimate of such reserves. The projected gross proved gas reserves contained in the evaluation were then used by Mesa's internal reserve engineers in order to derive estimates of net reserves, including NGLs, and associated economic projections using abbreviated computer models at the summary level that could be compared to Mesa's estimates set forth in the table above. The Due Diligence Engineering Firm subsequently reviewed the results of the procedures performed by Mesa's internal reserve engineers, and concluded that such procedures and associated estimates were reasonable and consistent and incorporated techniques used and accepted in the oil and gas industry.

     The net reserves (on an MMcfe basis) derived from the data concerning gross gas reserves provided in the Due Diligence Engineering Firm's evaluation were approximately 89% of the net reserves (on an MMcfe basis) contained in Mesa's internal estimates of the reserves attributable to Mesa's Hugoton and West Panhandle properties as of December 31, 1995. The present value of the estimated future net cash flows discounted at 10%, before income taxes, of such net reserves, as so derived, was approximately 97% of the present value of the estimated future net cash flows contained in Mesa's internal estimates of the reserves attributable to Mesa's Hugoton and West Panhandle properties as of December 31, 1995. The difference in net reserves is primarily due to differing opinions concerning the reserves that could be recovered from such properties in the later years of the life of such reserves.

     Information relating to Mesa's proved oil and gas reserves is based upon engineering estimates. Estimates of economically recoverable oil and gas reserves and of future net revenues depend upon a number of factors and assumptions, such as historical production performance, the assumed effects of regulations by governmental agencies and assumptions concerning future oil and gas prices, future operating costs, severance and excise taxes, development costs and workover costs, all of which may in fact vary considerably from actual future conditions. The accuracy of any reserve estimate is a function of the quality of the available data, of engineering and geological interpretation and of subjective judgment. For these reasons, estimates of the economically recoverable quantities of oil and gas reserves attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of the future net revenues expected therefrom prepared by different engineers or by the same engineers at different times may vary materially. Actual production, revenues, and expenditures with respect to Mesa's reserves will likely vary from estimates, and such variances may be material. See "Risk Factors -- Business and Industry Risks -- Reserves and Future Net Cash Flows."

     Each year, Mesa files reserve estimates as of the end of the preceding fiscal year with the Energy Information Administration of the Department of Energy (the "EIA"). Mesa's reserve estimates as of December 31, 1995, filed with the EIA did not vary from those estimates contained herein by more than 5% as described above.

     The estimated quantities of proved oil and gas reserves, the standardized measure of future net cash flows from proved oil and gas reserves (the "Standardized Measure") and the changes in the Standardized Measure for each of the three years in the period ended December 31, 1995, are included under "Supplemental Financial Data" in the notes to the Consolidated Financial Statements of the Company located elsewhere in this Prospectus.

PRODUCTION

     Mesa's Hugoton and West Panhandle fields are both mature reservoirs that are substantially developed and have long life production profiles. Natural gas production is subject to numerous state and federal laws and Federal Energy Regulatory Commission (the "FERC") regulations. See "-- Regulation and Prices." Certain other factors affecting production in Mesa's various fields are discussed in greater detail below.

  Hugoton Field

     The Kansas Corporation Commission (the "KCC") is the state regulatory agency that regulates oil and gas production in Kansas. One of the KCC's most important responsibilities is the determination of market demand (allowables) for the Hugoton field and the allocation of allowables among the more than 9,000 wells in the field.

     Twice each year, the KCC sets the fieldwide allowable production at a level estimated to be necessary to meet the Hugoton market demand for the summer and winter production periods. The fieldwide allowable is then allocated among individual wells determined by a series of calculations that are principally based on each well's pressure, deliverability and acreage. The allowables assigned to individual wells are affected by the relative production, testing, and drilling practices of all producers in the field, as well as the relative pressure and deliverability performance of each well.

     Generally, fieldwide allowables are influenced by overall gas market supply and demand in the United States as well as specific nominations for gas from the parties who produce or purchase gas from the field. Since 1987, fieldwide allowables have increased in each year except 1991. The total field allowable in 1995 was 619 Bcf of wellhead gas.

     In 1994 the KCC issued an order establishing new field rules which modified the formulas used to allocate allowables among wells in the Chase formation portion of the Hugoton field. The standard pressure used in each well's calculated deliverability was reduced by 35%, greatly benefitting Mesa's high deliverability wells. Also, the new rules assign a 30% greater allowable to 640 acre units with infill wells than to similar units without infill wells. Substantially all of Mesa's Hugoton infill wells have been drilled. Mesa's share of the allowables from the field increased from approximately 10% in late 1993 to approximately 14% after the new field rules were implemented in 1994. Mesa's share of the field allowable averaged 14.3% in 1995. Mesa estimates that it and the other major producers in the Hugoton field produced at or near full capacity in 1995 and Mesa expects such practice to continue.

     Mesa's net Hugoton field production decreased to approximately 70 Bcfe in 1995 compared with 73 Bcfe in 1994 as a result of changes in timing and duration of equipment maintenance in 1995. Mesa expects its Hugoton field production will decline slightly from 1995 levels each year through 1998. Beginning in 1999, Mesa expects annual production declines will reach the historical levels of 8% to 10% as a result of normal depletion.

     Excluding reserve acquisitions, Mesa has invested over $138 million in capital expenditures in its Hugoton properties since 1986 to drill 382 infill wells, to construct the Satanta plant and related facilities, and to upgrade gathering and compression facilities, production equipment and pipeline interconnects in order to increase production capacity and marketing flexibility. Mesa expects future capital expenditures for the maintenance of production to be substantially lower.

  West Panhandle Field

     Mesa's production of wet gas from the West Panhandle field is governed by the PAA and other contracts with CIG. Mesa was entitled to take wet gas production up to a maximum of 32 Bcf in 1995. Mesa actually took 29 Bcf primarily due to a weather-related decrease in demand in 1995. Mesa will again be entitled to take wet gas production up to a maximum of 32 Bcf during 1996. After deductions for processing and royalties, Mesa expects that 32 Bcf of wet gas production will result in annual net production volumes of approximately 21 Bcf of residue gas and 3 MMBbls of NGLs. Beginning in 1997 Mesa will have the right to take and market as much gas as it can produce, subject to specific CIG seasonal and daily entitlements as provided for under the contracts. Assuming continuation of existing economic and operating conditions, Mesa expects its existing West Panhandle properties will be able to produce an average of 35 Bcf of wet gas per year for sale in the years 1997 through 2000.

     The PAA contains provisions which allocate 77% of ultimate production after January 1, 1991 to Mesa and 23% to CIG. As a result, Mesa records 77% of total annual West Panhandle production as sales, regardless of whether Mesa's actual deliveries are greater or less than the 77% share. The difference between Mesa's 77% entitlement and the amount of production actually sold by Mesa to its customers is recorded monthly as production revenue with corresponding accruals for operating costs, production taxes, depreciation, depletion and amortization, and gas balancing receivables. At December 31, 1995, Mesa had cumulative production which was less than its 77% entitlement since January 1, 1991, and a long-term gas balancing receivable of $42.6 million was recorded in Mesa's balance sheet in other assets. In future years, as Mesa sells to customers more than its 77% entitlement share of field production, this receivable will be realized.

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Production Allocation Agreement."

NATURAL GAS PROCESSING

     Mesa processes its natural gas production for the extraction of NGLs and helium to enhance the market value of the gas stream. In recent years Mesa has made substantial capital investments to enhance its natural gas processing and helium extraction capabilities in the Hugoton and West Panhandle fields. Mesa owns and operates its processing facilities, which allows Mesa to (i) capture the processing margin for itself, as third-party processing agreements generally available in the industry result in retention of a significant portion of the processing margin by the contract processor, (ii) control the quality of the residue gas stream, permitting it to deliver gas directly to pipelines for sales to local distribution companies, marketing companies and end users, and (iii) realize value from premium products such as crude helium. Mesa believes that the ability to control its production stream from the wellhead through its processing facilities to disposition at central delivery points enhances its marketing opportunities and competitive position in the industry.

     Through its natural gas processing plants, Mesa extracts raw NGLs and crude helium from the wet natural gas stream. The NGLs are then transported and fractionated into their constituent hydrocarbons such as ethane, propane, normal butane, isobutane, and natural gasolines. The NGLs and crude helium are then sold pursuant to contracts providing for market-based prices.

  Satanta Natural Gas Processing Plant

     The Satanta plant has the capacity to process 250 MMcf of natural gas per day, and enables Mesa to extract NGLs from substantially all of the gas produced from its Hugoton field properties as well as third party producers' gas (to date third-party gas production has been minimal). The Satanta plant also has the ability to extract helium from the gas stream. In 1995 the Satanta plant averaged 191 MMcf per day of inlet gas and produced a daily average of 10.9 MBbls of NGLs, 671 Mcf of crude helium and 144 MMcf of residue natural gas.

  Fain Natural Gas Processing Plant

     Wet gas produced from the West Panhandle field contains a high quantity of NGLs, yielding relatively greater NGL volumes than realized from most other natural gas fields. The Fain plant has inlet capacity of 120 MMcf per day. In 1995 the Fain plant averaged 81 MMcf per day of inlet gas and produced a daily average of 8.1 MBbls of NGLs and condensate, 53 Mcf of crude helium and 61 MMcf of residue natural gas.

     Mesa plans to expand the Fain plant to process additional natural gas production which Mesa expects to take beginning in 1997 and to process certain third-party natural gas. Mesa also plans to upgrade the Fain plant to recover additional liquids from the natural gas stream due to richer gas in the field.

SALES AND MARKETING

     Following the processing of wet gas, Mesa sells the dry (or residue) natural gas, helium, condensate and NGLs pursuant to various short term and long term sales contracts. Substantially all of Mesa's gas and NGL sales are made at market prices, with the exception of certain West Panhandle field volumes. Due to a number of market forces, including the seasonal demand for natural gas, both sales volumes from Mesa's properties and sales prices received vary on a seasonal basis. Sales volumes and price realizations for natural gas are generally higher during the first and fourth quarters of each calendar year.

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Revenues" for a table showing production and prices by area for the past three years.

  Hugoton Gas Sales Contracts

     A substantial portion of Mesa's Hugoton field production was subject to two gas purchase contracts with Western Resources, Inc. ("WRI") and Missouri Gas Energy ("MGE") which expired in May 1995. The expiration of these contracts gives Mesa over 200 MMcf per day of uncommitted natural gas production available to sell on an uninterruptible basis under various short term, long term and peak day contracts to a substantial number of purchasers in the Midwest. Under the contracts, WRI and MGE had the right to purchase 19.9 Bcf during the first five months of 1995 at market prices. In 1995 WRI and MGE together purchased 20.7 Bcf of gas from Mesa at an average price of $1.44 per Mcf under these contracts. Since June 1, 1995, gas previously subject to the WRI and MGE contracts has been sold to multiple purchasers including WRI and MGE under short term contracts at market prices.

     Mesa's efforts to maximize its annual production and to direct natural gas sales to the most favorable markets available are consistent with regulatory and contractual requirements. Mesa sells its Hugoton field production to marketers, pipelines, local distribution companies and end-users, generally at market prices.

  West Panhandle Gas Sales Contracts

     Most of Mesa's West Panhandle field residue natural gas is sold pursuant to gas purchase contracts with two major customers in the Texas Panhandle area.

     Approximately 9 Bcf per year of residue natural gas is sold to a gas utility that serves residential and commercial customers in Amarillo, Texas, under the terms of a long term agreement dated January 2, 1993, which supersedes the original contract that had been in effect since 1949. The agreement contains a pricing formula for the five year period from 1993 through 1997 whereby 70% of the volumes sold to the gas utility are sold at fixed prices and the other 30% of volumes sold are priced at a regional market index based on spot prices plus $.10 per Mcf. The fixed portion of the price formula was $2.85 per Mcf in 1994, $2.99 per Mcf in 1995 and escalates to $3.21 per Mcf in 1996 and $3.45 per Mcf in 1997. Prices for 1998 and beyond will be determined by renegotiation. Mesa provides the gas utility the right to take as much gas as Mesa can produce and deliver on a given day, including a right to the residue gas volumes required to meet the seasonal needs of its residential and commercial customers. The average price received by Mesa for natural gas sales to the gas utility in 1995 was $2.55 per Mcf.

     Through 1995, Mesa's principal industrial customer for West Panhandle field gas was an intrastate pipeline company which serves various markets, including an electric power generation facility near Amarillo. In 1990 Mesa entered into a five year contract with the pipeline company to supply gas to the power generation facility. The contract provided for a minimum annual volume of 8.4 Bcf in 1995 at a fixed price per MMBtu of $1.70 in 1995. Mesa periodically made sales to the pipeline company in excess of the minimum volumes specified in the contract at market prices. In 1995 Mesa sold approximately 9.3 Bcf of residue natural gas to the pipeline for an average price of $1.63 per Mcf. This contract expired on December 31, 1995.

     Effective January 1, 1996, Mesa entered into a four year contract with a marketing company, an affiliate of the intrastate pipeline company, which serves the local electric power generation facility and various other markets within and outside Amarillo, Texas. The contract provides for the sale of Mesa's West Panhandle field gas which is in excess of the volumes sold to the gas utility and other existing industrial customers. The price for gas sold under this contract is a regional market index determined monthly based on spot prices plus $0.02 per MMBtu.

     Other industrial customers purchase natural gas from Mesa under short to intermediate term contracts. These sales totaled approximately 3.5 Bcf in 1995.

     Prior to 1993, Mesa's right to sell natural gas produced from the West Panhandle field was based, in part, upon contractual requirements to serve customers in Amarillo, Texas, and its environs. An amendment to the PAA in 1993 removed this restriction, and Mesa now has the right to market its production elsewhere. Mesa believes that the right to market production outside the Amarillo area will ensure that Mesa receives competitive terms for its West Panhandle field production. Through 1999, Mesa's West Panhandle field production is under contract to customers as described above.

  NGL, Helium and LNG Sales

     NGL production from both the Satanta and Fain plants are sold by component pursuant to a seven year contractual arrangement with Mapco Oil and Gas Company, a major transporter and marketer of NGLs, at the greater of Midcontinent or Gulf Coast prices at the time of sale. Crude helium is sold to an industrial gas company under a fifteen year agreement that provides for annual price adjustments based on market prices.

     Mesa has formed an LNG production and marketing joint venture, Mesa-Pacific LNG Joint Venture, L.L.C. ("Mesa Pacific"), with Pacific Enterprises, the parent company of Southern California Gas Company, in an effort to profit from the increasing use of LNG as a transportation fuel. Mesa Pacific purchases LNG from Mesa and then markets the product to fleet operators. Mesa produces LNG at its Satanta plant and is reviewing plans to add LNG production capabilities at the Fain plant.

  Major Customers

     In 1995 revenues include sales to Mapco Petroleum, Inc. ("Mapco") of $75.0 million (34.4%) and WRI of $21.9 million (10.0%). In 1994 revenues included sales to Mapco of $70.9 million (31.4%), WRI of $37.4 million (16.6%), and Energas Company of $22.8 million (10.1%). In 1993 revenues included sales to Mapco of $60.2 million (27.5%), WRI of $51.8 million (23.6%) and Natural Gas Clearinghouse of $23.1 million (10.5%).

PRODUCTION COSTS

     The table below presents Mesa's total production costs (lease operating expenses and production and other taxes) by area of operation for each of the last three years:

                                                             YEARS ENDED DECEMBER 31,
                                           ------------------------------------------------------------
                                                  1993                 1994                 1995
                                           ------------------    -----------------    -----------------
                                           TOTAL     PER MCFE    TOTAL    PER MCFE    TOTAL    PER MCFE
                                           ------    --------    -----    --------    -----    --------
                                                   (DOLLARS IN MILLIONS, EXCEPT PER MCFE AMOUNTS)
Lease operating expense:
  Hugoton................................  $ 10.0     $  .18     $12.6     $  .17     $12.7     $  .18
  West Panhandle.........................    29.9        .66      28.4        .64      28.4        .73
  Gulf Coast.............................    11.0        .99      11.1       1.15       9.8        .68
  Other..................................      .9       1.03        .6       2.00        .9       2.57
                                           ------                -----                -----
                                             51.8        .45      52.7        .41      51.8        .42
                                           ------                -----                -----
Production and other taxes:
  Hugoton................................    15.4        .27      17.5        .24      15.0        .21
  West Panhandle.........................     4.6        .10       3.1        .07       3.2        .08
  Gulf Coast.............................      .1        .01        .1        .01        .1        .00
  Other..................................      .3        .30        .6       2.04        .1        .42
                                           ------                -----                -----
                                             20.4        .18      21.3        .17      18.4        .15
                                           ------                -----                -----
Total production costs...................  $ 72.2     $  .63     $74.0     $  .58     $70.2     $  .57
                                           ======                =====                =====

     Mesa's lease operating expenses consist of lease maintenance, gathering and processing costs and have a significant fixed-cost component. As a result, the production cost per Mcfe in the table above is affected by changes in the volume of oil and gas produced. Production tax rates in Kansas, where Mesa's Hugoton field properties are located, are assessed on wellhead value. These rates were reduced from 7% in 1993 to 6% in 1994 and 5% in 1995. In 1993 West Panhandle field taxes included a one-time adjustment related to prior years' production.

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Costs and Expenses."

DRILLING ACTIVITIES

     The following table shows the results of Mesa's drilling activities for the last five years:

                                                         YEAR ENDED DECEMBER 31,
                            ---------------------------------------------------------------------------------
                                1991             1992             1993             1994             1995
                            -------------    -------------    -------------    -------------    -------------
                            GROSS    NET     GROSS    NET     GROSS    NET     GROSS    NET     GROSS    NET
                            -----    ----    -----    ----    -----    ----    -----    ----    -----    ----
Exploratory wells:
  Productive..............     6      4.7       5      4.1      --       --      --       --       1       .3
  Dry.....................     1       .2       1       .4       1      1.0      --       --       4      4.0
Development wells:
  Productive..............    26     10.9      22     16.5      43     29.1      31     24.5      20     14.0
  Dry.....................    --       --      --       --      --       --       1       .8      --       --
                             ---     ----     ---     ----     ---     ----     ---     ----     ---     ----
Total.....................    33     15.8      28     21.0      44     30.1      32     25.3      25     18.3
                             ===     ====     ===     ====     ===     ====     ===     ====     ===     ====

     At December 31, 1995, Mesa was participating in the drilling of one gross (.25 net) well. Of the four exploratory wells drilled in 1995 that were dry, two were in the Gulf of Mexico and two were in the Rocky Mountain region.

PRODUCING ACREAGE AND WELLS, UNDEVELOPED ACREAGE

     Mesa's ownership of oil and gas acreage held by production, producing wells and undeveloped oil and gas acreage as of December 31, 1995, is set forth in the following table:

                                                                                      UNDEVELOPED
                                      PRODUCING ACREAGE       PRODUCING WELLS           ACREAGE
                                     -------------------     -----------------     -----------------
                                      GROSS        NET       GROSS       NET       GROSS       NET
                                     -------     -------     -----     -------     ------     ------
Onshore U.S.:
  Kansas...........................  258,818     231,278     1,387       988.9      5,280      5,280
  Texas............................  241,354     185,654       601       452.4        480        156
  Wyoming..........................   11,477       4,365         2          --     14,926      9,391
  North Dakota.....................    4,661       3,532        20         3.8      3,932      2,572
  Other............................    2,597       2,139        13         1.3     22,012     11,573
                                     -------     -------     -----     -------     ------     ------
          Total onshore............  518,907     426,968     2,023     1,446.4     46,630     28,972
                                     -------     -------     -----     -------     ------     ------
Offshore U.S.:
  Louisiana........................   87,024      45,710       189        39.7     20,210     19,898
  Texas............................   73,808      18,848        59        10.1     17,280     17,280
                                     -------     -------     -----     -------     ------     ------
          Total offshore...........  160,832      64,558       248        49.8     37,490     37,178
                                     -------     -------     -----     -------     ------     ------
Total acreage......................  679,739     491,526     2,271     1,496.2     84,120     66,150
                                     =======     =======     =====     =======     ======     ======

     Mesa has interests in 2,092 gross (1,473.5 net) producing gas wells and 179 gross (22.7 net) producing oil wells in the United States. Mesa also owns approximately 84,632 net acres of producing minerals and 42,964 net acres of nonproducing minerals in the United States.

COMPETITION

     The oil and gas business is highly competitive in the search for, acquisition of, and sale of oil and gas. Mesa's competitors in these endeavors include the major oil and gas companies, independent oil and gas concerns and individual producers and operators, as well as major pipeline companies, many of which have financial resources greatly in excess of Mesa's. Mesa believes that its competitive position is affected by, among other things, price, contract terms, and quality of service.

     Mesa is one of the largest owners of natural gas reserves in the United States. Production from Mesa's properties has access to a substantial portion of the major metropolitan markets in the United States through numerous pipelines and other purchasers. Mesa is not dependent upon any single purchaser or small group of purchasers.

     Mesa believes that its competitive position is enhanced by its substantial long lived reserve holdings and related deliverability, its flexibility to sell such reserves in a diverse number of markets and its ability to produce its reserves at a low cost.

REGULATION AND PRICES

     Mesa's operations are affected from time to time in varying degrees by political developments and federal, state, and local laws and regulations. In particular, oil and gas production operations and economics are, or in the past have been, affected by price controls, taxes, conservation, safety, environmental, and other laws relating to the petroleum industry, by changes in such laws and by constantly changing administrative regulations.

  Price Regulations

     In the recent past, maximum selling prices for certain categories of oil, gas, condensate and NGLs were subject to federal regulation. In 1981 all federal price controls over sales of crude oil, condensate and NGLs were lifted. Effective January 1, 1993, the Natural Gas Wellhead Decontrol Act (the "Decontrol Act") deregulated natural gas prices for all "first sales" of natural gas, which includes all sales by Mesa of its own production. As a result, all sales of Mesa's domestically produced oil, gas, condensate and NGLs may be sold at market prices, unless otherwise committed by contract.

  Natural Gas Regulation

     Historically, interstate pipeline companies generally acted as wholesale merchants by purchasing natural gas from producers and reselling the gas to local distribution companies and large end users. Commencing in late 1985, the FERC issued a series of orders that have had a major impact on interstate natural gas pipeline operations, services, and rates, and thus have significantly altered the marketing and price of natural gas. The FERC's key rule making action, Order No. 636 ("Order 636"), issued in April 1992, required each interstate pipeline to, among other things, "unbundle" its traditional bundled sales services and create and make available on an open and nondiscriminatory basis numerous constituent services (such as gathering services, storage services, firm and interruptible transportation services, and standby sales and gas balancing services), and to adopt a new rate making methodology to determine appropriate rates for those services. To the extent the pipeline company or its sales affiliate makes gas sales as a merchant in the future, it does so pursuant to private contracts in direct competition with all other sellers, such as Mesa; however, pipeline companies and their affiliates were not required to remain "merchants" of gas, and most of the interstate pipeline companies have become "transporters only." In subsequent orders, the FERC largely affirmed the major features of Order 636 and denied a stay of the implementation of the new rules pending judicial review. By the end of 1994, the FERC had concluded the Order 636 restructuring proceedings, and, in general, accepted rate filings implementing Order 636 on every major interstate pipeline. However, even through the implementation of Order 636 on individual interstate pipelines is essentially complete, many of the individual pipeline restructuring proceedings, as well as Order 636 itself and the regulations promulgated thereunder, are subject to pending appellate review and could possibly be changed as a result of future court orders. Mesa cannot predict whether the FERC's orders will be affirmed on appeal or what the effects will be on its business.

     In recent years the FERC also has pursued a number of other important policy initiatives which could significantly affect the marketing of natural gas. Some of the more notable of these regulatory initiatives include (i) a series of orders in individual pipeline proceedings articulating a policy of generally approving the voluntary divestiture of interstate pipeline owned gathering facilities by interstate pipelines to their affiliates (the so-called "spin down" of previously regulated gathering facilities to the pipeline's nonregulated affiliate), (ii) the completion of a rule making involving the regulation of pipelines with marketing affiliates under Order No. 497, (iii) the FERC's ongoing efforts to promulgate standards for pipeline electronic bulletin boards and electronic data exchange, (iv) a generic inquiry into the pricing of interstate pipeline capacity, (v) efforts to refine the FERC's regulations controlling operation of the secondary market for released pipeline capacity, and (vi) a policy statement regarding market based rates and other non-cost-based rates for interstate pipeline transmission and storage capacity. Several of these initiatives are intended to enhance competition in natural gas markets, although some, such as "spin downs," may have the adverse effect of increasing the cost of doing business on some in the industry as a result of the monopolization of those facilities by their new, unregulated owners. The FERC has attempted to address some of these concerns in its orders authorizing such "spin downs," but it remains to be seen what effect these activities will have on access to markets and the cost to do business. As to all of these recent FERC initiatives, the ongoing, or in some instances, preliminary evolving nature of these regulatory initiatives makes it impossible at this time to predict their ultimate impact on Mesa's business.

     Mesa owns, directly or indirectly, certain natural gas facilities that it believes meet the traditional tests the FERC has used to establish a company's status as a gatherer not subject to FERC jurisdiction under the Natural Gas Act of 1938 (the "NGA"). Moreover, recent orders of the FERC have been more liberal in their reliance upon or use of the traditional tests, such that in many instances, what was once classified as "transmission" may now be classified as "gathering." Mesa transports its own gas through these facilities. Mesa also transports certain of its gas through gathering facilities owned by others, including interstate pipelines. With respect to item (i) in the preceding paragraph, on May 27, 1994, the FERC issued orders in the context of the "spin off" or "spin down" of interstate pipeline owned gathering facilities. A "spin off" is a FERC approved sale of such facilities to a non-affiliate. A "spin down" is the transfer by the interstate pipeline of its gathering facilities to an affiliate. A number of spin offs and spin downs have been approved by the FERC and implemented. The FERC held that it retains jurisdiction over gathering provided by interstate pipelines, but that it generally does not have jurisdiction over pipeline gathering affiliates, except in the event of affiliate abuse (such as actions by the affiliate undermining open and nondiscriminatory access to the interstate pipeline). These orders require nondiscriminatory access for all sources of supply, prohibit the tying of pipeline transportation service to any service provided by the pipeline's gathering affiliate, and require the new gathering company to submit a "default" contract if a satisfactory contract cannot be mutually agreed upon by the interstate pipeline and its existing customers. Several petitions for rehearing of the FERC's May 27, 1994, orders were filed. On November 30, 1994, the FERC issued a series of rehearing orders largely affirming the May 27, 1994, orders. The FERC clarified that "default" contracts are intended to serve only as a transition mechanism to prevent arbitrary termination of gathering service to existing customers. Also, the FERC now requires interstate pipelines to not only seek authority under Section 7(b) of the NGA to abandon certificated facilities, but also to seek authority under Section 4 of the NGA to terminate service from both certificated and uncertificated facilities. On December 31, 1994, an appeal was filed with the U.S. Court of Appeals for the D.C. Circuit to overturn three of the FERC's November 30, 1994, orders. Mesa cannot predict what the ultimate effect of the FERC's orders pertaining to gathering will have on its production and marketing, or whether the Appellate Court will affirm the FERC's orders on these matters.

  State and Other Regulation

     All of the jurisdictions in which Mesa owns producing oil and gas properties have statutory provisions regulating the exploration for and production of crude oil and natural gas. Such regulation includes requiring permits for the drilling of wells, maintaining bonding requirements in order to drill or operate wells, and relating to the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled and the plugging and abandoning of wells. Mesa's operations are also subject to various conservation laws and regulations. These include the regulation of the size of drilling and spacing units or proration units and the density of wells which may be drilled and the unitization or pooling of oil and gas properties. In this regard, some states allow the forced pooling or integration of tracts to facilitate exploration while other states rely on voluntary pooling of lands and leases. In addition, state conservation laws establish maximum rates of production from oil and natural gas wells, generally prohibit the venting or flaring of natural gas and impose certain requirements regarding the ratability of production. Some states, such as Texas, Oklahoma, and Kansas, have, in recent years, reviewed and substantially revised methods previously used to make monthly determinations of allowable rates of production from fields and individual wells. See "-- Production" for a discussion of recent changes to Mesa's allowables in the Hugoton field. The effect of these regulations is to limit the amounts of oil and natural gas Mesa can produce from its wells, and to limit the number of wells or the location at which Mesa can drill.

     State regulation of gathering facilities generally includes various safety, environmental, and in some circumstances, nondiscriminatory take requirements, but does not generally entail rate regulation. Natural gas gathering has received greater regulatory scrutiny at both the state and federal levels in the wake of the interstate pipeline restructuring under Order 636. For example, Oklahoma recently enacted a prohibition against discriminatory gathering rates, and certain Texas and Kansas regulatory officials have expressed interest in evaluating similar rules in their respective states.

  Federal Royalty Matters

     By a letter dated May 3, 1993, directed to thousands of producers holding interests in federal leases, the United States Department of the Interior (the "DOI") announced its interpretation of existing federal leases to require the payment of royalties on past natural gas contract settlements which were entered into in the 1980s and 1990s to resolve, among other things, take-or-pay and minimum take claims by producers against pipelines and other buyers. The DOI's letter set forth various theories of liability, all founded on the DOI's interpretation of the term "gross proceeds" as used in federal leases and pertinent federal regulations. In an effort to ascertain the amount of such potential royalties, the DOI sent a letter to producers on June 18, 1993, requiring producers to provide all data on all natural gas contract settlements, regardless of whether gas produced from federal leases was involved in the settlement. Mesa received a copy of this information demand letter. In response to the DOI's action, in July 1993 various industry associations and others filed suit in the United States District Court for the Northern District of West Virginia seeking an injunction to prevent the collection of royalties on natural gas contract settlement amounts under the DOI's theories. The lawsuit, styled "Independent Petroleum Association v. Babbitt," was transferred to the United States District Court in Washington, D.C. On June 14, 1995, the Court issued a ruling in this case holding that royalties are payable to the United States on gas contract settlement proceeds in accordance with the Minerals Management Service's May 3, 1993, letter to producers. This ruling was appealed and is now pending in the D.C. Circuit Court of Appeals. The DOI's claim in a bankruptcy proceeding against a producer based upon an interstate pipeline's earlier buy-out of the producer's gas sale contract was rejected by the federal Bankruptcy Court in Lexington, Kentucky, in a proceeding styled "Century Offshore Management Corp." While the facts of the Court's decision do not involve all of the DOI's theories, the Court found on those at issue that DOI's theories were without legal merit, and the Court's reasoning suggests that the DOI's other claims are similarly deficient. This decision was upheld in the District Court and is now on appeal in the Sixth Circuit Court of Appeals. Because both the "Independent Petroleum Association v. Babbitt" and "Century Offshore Management Corp." decisions have been appealed, and because of the complex nature of the calculations necessary to determine potential additional royalty liability under the DOI's theories, it is impossible to predict what, if any, additional or different royalty obligation the DOI may assert or ultimately be entitled to recover with respect to any of Mesa's prior natural gas contract settlements.

  Environmental Matters

     Mesa's operations are subject to numerous federal, state, and local laws and regulations controlling the discharge of materials into the environment or otherwise relating to the protection of the environment, including the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), also known as the "Federal Superfund Law." Such laws and regulations, among other things, impose absolute liability upon the lessee under a lease for the cost of clean up of pollution resulting from a lessee's operations, subject the lessee to liability for pollution damages, may require suspension or cessation of operations in affected areas, and impose restrictions on the injection of liquids into subsurface aquifers that may contaminate groundwater. Mesa maintains insurance against costs of clean up operations, but it is not fully insured against all such risks. A serious incident of pollution may, as it has in the past, also result in the DOI requiring lessees under federal leases to suspend or cease operation in the affected area. In addition, the recent trend toward stricter standards in environmental legislation and regulation may continue. For instance, legislation has been proposed in Congress from time to time that would reclassify certain oil and gas production wastes as "hazardous wastes" which would make the reclassified exploration and production wastes subject to much more stringent handling, disposal, and clean up requirements. If such legislation were to be enacted, it could have a significant impact on Mesa's operating costs, as well as the oil and gas industry in general. State initiatives to further regulate the disposal of oil and gas wastes are also pending in certain states, and these various initiatives could have a similar impact on Mesa.

     The Oil Pollution Act of 1990 ("OPA") and regulations thereunder impose a variety of regulations on "responsible parties" (which include owners and operators of offshore facilities) related to the prevention of oil spills and liability for damages resulting from such spills in United States waters. In addition, OPA imposes ongoing requirements on responsible parties, including proof of financial responsibility to cover at least some costs in a potential spill. On August 25, 1993, the Minerals Management Service (the "MMS") published an advance notice of its intention to adopt a rule under OPA that would require owners and operators of offshore oil and gas facilities to establish $150 million in financial responsibility. Under the proposed rule, financial responsibility could be established through insurance, guaranty, indemnity, surety bond, letter of credit, qualification as a self insurer, or a combination thereof. There is substantial uncertainty as to whether insurance companies or underwriters will be willing to provide coverage under OPA because the statute provides for direct lawsuits against insurers who provide financial responsibility coverage, and most insurers have strongly protested this requirement. The financial tests or other criteria that will be used to judge self-insurance are also uncertain. As a result of the strong opposition to the $150 million financial responsibility requirement in its present form, the DOI has decided not to implement the OPA until some time in 1996. While there has been discussion in the United States Congress about amending the financial responsibility requirements of the OPA, such action has not been undertaken to date. Mesa cannot predict the final form of the financial responsibility rule that will be adopted by the MMS, but such rule has the potential to result in the imposition of substantial additional annual costs on Mesa or otherwise have material adverse effects on Mesa's operations in the Gulf of Mexico.

     Under current federal regulations concerning offshore operations, the MMS is authorized to require lessees to post supplemental bonds to cover their potential leasehold abandonment costs. By letter dated November 9, 1995, Mesa was advised by the MMS that it does not qualify for a waiver from supplemental bond requirements and that Mesa may be required to post supplemental bonds covering its potential obligations with respect to offshore operations. On December 8, 1995, the MMS published a Notice of Proposed Rule-making in which the MMS proposed to further clarify and update its Outer Continental Shelf operational bond requirements. Comments with respect to this proposed rule making were due March 7, 1996. Mesa cannot predict the final form of the financial responsibility rule that will be adopted by the MMS or whether the MMS will require it to post supplemental bonds, but such rule or requirement has the potential to result in substantial additional annual costs to Mesa or otherwise have material adverse effects on Mesa's operation in the Gulf of Mexico.

     In 1993 a number of companies in New Mexico, including Mesa, were named in a preliminary information request from the Environmental Protection Agency (the "EPA") as persons who may be potentially responsible for costs incurred in connection with the Lee Acres Landfill site. Although Mesa did not directly dispose of any materials at the site, it may have contracted to transport materials from its operations with certain trucking companies also named in the information request. To the extent any materials produced by Mesa may have been transported to the site, Mesa believes that such materials were rainwater and/or water produced from natural gas wells, which Mesa believes are exempt or excluded from the definitions of "hazardous waste" or "hazardous substance" under applicable federal environmental laws, although the EPA may assert a contrary position. Since submitting its response to the information request in April 1994, Mesa has not received any additional inquiries or information from the EPA concerning the site, including whether Mesa is, in fact, asserted to be a responsible party for the site or what potential liability, if any, Mesa may face in connection with this matter.

     Mesa is not involved in any other administrative or judicial proceedings arising under federal, state, or local environmental protection laws and regulations which would have a material adverse effect on Mesa's financial position or results of operations.

LEGAL PROCEEDINGS

  Masterson Lawsuit

     In February 1992, the current lessors of an oil and gas lease (the "Gas Lease") dated April 30, 1955, between R. B. Masterson, et al., as lessor, and CIG, as lessee, sued CIG in federal District Court in Amarillo, Texas, claiming that CIG had underpaid royalties due under the Gas Lease. Under the agreements with CIG, Mesa has an entitlement to gas produced from the Gas Lease. In August 1992, CIG filed a third-party complaint against Mesa for any such royalty underpayments which may be allocable to Mesa. The plaintiffs alleged that the underpayment was the result of CIG's use of an improper gas sales price upon which to calculate royalties and that the proper price should have been determined pursuant to a "favored-nations" clause in a July 1, 1967, amendment to the Gas Lease. The plaintiffs also sought a declaration by the court as to the proper price to be used for calculating future royalties.

     The plaintiffs alleged royalty underpayments of approximately $500 million (including interest at 10%) covering the period from July 1, 1967, to the present. In March 1995, the court made certain pretrial rulings that eliminated approximately $400 million of the plaintiffs' claims (which related to periods prior to October 1, 1989), but which also reduced a number of Mesa's defenses. Mesa and CIG filed stipulations with the court whereby Mesa would have been liable for between 50% and 60%, depending on the time period covered, of an adverse judgment against CIG for post-February 1988 underpayments of royalties. On March 22, 1995, a jury trial began and on May 4, 1995, the jury returned its verdict. Among its findings, the jury determined that CIG had underpaid royalties for the period after September 30, 1989, in the amount of approximately $140,000. Although the plaintiffs argued that the "favored-nations" clause entitled them to be paid for all of their gas at the highest price voluntarily paid by CIG to any other lessor, the jury determined that the plaintiffs were estopped from claiming that the "favored-nations" clause provides for other than a pricing-scheme to pricing-scheme comparison. In light of this determination, and the plaintiffs' stipulation that a pricing-scheme to pricing-scheme comparison would not result in any "trigger prices" or damages, defendants asked the court for a judgment that plaintiffs take nothing. The court, on June 7, 1995, entered final judgment that plaintiffs recover no monetary damages. The plaintiffs have filed a motion for new trial, on which the court has not yet ruled. Mesa cannot predict whether the court will grant such motion or, if it does not, whether the plaintiffs will appeal the court's final judgment.

  Preference Unitholders

     Mesa was a defendant in certain purported class-action lawsuits related to the December 31, 1991, conversion of Mesa Limited Partnership (the "Partnership") into the Company filed in the U.S. District Court for the Northern District of Texas, Dallas Division, in the fall of 1991. The lawsuits were brought under Section 14(a) of the Exchange Act and Rule 14a-9 thereunder, as well as state law, and alleged, inter alia, that (i) the general partner of the Partnership breached fiduciary duties to the holders of the Partnership's preference units in structuring the conversion of the Partnership to corporate form and allocating Common Stock among the holders of common and preference units and (ii) the related proxy statement contained material misstatements and omissions. This lawsuit sought payment of preferential distribution amounts on the preference units plus unspecified damages, attorneys' fees and other relief. On January 17, 1992, plaintiffs moved for leave to amend their compliant to allege that it was also brought under Sections 11, 12(2) and 15 of the Securities Act and Rule 10b-5 under the Exchange Act and to allege that the Partnership failed to obtain an allegedly required vote of 90% of unitholders or, in lieu thereof, the required opinion of independent counsel. On June 5, 1992, a class was certified. On August 12, 1994, the Court granted defendants' Motion for Summary Judgment and entered a judgment in favor of all defendants. The plaintiffs appealed, and on June 19, 1995, the Fifth Circuit affirmed the decision of the District Court. No application for rehearing or petition for writ of certiorari was filed. Accordingly, the judgment in favor of Mesa is final and nonappealable.

  Lease Termination

     In 1991 Mesa sold certain producing oil and gas properties to Seagull Energy Company ("Seagull"). In 1994, two lawsuits were filed against Seagull in the 100th District Court in Carson County, Texas, by certain land and royalty owners claiming that certain of the oil and gas leases owned by Seagull have terminated due to cessation in production and/or lack of production in paying quantities occurring at various times from first production through 1994. In the third quarter of 1995, Seagull filed third-party complaints against Mesa claiming breach of warranty and false representation in connection with the sale of such properties to Seagull. Seagull filed a similar third-party complaint June 29, 1995, against Mesa covering a different lease in the 69th District Court in Moore County, Texas. The plaintiffs in the cases against Seagull are seeking to terminate the leases. Seagull, in its complaint against Mesa, is seeking unspecified damages relating to any leases which are terminated. Mesa believes it has several defenses to these lawsuits, including a two year limitation on indemnification set forth in the purchase and sale agreement pursuant to which Mesa sold the properties.

  Settlement with WDB Group

     On June 29, 1995, a Statement of Beneficial Ownership on Schedule 13D was filed with the Commission announcing that Dennis Washington, Marvin Davis and certain of his affiliates, David Batchelder and Dorn Parkinson (collectively, the "WDB Group") beneficially owned an aggregate of 6 million shares of Common Stock, or approximately 9.4% of the outstanding shares. Mr. Batchelder and Mr. Parkinson had been elected to Mesa's Board in May 1995 pursuant to an agreement between Mesa and Mr. Washington.

     On July 3, 1995, Mesa filed a lawsuit regarding the Schedule 13D against the members of the WDB Group and certain other persons alleging, among other things, that the defendants had violated Section 13(d) of the Exchange Act, because they had constituted a group owning more than 5% of the Common Stock since at least late 1994 but had not filed a Schedule 13D until June 29, 1995 and because the Schedule 13D failed to disclose the existence and identity of other members of the group.

     At a July 6, 1995 special meeting of the Board, the Board determined that all strategic alternatives to enhance value for Mesa's stockholders would be explored under the direction of Mesa's entire Board and not by an independent committee, as proposed by the WDB Group. Thereafter, the WDB Group filed a preliminary proxy statement and an amendment thereto whereby the WDB Group expressed their intention to, at some point, obtain the support of Mesa's stockholders to vote for the removal and replacement of the Board with the WDB Group's nominees.

     Simultaneously with the filing of the proxy statement, the WDB Group filed an answer which denied the claims in Mesa's lawsuit and asserted a counterclaim against Mesa and certain of its directors, alleging, among other things, that certain directors had engaged in transactions in Mesa's securities that violated federal securities laws, and that the adoption of Mesa's Shareholder Rights Plan was a violation of fiduciary duty by such directors.

     On September 20, 1995, Mesa and Mr. Pickens entered into an Agreement of Compromise and Settlement (the "WDB Settlement Agreement") with the WDB Group and certain related parties in settlement of the litigation between Mesa and the WDB Group. Pursuant to the Agreement, Mr. Batchelder resigned from the Board. Joel L. Reed, a business partner of Mr. Batchelder, was elected as a director.

     Under the terms of the WDB Settlement Agreement, prior to December 31, 1996, the members of the WDB Group are prohibited from soliciting or encouraging, advising or participating in the solicitation of proxies with respect to any securities issued by Mesa or any of its subsidiaries, and, prior to December 31, 1996 shall not participate or engage in any solicitation of proxies (A) with respect to any matter submitted or to be submitted to the vote of the holders of any such securities at any annual or special meeting or (B) for the purpose of calling a special meeting of Mesa's stockholders or the holders of any such securities; or advise or seek to advise any person with respect to the voting of any of Mesa's securities; or submit, or encourage any other person to submit, or advise or assist any person with respect to the submission of, any nominations or proposals to Mesa or to the holders of any of Mesa's securities for consideration by its stockholders or the holders of any of Mesa's securities at any annual or special meeting of such holders; or otherwise take any action to request a special meeting of the holders of any of Mesa's securities. The WDB Group may conduct a proxy solicitation with respect to Mesa's 1996 annual meeting if, at the time of the solicitation, Mesa has not effected a business combination, sale of assets or equity or similar transaction that meets certain criteria as to size and as to which an acceptable investment banker renders a favorable opinion as to the fairness of the transaction, all as set forth in the WDB Settlement Agreement (an "Endorsed Major Transaction") or has consummated a similar transaction that is not an "Endorsed Transaction" under the criteria set forth in the WDB Settlement Agreement. Upon consummation, the sale of Series B Preferred Stock to DNR, together with the sale of Series A Preferred Stock pursuant to the Rights Offering, will constitute an Endorsed Major Transaction.

     Pursuant to the WDB Settlement Agreement, Mesa's 1996 annual meeting of stockholders will be held on July 30, 1996.

  Shareholder Litigation

     On July 3, 1995, Robert Strougo filed a class action and derivative action in the District Court of Dallas County, Texas, 160th Judicial District, against Boone Pickens, Paul W. Cain, John L. Cox, John S. Herrington, Wales H. Madden, Jr., Fayez S. Sarofim, Robert L. Stillwell and J. R. Walsh, Jr. (the "Director Defendants"), each of whom is a present or former director of Mesa. The class action is purportedly brought on behalf of a class of Mesa shareholders and alleges, inter alia, that the Board infringed upon the suffrage rights of the class and impaired the ability of the class to receive tender offers by adoption of a shareholder rights plan. The lawsuit is also brought derivatively on behalf of Mesa and alleges, inter alia, that the Board breached fiduciary duties to Mesa by adopting the shareholder rights plan and by failing to consider the sale of Mesa. The lawsuit seeks unspecified damages, attorneys' fees, and injunctive and other relief. Two other lawsuits filed by Herman Krangel, Lilian Krangel, Jacquelyn A. Cady and William A. Montagne, Jr., in the District Court of Dallas County have been consolidated into this lawsuit. The Court is presently considering a motion to dismiss the plaintiffs' consolidated petition.

     On July 18, 1995, Deborah M. Eigen and Adele Brody filed a purported derivative lawsuit in the U.S. District Court for the Northern District of Texas, Dallas Division, against the Director Defendants in their capacities as members of the Board. This lawsuit is brought under state law and alleges, inter alia, that the Board breached fiduciary duties to Mesa by adopting the shareholder rights plan and by failing to consider the sale of Mesa. The lawsuit is brought derivatively on behalf of Mesa and seeks unspecified damages, attorneys' fees, and other relief. On January 22, 1996, the Court denied the Director Defendants' motion to dismiss for failure to state a claim.

  Contingencies

     See Note 9 to the Consolidated Financial Statements included elsewhere herein for discussion of the above legal proceedings and the estimated effect, if any, on Mesa's results of operations and financial position.

                                   MANAGEMENT

DIRECTORS

     Mr. Rainwater, Ms. Moore, Mr. Hersh and Mr. Smith were elected by DNR at the First Closing to fill the four seats on the Board to which the holders of the Series B Preferred Stock are entitled. See "Description of Capital
Stock -- Preferred Stock."

     The following table sets forth each person currently serving on Mesa's Board of Directors, (i) his or her name and age, (ii) the period during which he or she has served as a director, and (iii) his or her principal occupation over the last five years (including other directorships and business experience):

           NAME AND AGE                      BUSINESS EXPERIENCE OVER PAST FIVE YEARS
- -----------------------------------  --------------------------------------------------------
SERIES B PREFERRED STOCK DIRECTORS
Richard E. Rainwater, age 51.......  June   , 1996 - Present, Director of Mesa; 1986 -
                                     Present, independent investor and sole shareholder and
                                     Director of Rainwater, Inc.; 1970-1986, chief investment
                                     advisor to the Bass family of Texas; 1994 - Present,
                                     founder and Chairman of the Board of Crescent Real
                                     Estate Equities, Inc.; 1992, co-founder of Mid Ocean
                                     Limited; 1987, co-founder of Columbia Hospital
                                     Corporation (predecessor to Columbia/HCA Healthcare
                                     Corporation); 1986, founder of ENSCO International, Inc.
Darla D. Moore, age 41.............  June   , 1996 - Present, Director of Mesa; 1994 -
                                     Present, private investment activities and chief
                                     executive officer and Director of Rainwater, Inc.;
                                     1989-1994, Managing Director of Chemical Bank,
                                     Restructuring and Reorganization Unit and Retail
                                     Industries Group; Director of Magellan Health Services,
                                     Inc.; Trustee of George Washington University.
Kenneth A. Hersh, age 33...........  June   , 1996 - Present, Director of Mesa; 1994 -
                                     Present, chief investment officer and Director of
                                     Rainwater, Inc. and co-manager of investment activities
                                     of Natural Gas Partners investment funds; 1989-1994,
                                     co-manager of investment activities of Natural Gas
                                     Partners, L.P.; 1985- 1987, Morgan Stanley & Co.
                                     investment banking division, energy group; Director of
                                     Tide West Oil Company and HS Resources, Inc.
Philip B. Smith, age 45............  June   , 1996 - Present, Director of Mesa; 1991 -
                                     Present, Director, President and Chief Executive Officer
                                     of Tide West Oil Company; 1986-1991, Senior Vice
                                     President of Mega Natural Gas Company; 1980-1986,
                                     executive positions with two small exploration and
                                     production companies; 1976-1980, various positions with
                                     Samson Resources Company; 1974-1976, production engineer
                                     with Texaco, Inc.
CONTINUING DIRECTORS
Boone Pickens, age 68..............  January 1992 - Present, Chairman of the Board of
                                     Directors and Chief Executive Officer of Mesa; October
                                     1985 - December 1991, General Partner of the Partnership
                                     and Chief Executive Officer and Director of Pickens
                                     Operating Co., (the corporate general partner of the
                                     Partnership); 1964 - January 1987, Chairman of the
                                     Board, President, and founder of Original Mesa.

           NAME AND AGE                      BUSINESS EXPERIENCE OVER PAST FIVE YEARS
- -----------------------------------  --------------------------------------------------------
[John S. Herrington, age 56........  January 1992 - Present, Director of Mesa; December 1991
                                     -Present, personal investments and real estate
                                     activities; May 1990 - November 1991, Chairman of the
                                     Board of Harcourt Brace Jovanovich, Inc. (publishing);
                                     May 1989 - May 1990, Director of Harcourt Brace
                                     Jovanovich, Inc.; February 1985 - January 1989,
                                     Secretary of the Department of Energy of the United
                                     States.]
[Wales H. Madden, Jr, age 68.......  January 1992 - Present, Director of Mesa; December 1985
                                     -December 1991, Member of the Advisory Committee of the
                                     Partnership; 1964 - January 1987, Director of Original
                                     Mesa; self-employed attorney and businessman for more
                                     than the last five years; Director of Boatmen's First
                                     National Bank of Amarillo.]
[Dorn Parkinson, age 49............  May 1995 - Present, Director of Mesa; April 1986 -
                                     Present, President of Washington Corporations (principal
                                     businesses of Washington Corporations and its affiliates
                                     include rail transport, mining, ship berthing,
                                     environmental remediation, interstate trucking, and the
                                     repair and sale of machinery and equipment); January
                                     1995 - Present, Chairman of the Board of Washington
                                     Construction Group, Inc. (heavy construction and
                                     contract mining); July 1993 - October 1994, President
                                     and Chief Operating Officer of Washington Construction
                                     Group, Inc.; Director of Washington Construction Group,
                                     Inc.]
[Joel L. Reed, age 45..............  September 1995 - Present, Director of Mesa; August 1994
                                     -Present, partner with Batchelder & Partners, Inc.;
                                     October 1984 - July 1994, various capacities including
                                     Chief Financial Officer, President and Chief Executive
                                     Officer of Wagner and Brown, Ltd. and affiliates
                                     (privately owned company consisting of companies engaged
                                     in energy, real estate, manufacturing, agribusiness and
                                     investment services); Director of Magnetic Delivered
                                     Therapeutics.]
[Fayez S. Sarofim, age 67..........  January 1992 - Present, Director of Mesa; Chairman of
                                     the Board and President of Fayez Sarofim & Co.
                                     (investment adviser) for more than the last five years;
                                     Director of Teledyne, Inc., Unitrin, Inc., Argonaut
                                     Group, Inc., and Imperial Holly Corporation.]
[Robert L. Stillwell, age 59.......  January 1992 - Present, Director of Mesa; December 1985
                                     -December 1991, Member of the Advisory Committee of the
                                     Partnership; 1969 - January 1987, Director of Original
                                     Mesa; Partner in the law firm of Baker & Botts, L.L.P.,
                                     for more than the last five years.]

     The identity of the two directors who will continue to serve on the Board of Directors following the First Closing in addition to Mr. Pickens will be determined prior to the effective date of the Registration Statement of which this Prospectus is a part.

     Mr. Rainwater and Ms. Moore are married to each other.

     Mr. Parkinson and David H. Batchelder were elected to Mesa's Board of Directors pursuant to an agreement dated April 1, 1995, between Mesa and Dennis
R. Washington, the beneficial owner of approximately 4.5% of the outstanding Common Stock. Mr. Batchelder subsequently resigned from the Board and was succeeded by Mr. Reed pursuant to the terms of the WDB Settlement Agreement described above under "Business -- Legal Proceedings -- Settlement with WDB Group."

EXECUTIVE OFFICERS

     The following table sets forth the name, age, and five year employment history of each of Mesa's current executive officers:

           NAME AND AGE                      BUSINESS EXPERIENCE OVER PAST FIVE YEARS
- -----------------------------------  --------------------------------------------------------
Boone Pickens, age 68..............  January 1992 - Present, Chairman of the Board of
                                     Directors and Chief Executive Officer of Mesa; October
                                     1985 - December 1991, General Partner of the Partnership
                                     and Chief Executive Officer and Director of Pickens
                                     Operating Co.; 1964 - January 1987, Chairman of the
                                     Board, President, and founder of Original Mesa.
Dennis E. Fagerstone, age 47.......  January 1992 - Present, Vice President-Exploration and
                                     Production of Mesa; May 1991 - December 1991, Vice
                                     President - Exploration and Production of Pickens
                                     Operating Co.; June 1988 - May 1991, Vice
                                     President-Operations of Pickens Operating Co.
Stephen K. Gardner, age 36.........  June 1994 - Present, Vice President and Chief Financial
                                     Officer of Mesa; January 1992 - May 1994, Vice President
                                     of BTC Partners Inc. (financial consultant to the
                                     Company); May 1988 - December 1991, Financial Analyst of
                                     BTC Partners, Inc.; June 1987 - April 1988, Financial
                                     Analyst of the Partnership; Director of Bicoastal
                                     Corporation.
Andrew J. Littlefair, age 35.......  January 1992 - Present, Vice President-Public Affairs of
                                     Mesa; August 1987 - December 1991, Assistant to the
                                     General Partner of the Partnership; January 1984 -
                                     August 1987, Staff Assistant to the President of the
                                     United States, Washington, D.C.
William D. Ballew, age 38..........  January 1992 - Present, Controller of Mesa; May 1991 -
                                     December 1991, Controller of the Partnership; January
                                     1991 - May 1991, Manager - Accounting of Pickens
                                     Operating Co.; December 1988 - December 1990, Assistant
                                     to the Controller of Pickens Operating Co.; July 1986 -
                                     December 1988, Audit Manager for Price Waterhouse,
                                     Dallas, Texas.

                             EXECUTIVE COMPENSATION

     The table set forth below contains certain information regarding compensation earned by, awarded to, or paid to the Chief Executive Officer and the other four most highly compensated executive officers of Mesa for services rendered to Mesa during the years 1993, 1994 and 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                                                         COMPENSATION
                                                         ANNUAL COMPENSATION             AWARDS-NUMBER
                                                --------------------------------------     OF SHARES
                                                                        OTHER ANNUAL      UNDERLYING        ALL OTHER
     NAME AND PRINCIPAL POSITION       YEAR      SALARY      BONUS     COMPENSATION(1)   OPTIONS/SARS    COMPENSATION(2)
- -------------------------------------- ----     --------    --------   ---------------   -------------   ---------------
Boone Pickens,........................ 1995     $675,000    $      0      $      --               0         $  35,914(3)
  Chairman of the Board of             1994      675,000     175,000             --         200,000         1,094,500(4)
  Directors and Chief                  1993      675,000           0             --         275,000           114,750
  Executive Officer
Paul W. Cain,......................... 1995      400,020           0             --               0            22,165(5)
  President and Chief                  1994      400,020     150,000             --         150,000            93,503
  Operating Officer                    1993      400,020     225,000             --         100,000           106,253
Dennis E. Fagerstone,................. 1995      199,980      50,000             --               0            14,663(6)
  Vice President -- Exploration        1994      199,980     100,000             --          85,000            50,997
  and Production                       1993      199,980      75,000             --          10,000            46,747
Stephen K. Gardner,................... 1995      175,020      40,000             --               0            12,915(7)
  Vice President and Chief             1994(8)    92,095      60,000             --         135,000            25,856
  Financial Officer                    1993           --          --             --              --                --
Andrew J. Littlefair,................. 1995      139,980      40,000             --               0            11,163(9)
  Vice President -- Public             1994      115,980     100,000             --          85,000            36,717
  Affairs                              1993      115,980      75,000             --          25,000            32,467

- ---------------

(1) Apart from the compensation set forth in the summary compensation table and under the plans and pursuant to the transactions described below, other compensation paid for services during the years ended December 31, 1995, 1994, and 1993, respectively, to each individual named in the summary compensation table aggregated less than 10% of the total salary and bonus reported for such individual in the summary compensation table, or $50,000, if lower.

(2) Except as reflected in other notes, "All Other Compensation" consists of the following items. First, Mesa maintains an Employees Premium Plan and a Profit Sharing Plan, both of which are retirement plans (the "Retirement Plans"), for all employees (see separate discussion below). Mesa declared contributions to the Retirement Plans of 5% of each employee's compensation in 1995 and 17% of each employee's compensation in 1994 and 1993. However, total employer contributions to the Retirement Plans for the account of a participant in any calendar year are limited as specified by the Code and the Retirement Plans. See "Limitation on Contributions to Benefit Plans" below. The maximum annual amount of employer contributions to a participant's accounts in the Retirement Plans totaled $7,500 in 1995, $25,500 in 1994, and $30,000 in 1993. Second, to the extent that 5% of an employee's total compensation exceeded $7,500 in 1995, that 17% of an employee's total compensation exceeded $25,500 in 1994 (in both cases, all employees with total compensation in excess of $150,000), and that 17% of an employee's total compensation exceeded $30,000 in 1993 (all employees with total compensation in excess of $176,470), Mesa, as a matter of policy, paid the excess amount in cash to such employee. Third, in 1995 there was a reallocation to participant accounts of forfeitures in the Profit Sharing Plan from unvested balances in the accounts of employees who terminated during 1994.

(3) Includes the following: a $7,500 Retirement Plans contribution; a $2,164 reallocation of forfeitures in the Profit Sharing Plan; a $26,250 payment in lieu of a Retirement Plans contribution in excess of the contribution limitation as described in Note 2 above.

(4) Includes the following: a $25,500 Retirement Plans contribution; a $119,000 payment in lieu of a Retirement Plans contribution in excess of the contribution limitation as described in Note 2 above; a $950,000 bonus payment that has been deferred until Mr. Pickens' retirement and that was subject to his continued employment (except in certain events) through December 31, 1995, with respect to the Parent's 1994 commodities and securities investment activities managed by him.

(5) Mr. Cain retired from Mesa effective May 31, 1996. Amounts include the following: a $7,500 Retirement Plans contribution; a $2,164 reallocation of forfeitures in the Profit Sharing Plan; a $12,501 payment in lieu of a Retirement Plans contribution in excess of the contribution limitation as described in Note 2 above.

(6) Includes the following: a $7,500 Retirement Plans contribution; a $2,164 reallocation of forfeitures in the Profit Sharing Plan; a $4,999 payment in lieu of a Retirement Plans contribution in excess of the contribution limitation as described in Note 2 above.

(7) Includes the following: a $7,500 Retirement Plans contribution; a $2,164 reallocation of forfeitures in the Profit Sharing Plan; a $3,251 payment in lieu of a Retirement Plans contribution in excess of the contribution limitation as described in Note 2 above.

(8) Mr. Gardner became an officer of Mesa in June 1994.

(9) Includes the following: a $7,500 Retirement Plans contribution; a $2,164 reallocation of forfeitures in the Profit Sharing Plan; a $1,499 payment in lieu of a Retirement Plans contribution in excess of the contribution limitation as described in Note 2 above.

EMPLOYEES PREMIUM AND PROFIT SHARING PLANS

     Mesa maintains the Retirement Plans for the benefit of its employees. Each year, Mesa is required to contribute to the Employees Premium Plan 5% of the total compensation (as defined in the plan) paid to participants and may also contribute up to 12% of total compensation (as defined) to the Profit Sharing Plan. In previous years, Mesa had declared contributions of 17% to the Retirement Plans. In 1995 Mesa declared contributions of 5% to the Retirement Plans.

     Participants become 30% vested in their account balances in the Retirement Plans after three years of service and 40% vested after four years of service. Participants become vested an additional 20% for each additional year of service through year seven. Effective December 31, 1991, in conjunction with the conversion of the Partnership to corporate form, all participants were fully vested in their account balances in the Retirement Plans as of that date as a result of certain property dispositions consummated in 1990 and 1991. Participants remain fully vested in their 1991 balances, but contributions in 1992 and later years under the Retirement Plans are subject to the vesting schedule described above.

     Prior years of service with Mesa's predecessors are counted in the vesting schedule. Amounts accumulated and vested are distributable only under certain circumstances, including termination of the Retirement Plans.

LIMITATION ON CONTRIBUTIONS TO BENEFIT PLANS

     Total employer contributions to the Retirement Plans for the account of a participant in any calendar year are limited to the lesser of what is specified by the Code or by the Retirement Plans. The Code provides that annual additions to a participant's account may not exceed the lesser of $30,000 or 25% of the amount of the participant's annual compensation. The Retirement Plans provide that aggregate annual additions to a participant's account may not exceed 17% of eligible compensation as defined by the Retirement Plans. The eligible compensation per the Code was limited to $150,000 in 1995, $150,000 in 1994, and $228,000 in 1993. Mesa, in its discretion, may determine to make cash payments of amounts attributable to an employee's participation in the Retirement Plans to the extent such amounts exceed the Code limitations. As a matter of general policy for employees of Mesa, Mesa makes annual cash payments directly to employees to the extent that the annual additions to the account of each such employee pursuant to the Retirement Plans would exceed the Code limitations.

1991 STOCK OPTION PLAN

     The 1991 Stock Option Plan (the "Option Plan") was approved by stockholders of Mesa in 1991 and amended with the approval of stockholders in 1994. Its purpose is to serve as an incentive to, and aid in the retention of, key executives and other employees whose training, experience, and ability are considered important to the operations and success of Mesa. The Option Plan is administered by the Stock Option Committee composed of non-employee directors of Mesa who meet the requirements of "disinterested person" in Rule 16b-3(c)(2)(i) of the Exchange Act. Pursuant to the Option Plan, the Stock Option Committee is given the authority to designate plan participants, to determine the terms and provisions of options granted thereunder, and to supervise the administration of the plan. A total of 4,000,000 shares of Common Stock are currently subject to the plan, of which options for 3,062,950 shares have been granted. At December 31, 1995, the following stock options were outstanding:

                                                                                NUMBER OF
                                                                                 OPTIONS
                                                                                ---------
    Granted...................................................................  3,062,950
    Exercised.................................................................    (62,720)
    Forfeited.................................................................    (67,840)
                                                                                ---------
    Outstanding at December 31, 1995..........................................  2,932,390
                                                                                =========

     Shares of Common Stock subject to an option are awarded at an exercise price that is equivalent to at least 100% of the fair market value of the Common Stock on the date the option is granted. The purchase price of the shares as to which the option is exercised is payable in full at exercise in cash or in shares of Common Stock previously held by the optionee for more than six months, valued at their fair market value on the date of exercise. Subject to Stock Option Committee approval and to certain legal limitations, an optionee may pay all or any portion of the purchase price by electing to have Mesa withhold a number of shares of Common Stock having a fair market value equal to the purchase price. Options granted under the Option Plan include a limited right of relinquishment that permits an optionee, in lieu of purchasing the entire number of shares subject to purchase thereunder and subject to consent of the Stock Option Committee, to relinquish all or part of the unexercised portion of an option, to the extent exercisable, for cash and/or shares of Common Stock in an amount representing the appreciation in market value of the shares subject to such options over the exercise price thereof. In this discretion, the Stock Option Committee may provide for the acceleration of any unvested installments of outstanding options. The Board of Directors may amend, alter, or discontinue the Option Plan, subject in certain cases to stockholder approval.

     The options granted and outstanding at December 31, 1995, have exercise prices and vesting schedules as set forth in the following table:

                              EXERCISE                      VESTING SCHEDULE
NUMBER OF                     PRICE PER     ------------------------------------------------
 OPTIONS                        SHARE          30%          55%          80%         100%
- ---------                     ---------     ---------    ---------    ---------    ---------
1,126,000...................  $  6.8125      07/10/92     01/10/93     01/10/94     01/10/95
  134,500...................    11.6875      04/02/93     10/02/93     10/02/94     10/02/95
  101,890...................     5.8125      11/18/93     05/18/94     05/18/95     05/18/96
  475,000...................     7.3750      05/10/94     11/10/94     11/10/95     11/10/96
   75,000...................     6.1875      12/06/94     06/06/95     06/06/96     06/06/97
1,000,000...................     4.2500      06/01/95     12/01/95     12/01/96     12/01/97
   20,000...................     5.6875      11/12/95     05/12/96     05/12/97     05/12/98

     There were no options granted to the Chief Executive Officer or to the other four most highly compensated executive officers of Mesa during 1995.

     Options exercised in 1995, and the number and value of exercisable and unexercisable options at December 31, 1995, for the Chief Executive Officer and the other four most highly compensated executive officers of Mesa are as follows:

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END
                               OPTION/SAR VALUES

                                        YEAR ENDED              NUMBER OF SHARES
                                    DECEMBER 31, 1995              UNDERLYING               VALUE OF UNEXERCISED
                                  ----------------------           UNEXERCISED                  IN-THE-MONEY
                                   NUMBER OF                     OPTIONS/SARS AT               OPTIONS/SARS AT
                                    SHARES                      DECEMBER 29, 1995             DECEMBER 29, 1995
                                   ACQUIRED      VALUE     ---------------------------   ---------------------------
                 NAME             ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
    ----------------------------- -----------   --------   -----------   -------------   -----------   -------------
    Boone Pickens.................     --       $    --     1,130,000       145,000        $     0        $     0
    Paul W. Cain..................     --            --       312,500        87,500              0              0
    Dennis E. Fagerstone..........     --            --       104,750        40,250              0              0
    Stephen K. Gardner............     --            --        74,250        60,750              0              0
    Andrew J. Littlefair..........     --            --        96,750        43,250              0              0

     At December 29, 1995, the final trading day of the year, the Common Stock closed at $3.75 per share. The exercise price of the four grants of stock options reflected in the aggregate in the above tables are $6.8125, $7.375, $6.1875, and $4.25, respectively, per share. Thus, no outstanding options were in-the-money at such date.

OTHER

     There were no awards made under any long term incentive plans from January 1, 1995, through December 31, 1995; therefore, no disclosure is required in the Long-Term Incentive Plan Awards table. From January 1, 1995, through December 31, 1995, no options or stock appreciation rights were repriced (as defined in Item 402(i) of Regulation S-K of the Securities Act). Except as described below under "Employee Retention Provisions," Mesa does not have any employment contracts or termination or change-in-control arrangements with respect to a named executive officer of Mesa that would require disclosure pursuant to Item 402(h) of Regulation S-K.

COMMON STOCK PURCHASE PLAN

     Mesa has established a Common Stock purchase program whereby employees, except officers, can buy Common Stock through after tax payroll deductions. All other full time employees of Mesa and its participating affiliates are eligible to participate. Mesa pays the brokerage fees for these open-market transactions.

EMPLOYEE RETENTION PROVISIONS

     On August 22, 1995, the Board adopted the MESA Inc. Change in Control Retention/Severance Plan, as amended, (the "Retention Plan"). Pursuant to the Retention Plan, all regular employees of Mesa (other than Mr. Pickens) will be entitled to receive certain benefits upon the occurrence of certain involuntary termination events (as described below) following a "Change in Control" (as defined below) of Mesa. The severance benefits consist of 200% of defined pay for officers (which includes the highest salary and highest bonus during the then-current and prior three calendar years before the Retention Plan was adopted), 150% of defined pay for certain key employees (which includes salary and bonus amounts) and a formula-based amount for all other employees, plus, in each case, any other accrued or vested or earned but deferred compensation, rights, options, or benefits otherwise owed to such employee upon his termination. In addition, on the same date, the Stock Option Committee determined that all outstanding but unvested stock options granted to an employee under Mesa's 1991 Stock Option Plan would immediately vest and become exercisable upon such a termination event following a Change in Control.

     Mesa developed the Retention Plan in consultation with an independent compensation consultant. That consulting firm advised the Board of Directors that the Retention Plan is conservatively in line with common practices. The independent firm noted, among other things, that most such plans it surveyed provide officers with three times their defined pay, rather than two.

     For purposes of the Retention Plan, a "Change in Control" means (i) any acquisition by an individual, entity or group resulting in such person's obtaining beneficial ownership of 35% or more of the then outstanding Common Stock or the combined voting power of the then outstanding voting securities of Mesa entitled to vote in an election of directors, provided certain acquisitions, including the following, shall not in and of themselves constitute a Change in Control hereunder: (a) any acquisition of securities of Mesa made directly from Mesa and approved by a majority of the directors then comprising the members of the Board of Directors as of May 16, 1995 (the "Incumbent Board"); or (b) any acquisition of beneficial ownership of a higher percentage of the Common Stock outstanding or the voting securities of Mesa that results solely from the acquisition, purchase or redemption of securities of Mesa by Mesa so long as such action by Mesa was approved by a majority of the directors then comprising the Incumbent Board; (ii) a change in the membership of the Incumbent Board, together with members elected subsequent to May 16, 1995, whose election or nomination for election was approved by a majority of the members of the Incumbent Board as then constituted (excluding for this purpose any individual whose initial assumption of office occurred as a result of an actual or threatened election contest), cease for any reason to constitute a majority of the Board of Directors; (iii) a reorganization, merger, consolidation or sale of all or substantially all of the assets of Mesa, subject to certain exceptions; or (iv) approval by the stockholders of Mesa of the complete liquidation or dissolution of Mesa.

     Following the occurrence of a Change in Control, an eligible employee would be entitled to receive full severance benefits if, within 24 months of the occurrence of a Change in Control: (i) the employee was terminated by Mesa without "Cause" (as defined below); or (ii) the employee's duties, responsibilities or rate of pay as an employee were materially and adversely diminished in comparison to the duties, responsibilities and rate of pay enjoyed by the employee on the effective date of the Retention Plan; or (iii) the employee was relocated to any location in excess of 35 miles from his location immediately prior to the Change in Control. All severance benefits with respect to an eligible employee are payable in a lump sum within ten days after the termination date of such employee. Under the Retention Plan, "Cause" means the willful and continued failure of an employee to perform substantially the employee's duties with Mesa following written demand for performance or the willful engaging by the employee in illegal conduct or gross misconduct that is materially and demonstrably injurious to Mesa.

     The Recapitalization will not constitute a "Change in Control" for purposes of the Retention Plan, because prior to the First Closing the incumbent Board approved the issuance of Series B Preferred Stock to DNR and the nomination of the persons DNR has elected as directors.

DIRECTOR COMPENSATION AND CERTAIN RELATIONSHIPS

     Each director of Mesa serving throughout 1995 who was not also an employee of Mesa or its subsidiaries received compensation of $20,000 allocated quarterly in 1995, except for Messrs. Parkinson, David H. Batchelder and Reed (who succeeded Mr. Batchelder). Mr. Parkinson received $15,000, Mr. Batchelder received $10,000, and Mr. Reed received $5,000 for serving as directors for approximately seven months, four months, and three months, respectively. Directors who are also employees of Mesa receive no remuneration for their services as directors.

     Mr. Sarofim, a director and member of the Compensation and Stock Option Committees, is Chairman of the Board, President, and owner of a majority of the outstanding capital stock of Fayez Sarofim & Co., which acts as an investment adviser to certain employee benefit plans of Mesa. During the year ended December 31, 1995, Fayez Sarofim & Co. received fees, paid by the employee benefit plans, of $175,459 for such services and has been retained to provide such services in 1996.

     Mr. Stillwell, a director, is a partner in the law firm of Baker & Botts, L.L.P. Mesa retained Baker & Botts, L.L.P., and incurred legal fees for such services in 1995. Baker & Botts, L.L.P., has been retained to provide legal services in 1996 and is advising Mesa as to certain legal matters in connection with the Recapitalization. See "Legal Matters."

     Richard E. Rainwater is the sole shareholder and President, Darla D. Moore is the chief executive officer, and Kenneth A. Hersh is the chief investment officer, of Rainwater Inc., the sole general partner of DNR, and have been elected as directors of Mesa by DNR. DNR is currently the sole holder of Series B Preferred Stock, representing 32.5% of Mesa's voting stock (on a fully diluted basis, and prior to the payment of any dividends in additional shares of Preferred Stock). In addition, DNR may acquire up to an additional 32.2% of Mesa's voting stock by purchasing additional shares of Series B Preferred Stock pursuant to the Standby Commitment, depending on the number of Rights that are exercised in the Rights Offering. DNR has the right to elect a majority of Mesa's directors and to receive dividends as described under "Description of Capital Stock -- Preferred Stock." Mesa has agreed to pay DNR (i) a fee of $4,655,000 (constituting 3.5% of the aggregate amount of Series B Preferred Stock to be purchased at the First Closing) at the First Closing (or as promptly as practicable thereafter as funds are available therefor, but no later than the Second Closing) and (ii) a fee of $4,620,000 (constituting 3.5% of the maximum aggregate amount of Series B Preferred Stock to be purchased pursuant to DNR's Standby Commitment) at the Second Closing, less the amount by which DNR's reimbursable expenses are less than the initial $500,000 payment Mesa made at the time it entered into the February 28, 1996 letter of intent with Rainwater, Inc. In addition, the Stock Purchase Agreement provides that DNR will receive a fee of $400,000 per year in consideration of DNR's obligations under such agreement and to compensate DNR for the time that DNR has agreed its representatives will devote to Mesa's affairs, including the provision of certain investment analysis and assistance to Mesa during the course of DNR's investment, and DNR will be reimbursed by Mesa for all fees and expenses (up to a maximum of $50,000 per year) reasonably incurred by it in connection with monitoring its investment in Mesa.

INDEMNIFICATION ARRANGEMENTS

     Mesa's Bylaws provide for the indemnification of its executive officers and directors, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted by the Texas Business Corporation Act. Mesa has also entered into indemnification agreements with its executive officers and directors that contractually provide for indemnification and expense advancement and include related provisions meant to facilitate the indemnitees' receipt of such benefits. In addition, Mesa has purchased customary directors' and officers' liability insurance policies for its directors and officers (and director nominees). The Bylaws and agreements with directors and officers also provide for indemnification for amounts (i) in respect of the deductibles for such insurance policies, (ii) that exceed the liability limits of such insurance policies, and (iii) that would have been covered by prior insurance policies of Mesa or its predecessors. Such indemnification may be made even though directors and officers would not otherwise be entitled to indemnification under other provisions of the Bylaws or such agreements. The Stock Purchase Agreement also provides for continuing indemnification following the Recapitalization for the current directors and officers to the fullest extent provided by law, as well as continuing coverage under Mesa's directors' and officers' liability insurance policies.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF MANAGEMENT

     The following table presents certain information as to the beneficial ownership of Mesa's Common Stock as of April 30, 1996, by the directors and officers of Mesa, individually and as a group. The following table also indicates the number of shares of Common Stock to be beneficially owned by such persons assuming that such persons (i) sell or otherwise fail to exercise all of the Rights to be distributed to them in the Rights Offering or (ii) exercise all of the Rights to be distributed to them, as well as the percentage of the number of fully diluted shares of Common Stock to be owned by such persons under such circumstances (assuming that there will be 181,306,646 shares of Common Stock outstanding on a fully diluted basis, including 117,256,637 shares issuable upon conversion of shares of Series A and Series B Preferred Stock).

                                                                             SHARES OWNED AFTER THE SALE OF SERIES B
                                         SHARES OWNED BEFORE THE           PREFERRED STOCK AND THE RIGHTS OFFERING(1)
                                             SALE OF SERIES B        -------------------------------------------------------
                                         PREFERRED STOCK AND THE
                                             RIGHTS OFFERING            NO RIGHTS EXERCISED          ALL RIGHTS EXERCISED
                                         ------------------------    --------------------------    -------------------------
                                         NUMBER(2)     PERCENTAGE       NUMBER       PERCENTAGE      NUMBER       PERCENTAGE
                                         ----------    ----------    ------------    ----------    -----------    ----------
CONTINUING DIRECTORS:
[John S. Herrington]....................    10,000           *             10,000          *            19,120          *
[Wales H. Madden, Jr.]..................    22,200           *             22,200          *            42,447          *
Boone Pickens(3)........................ 5,061,626          7.8%        5,061,626         2.8%       8,647,269         4.8%
[Fayez S. Sarofim]...................... 1,400,000          2.2%        1,400,000          *         2,676,800         1.5%
[Robert L. Stillwell]...................    26,500           *             26,500          *            50,668          *
[Dorn Parkinson(4)].....................        --           *                 --          *                --          *
[Joel L. Reed]..........................        --           *                 --          *                --          *
SERIES B PREFERRED STOCK DIRECTORS:
Richard E. Rainwater(5).................        --           *        117,256,637        64.7%      58,849,557        32.5%
Darla D. Moore..........................        --           *                 --          *                --          *
Kenneth A. Hersh........................        --           *                 --          *                --          *
Philip B. Smith.........................        --           *                 --          *                --          *
OFFICERS:
Dennis E. Fagerstone....................   104,750           *            104,750          *           104,750          *
Stephen K. Gardner......................   102,979           *            102,979          *           117,780          *
Andrew J. Littlefair(6).................   113,438           *            113,438          *           128,657          *
William D. Ballew.......................    64,853           *             64,853          *            66,771          *
Directors and Officers as a group (11
  persons)..............................[7,228,985]       [11.0%]    [124,485,622]      [68.8%]    [71,035,704]      [39.3%]

- ---------------

 *  Less than 1.0%

(1) Includes shares of Common Stock issuable upon conversion of Series A and Series B Preferred Stock.

(2) Includes shares issuable upon the exercise of options that are exercisable within sixty days of April 30, 1996, as follows: 1,130,000 shares for Mr. Pickens; 312,500 for Mr. Cain; 104,750 for Mr. Fagerstone; 86,750 for Mr. Gardner; 96,750 for Mr. Littlefair; 62,750 for Mr. Ballew; and 1,793,500 for all current directors and officers as a group. No Rights will be issued in respect of outstanding options pursuant to the Rights Offering.

(3) Includes 7,545 shares of Common Stock owned by several trusts for Mr. Pickens' children of which he is a trustee, and over which shares he has sole voting and investment power, although he has no economic interest therein. Excludes 2,798 shares of Common Stock owned by Mrs. Pickens as her separate property, as to which Mr. Pickens disclaims beneficial ownership and with respect to which he does not have or share voting or investment power.

(4) Excludes 3,800 shares of Common Stock owned by Mr. Parkinson's son as his separate property, as to which Mr. Parkinson disclaims beneficial ownership and with respect to which he does not have or share voting or investment power. Mr. Parkinson is a member of the WDB Group, which has filed a
     Schedule 13D which, as amended, states that the WDB Group is the beneficial owner of 3,500,000 shares of Common Stock. See Note 4 to the table under "-- Certain Beneficial Owners."

(5) Represents shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock held by DNR. Mr. Rainwater is the sole shareholder and President of Rainwater, Inc., the sole general partner of DNR, and, as such, may be deemed to beneficially own the shares of stock to be held by DNR. Mr. Rainwater and Ms. Moore are married to each other but she disclaims beneficial ownership of shares owned by Mr. Rainwater.

(6) Excludes 1,125 shares of Common Stock owned by Mrs. Littlefair as her separate property, as to which Mr. Littlefair disclaims beneficial ownership and with respect to which he does not have or share voting or investment power.

CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information as of April 30, 1996, regarding each person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) known by Mesa to own beneficially more than 5% of the Common Stock. Information is based on the most recent Schedule 13D or 13G filed by such holder with the Commission, or other information provided by the holder to Mesa. The following table also indicates the number of shares of Common Stock to be beneficially owned by such persons assuming that such persons (i) sell or otherwise fail to exercise all of the Rights to be distributed to them in the Rights Offering or (ii) exercise all of the Rights to be distributed to them, as well as the percentage of the number of fully diluted shares of Common Stock to be owned by such persons under such circumstances (assuming that there will be 181,306,646 shares of Common Stock outstanding on a fully diluted basis, including 117,256,637 shares issuable upon conversion of shares of Series A and Series B Preferred Stock).


                                        SHARES OWNED BEFORE           SHARES OWNED AFTER THE SALE OF SERIES B
                                       THE SALE OF SERIES B          PREFERRED STOCK AND THE RIGHTS OFFERING(1)
                                      PREFERRED STOCK AND THE    --------------------------------------------------
                                          RIGHTS OFFERING          NO RIGHTS EXERCISED       ALL RIGHTS EXERCISED
        NAME AND ADDRESS OF           -----------------------    -----------------------    -----------------------
          BENEFICIAL OWNER             NUMBER      PERCENTAGE     NUMBER      PERCENTAGE     NUMBER      PERCENTAGE
- ------------------------------------  ---------    ----------    ---------    ----------    ---------    ----------
Boone Pickens.......................  5,061,626(2)    7.8%       5,061,626       2.8%       8,647,269       4.8%
  1400 Williams Square West
  5205 North O'Connor Boulevard
  Irving, Texas 75039-3746
FMR Corp............................  5,140,400(3)    8.0%       5,140,400       2.8%       9,828,445       5.4%
  82 Devonshire Street
  Boston, Massachusetts 02109
WDB Group...........................  3,500,000(4)    5.5%       3,500,000       1.9%       6,692,000       3.7%
  c/o Dennis R. Washington
  Washington Corporations
  101 International Way
  Missoula, Montana 59807

- ---------------

(1) Includes shares of Common Stock issuable upon conversion of Series A Preferred Stock.

(2) See notes (2) and (3) to the table under "Security Ownership of Management."

(3) The Schedule 13G filed with the Commission on February 14, 1996, by FMR Corp. states that as of December 31, 1995, Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 5,140,400 shares or 8.0% of Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Capital Appreciation Fund ("Fund"), amounted to 5,140,400 shares or 8.0% of Common Stock outstanding. Edward C. Johnson, III, chairman of FMR Corp., FMR Corp., through its control of Fidelity, and the Fund each has sole power to dispose of the 5,140,400 shares owned by the Fund.

(4) A Schedule 13D filed by the WDB Group, as amended as of April 24, 1996, states that such group at that date beneficially owns 3,500,000 shares of Common Stock, as to which Dennis R. Washington has sole voting power. The
     Schedule 13D filed by the WDB Group prior to that date had included Davis Acquisition, L.P., Davis Companies, the Marvin Davis and Barbara Davis Revocable Trust, and Marvin Davis, which collectively owned 2,500,000 shares of Common Stock. On April 24, 1996, the WDB Group filed an amendment to the Schedule 13D stating that the Davis entities had terminated their participation in the WDB Group and had sold shares of Common Stock such that, as of April 23, 1996, the Davis entities beneficially owned 1,562,500 shares of Common Stock. See "Business -- Legal Proceedings -- Settlement with WDB Group."

BENEFICIAL OWNERSHIP OF DNR

     The following table sets forth the percentage of the number of fully diluted shares of Common Stock to be beneficially owned by DNR upon the Second Closing assuming certain percentages of the Rights are exercised in the Rights Offering.

                                                    PERCENTAGE OF RIGHTS EXERCISED
                                           -------------------------------------------------
                                            0%         25%        50%        75%       100%
                                           -----      -----      -----      -----      -----
    Percentage Ownership of DNR..........  64.7%      56.7%      48.6%      40.6%      32.5%

     As used in this Prospectus, the number of "fully diluted" shares of Common Stock includes shares issuable upon conversion of Series A and Series B Preferred Stock, but excludes (i) shares issuable pursuant to employee stock options because no such options have an exercise price below current market prices of the Common Stock and (ii) unless otherwise indicated, shares issuable as dividends on the Preferred Stock.

                          THE STOCK PURCHASE AGREEMENT

PURCHASE AND SALE OF SERIES B PREFERRED STOCK

     The Stock Purchase Agreement provides for the issuance and sale by Mesa to DNR of shares of Series B Preferred Stock as follows:

          (a) At the First Closing, Mesa issued and sold to DNR 58,849,557 shares of Series B Preferred Stock at a purchase price of $2.26 per share.

          (b) At the Second Closing, Mesa will issue and sell to DNR an additional number of shares of Series B Preferred Stock equal to the number of shares of Series A Preferred Stock not purchased pursuant to the exercise of Rights, also at a price of $2.26 per share, concurrently with the completion of the Rights Offering.

     The aggregate purchase price for the shares of Series B Preferred Stock purchased pursuant to the Stock Purchase Agreement was paid, at the First Closing, and will be paid, at the Second Closing, by wire transfer of immediately available funds.

CONDITIONS TO SECOND CLOSING

     The obligations of DNR and Mesa to consummate the transactions to be consummated at the Second Closing are subject to the satisfaction or waiver of the following conditions: (a) the First Closing shall have occurred and (b) either (i) the Rights Offering shall have commenced and expired and the number of unexercised Rights shall have been determined or (ii) a period of no more than 120 days nor less than 60 days shall have elapsed since the First Closing, the length of such period to be established in accordance with the requirements of the documents relating to the New Credit Facility and the indentures governing the Notes.

PAYMENT OF EXPENSES AND ADDITIONAL FEES

     The Stock Purchase Agreement requires Mesa to pay all expenses incurred by Mesa in connection with the Recapitalization and to reimburse DNR for its reasonable out of pocket expenses (other than fees and expenses related to the letter of credit provided to secure DNR's obligation to purchase shares pursuant to the Standby Commitment) incurred in connection with the Recapitalization (including fees and expenses of counsel and all third party consultants engaged by DNR to assist in the Recapitalization). An initial payment in the amount of $500,000 previously paid by Mesa to DNR will be credited against the fees and expenses otherwise subject to reimbursement under the Stock Purchase Agreement. In addition, Mesa (i) paid DNR a fee of $4,655,000 (constituting 3.5% of the aggregate amount of Series B Preferred Stock purchased at the First Closing) at the First Closing and (ii) has agreed to pay DNR a fee of $4,620,000 (constituting 3.5% of the maximum aggregate amount of Series B Preferred Stock that may be purchased at the Second Closing) at the Second Closing, less the amount by which DNR's reimbursable expenses as of the Second Closing are less than the initial $500,000 payment.

     The Stock Purchase Agreement also provides that, for so long as the Minimum Ownership Condition (as defined below) is satisfied, DNR will be entitled to receive a fee of $400,000 per year (payable quarterly in arrears, beginning September 30, 1996) in exchange for DNR's continuing analysis and assistance to Mesa during the course of its investment, and in lieu of any transaction or success fees to which DNR might otherwise typically be entitled for any such services performed in connection with specific transactions in which Mesa participates in the future. Under the financial services agreement, Mesa will also be required to reimburse DNR for all fees and expenses (up to a maximum of $50,000 for any calendar year), including legal fees, reasonably incurred by it in connection with monitoring its investment in Mesa.

     The Minimum Ownership Condition will be deemed satisfied at any time if (i) the Minimum Ownership Amount is owned in the aggregate by one or more of DNR and the persons that are partners of DNR as of the original issue date of the Series B Preferred Stock, and any of their respective affiliates so long as they remain affiliates of DNR or such persons; (ii) at least one half of the Minimum Ownership Amount is owned and held in the aggregate by one or more of Richard E. Rainwater and any of his respective affiliates (together, the

"Rainwater Affiliates"); and (iii) the power to vote at least a majority of the shares of Series B Preferred Stock outstanding is held by Rainwater Affiliates, which will be deemed satisfied (A) with respect to any shares of Series B Preferred Stock owned by DNR if a Rainwater Affiliate at such time is the sole general partner of DNR, (B) with respect to any shares owned by a Rainwater Affiliate if at such time the right to vote such shares is not shared with any person who is not a Rainwater Affiliate and (C) with respect to any shares owned by a person other than a Rainwater Affiliate, if at such time a Rainwater Affiliate has the sole right to vote such shares pursuant to a voting agreement, voting trust, irrevocable proxy or other similar agreement with terms reasonably satisfactory to Mesa. The "Minimum Ownership Amount" means (i) shares of Series A and Series B Preferred Stock equal to at least 58% of the number of shares of Series B Preferred Stock issued to DNR at the First Closing or (ii) shares of Common Stock (including shares issuable upon conversion of shares of Series A and Series B Preferred Stock) equal to at least 15% of the total number of shares of Common Stock outstanding together with the total number of shares of Common Stock issuable upon conversion of outstanding Series A and Series B Preferred Stock.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Pursuant to the Stock Purchase Agreement, for a period of six years from and after the First Closing, Mesa must indemnify, defend and hold harmless each person who, at any time prior to the First Closing, is or has been an officer, director or employee of Mesa or any of its subsidiaries, against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees), liabilities or judgments or amounts paid in settlement (with the approval of Mesa) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on acts or omissions, or alleged acts or omissions, by such person in his capacity as a director, officer or employee of Mesa or any of its subsidiaries or as a director elected by the holders of Series B Preferred Stock, whether pertaining to a matter existing or occurring at or prior to the First Closing and whether reasserted or claimed prior to, at or after the First Closing, to the same extent that such person was entitled to be indemnified by Mesa prior to the First Closing (and, in the case of the directors to be elected by the holders of Series B Preferred Stock, as if such person had held such office during the time the covered liability arose). In addition, the Stock Purchase Agreement requires that Mesa maintain its current directors' and officers' liability insurance policies with respect to matters occurring prior to the Second Closing for a period of four years following the First Closing.

INDEMNIFICATION OF DNR AND MESA

     The Stock Purchase Agreement contains certain mutual indemnification agreements between DNR and Mesa for claims and liabilities arising out of the Stock Purchase Agreement, the Recapitalization and breaches of representations, warranties, covenants and agreements contained in the Stock Purchase Agreement; provided that claims for indemnity with respect to the breach of representations and warranties are not required to be paid by either party unless each such claim payable by such party equals or exceeds $50,000 and then only to the extent that the aggregate amount of all such claims exceeds $500,000.

INDEPENDENT DETERMINATION

     From and after the First Closing, all decisions on behalf of Mesa as to the payment of indemnification under the Stock Purchase Agreement and otherwise regarding Mesa's rights and obligations under the Stock Purchase Agreement are required to be made by a committee of directors consisting of all directors other than those elected by the holders of Series B Preferred Stock.

REGISTRATION RIGHTS AGREEMENT

     At the First Closing, Mesa and DNR entered into a Registration Rights Agreement (the "Registration Rights Agreement") covering (i) the shares of Series A Preferred Stock issuable in exchange for shares of Series B Preferred Stock sold under the Stock Purchase Agreement (the "Registrable Series A Preferred Stock"), (ii) the shares of Common Stock issuable upon conversion or redemption of shares of Registrable Series A Preferred Stock and Series B Preferred Stock and (iii) any securities issued or issuable in respect of any such shares by way of any stock split or stock dividend (including dividends paid in kind in accordance with the terms of the Series B Preferred Stock) or in connection with any combination of shares, recapitalization, merger, consolidation, reorganization or otherwise (the "Registrable Securities").

     The Registration Rights Agreement provides that the holders of at least a majority of the Registrable Securities outstanding may at any time (subject to customary "black-out" periods) require Mesa to effect the registration under the Securities Act of Registrable Securities by means of a "shelf" registration statement for an offering to be made on a continuous basis under the Securities Act, subject to certain limitations.

     The Registration Rights Agreement also provides certain "piggyback" registration rights to the holders of Registrable Securities whenever Mesa proposes to register an offering of any of its capital stock under the Securities Act (including on behalf of any stockholder of Mesa other than a holder of Registrable Securities), subject to certain exceptions, including pro rata reduction if, in the reasonable opinion of the managing underwriter(s) of the offering, such a reduction is necessary to prevent an adverse effect on the marketability or offering price of all the securities proposed to be offered in the offering.

     The Registration Rights Agreement contains customary provisions regarding the payment of expenses by Mesa and regarding mutual indemnification agreements between Mesa and the holders of Registrable Securities for certain securities law violations.

     The foregoing summary of the material provisions of the Stock Purchase Agreement and the Registration Rights Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of such agreements, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

                            DESCRIPTION OF NEW DEBT

NEW CREDIT FACILITY

     Mesa has entered into a Credit Agreement, dated                , 1996, with
respect to the New Credit Facility with Chemical Bank and The Chase Manhattan Bank, N.A. (together, "Chase") and Bankers Trust Company ("Bankers Trust") and certain banks, financial institutions and other entities, as lenders. Mesa Operating Co., the Company's only significant subsidiary ("MOC") is the borrower under the New Credit Facility. All borrowings thereunder are unconditionally guaranteed by the Company and secured by a first priority security interest in tangible and intangible assets representing at least 85% of Mesa's total assessed collateral value, which assets will include all of Mesa's West Panhandle and Hugoton properties.

     The New Credit Facility is a seven year revolving credit facility for an aggregate of up to $500 million, a portion of which is available for the issuance of letters of credit. Mesa borrowed approximately $ million of the $500 million available under the New Credit Facility (including letters of credit) at the First Closing, a portion of which will be repaid at the Second Closing upon consummation of the Rights Offering and any sale of additional shares of Series B Preferred Stock to DNR pursuant to the Standby Commitment. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The New Credit Facility is subject to mandatory prepayment and reduction of the total commitment by the amount of (i) 75% of the net proceeds of any sale or issuance of equity by Mesa after the consummation of the First Closing (except from the net proceeds of the Rights Offering or the Standby Commitment and except, under certain circumstances, from the net proceeds of other equity issuances which are used to repay a portion of the Notes), (ii) 100% of the net proceeds of the incurrence of certain indebtedness by Mesa and (iii) 100% of the net proceeds of any sale or other disposition by Mesa of any assets (subject to certain collateral substitution provisions). Borrowings under the New Credit Facility are subject to a borrowing base to be determined annually by the lenders based on certain proved oil and gas reserves and other assets of Mesa. Initially, the borrowing base will be $500 million. To the extent that the borrowing base is less than the aggregate principal amount of all outstanding loans and letters of credit under the New Credit Facility, 50% of each deficiency must be cured within 90 days and the balance must be cured within 180 days.

     At Mesa's option, borrowings under the New Credit Facility bear interest at either (i) the "Adjusted Base Rate" (i.e., the highest of Chase's prime commercial lending rate, the secondary market rate for certificates of deposit plus 1% per annum and the federal funds rate plus 0.5% per annum) plus 0.5% or
(ii) the Eurodollar rate plus 1.5%.

     The loan documents governing the New Credit Facility contain certain customary covenants and restrictions relating to Mesa's operations.

THE NOTES

     At the First Closing, MOC issued and sold in a registered public offering $325 million in aggregate principal amount of Senior Subordinated Notes and $175 million initial accreted value of Discount Notes. The net proceeds of the sale of the Notes, along with the proceeds of the other transactions consummated at the First Closing, have been applied to repay and/or refinance a substantial portion Mesa's outstanding indebtedness. See "Use of Proceeds."

     The Senior Subordinated Notes and the Discount Notes are governed by separate indentures. Interest accrues on the Senior Subordinated Notes from the
date of original issuance at an annual rate of      % and is payable
semiannually in arrears. The Discount Notes were issued at a substantial discount to their aggregate principal amount. The Discount Notes will accrete in
value until             , 2001 at a rate of      % per annum, compounded
semiannually, to an aggregate principal amount of $     million. Cash interest
will not accrue on the Discount Notes prior to             , 2001. Thereafter,
interest will accrue at the rate of      % per annum and will be payable
semiannually in arrears. The effective yield of the Discount Notes is      % per
annum (computed on a semiannual bond equivalent basis).

     Except as described below, the Notes are not redeemable at Mesa's option
prior to             , 2001. After             , 2001, the Notes will be subject
to redemption at Mesa's option, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest thereon to the applicable
redemption date. Prior to             , 1999, a portion of the Notes will be
redeemable at Mesa's option on any one or more occasions from the net proceeds of certain sales of equity interests in Mesa.

     Upon the occurrence of a Change of Control (as defined in the Note indentures), each holder of the Notes will have the right to require Mesa to repurchase all or a portion of such holder's Notes, at an offer price in cash equal to 101% of the aggregate principal amount of such Notes, plus accrued and unpaid interest, if any, thereon to the date of repurchase (or 101% of the accreted value at such date, as applicable).

     The Notes are general, unsecured obligations of MOC, are subordinated in right of payment to all existing and future senior debt of MOC, which includes borrowings under the New Credit Facility and any other permitted indebtedness which does not expressly provide that it is on a parity with or subordinated in right of payment to the Notes. The claims of the holders of the Notes will be subordinated to senior debt, which, as of December 31, 1995, on a pro forma basis after giving effect to the Recapitalization and the application of the proceeds thereof, would have been approximately $307.9 million, representing the initial borrowings under the New Credit Facility. See "Capitalization."

     The Notes are guaranteed by the Company and will be guaranteed by each future "material restricted subsidiary" (as defined in the Note indentures) of MOC.

     The indentures governing the Notes contain certain covenants that, among other things, limit the ability of MOC and its restricted subsidiaries to incur additional indebtedness and issue "disqualified stock," pay dividends, make distributions, make investments, make certain other restricted payments, enter into certain transactions with affiliates, dispose of certain assets, incur liens securing pari passu or subordinated indebtedness of MOC and engage in mergers and consolidations.

     The foregoing summary of the material provisions of the New Credit Facility and the Notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of such documents, copies of which were filed as exhibits to the Registration Statement with respect to the Notes.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

     As of June   , 1996, the authorized capital stock of the Company consists of 600 million shares of Common Stock, par value $.01 per share, and 500 million shares of Preferred Stock, par value $.01 per share of which 140 million shares have been designated as Series A Preferred Stock, 140 million shares have been designated as Series B Preferred Stock and 1,000,000 shares have been designated
as Series A Junior Participating Preferred Stock. As of June   , 1996,
64,050,009 shares of Common Stock were issued and outstanding and 58,849,557 shares of Series B Preferred Stock were issued and outstanding.

COMMON STOCK

     Holders of Common Stock have no preemptive rights to purchase or subscribe for securities of the Company, and the Common Stock is not convertible into any other securities or subject to redemption by the Company.

     Subject to the rights of the holders of any class of capital stock of the Company having any preference or priority over the Common Stock, the holders of the Common Stock are entitled to dividends in such amounts as may be declared by the Board of Directors of the Company from time to time out of funds legally available for such payments and, in the event of liquidation, to share ratably in any assets of the Company remaining after payment in full of all creditors and provision for any liquidation preferences on any outstanding Preferred Stock ranking prior to the Common Stock.

     American Stock Transfer & Trust Company serves as registrar and transfer agent for the Common Stock.

PREFERRED STOCK

     The Board of Directors, without further action by the shareholders, is authorized to issue up to 500 million shares of preferred stock in one or more series and to fix and determine as to any series all the relative rights and preferences of shares in such series, including, without limitation, preferences, limitations or relative rights with respect to redemption rights, conversion rights, if any, voting rights, if any, dividend rights and preferences on liquidation.

     The terms of the Series A Preferred Stock and Series B Preferred Stock are identical in all respects, except as described below under "Voting Rights" and "Transferability; Conversion of Series B to Series A Preferred Stock."

     Voting Rights. Subject to certain special voting rights of the holders of Series B Preferred Stock (described below), holders of Series A and Series B Preferred Stock will generally have the right to vote (on an as-converted basis) as a single class with the holders of Common Stock on all other matters coming before Mesa's stockholders, except matters for which class voting is required under Mesa's Articles of Incorporation, including the Statement of Resolution, or the Texas Business Corporation Act (the "TBCA").

     With respect to any matter for which class voting is required by the TBCA, except as otherwise described herein or required by law, the holders of Series A and Series B Preferred Stock will vote together as a single class and not as separate classes or series apart from each other, including any vote to approve or adopt (i) any plan of merger, consolidation or share exchange for which the TBCA requires a stockholder vote; (ii) any disposition of assets for which the TBCA requires a stockholder vote; and (iii) any dissolution of Mesa for which the TBCA requires a stockholder vote.

     The following matters will require the approval of the holders of at least a majority of the outstanding Series A and Series B Preferred Stock, voting together as a single class:

          (i) the authorization, creation or issuance, or any increase in the authorized or issued amount, of any class or series of stock ranking senior to or in parity with the Series A or Series B Preferred Stock or any security convertible into or exchangeable for any such class or series (provided that, if the holders of Series A and Series B are affected differently, each series will vote as a separate class); or

          (ii) any amendment of Mesa's Articles of Incorporation to eliminate cumulative voting.

     For so long as any shares of Series B Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least a majority of such shares will be required in order to permit, affect or validate the amendment, alteration or repeal of any provisions of the Articles of Incorporation (including the Statement of Resolution relating to the Series A and Series B Preferred Stock) or Bylaws of Mesa that would limit the authority of the Board to amend or repeal any provision of the company's Bylaws or that would adversely affect any rights, preferences, privileges or voting power of the Series B Preferred Stock differently from the rights, preferences, privileges or voting power of the Series A Preferred Stock (to the extent such rights, preferences, privileges or voting power of such two series are the same prior to such amendment).

     For so long as the Minimum Ownership Condition is satisfied, the holders of the Series B Preferred Stock will be entitled, voting separately as a class, to elect a majority of the members of Mesa's Board (excluding any Series A Directors, as defined below). The directors elected by the holders of Series B Preferred Stock (the "Series B Directors") may be removed with or without cause, and may only be removed by a vote or consent of the holders of a majority of the outstanding shares of Series B Preferred Stock, voting separately as a class. Vacancies among the Series B Directors will be filled by a majority vote of the remaining Series B Directors or by the holders of Series B Preferred Stock. Upon any termination of the right of the holders of Series B Preferred Stock to elect Series B Directors, (i) the Series B Directors then serving may continue to hold office for the remainder of their term, subject to the right of the majority of the other directors (other than any Series A Directors) to request their prior resignation, and (ii) upon the expiration of the term of office or earlier resignation of each Series B Director, the size of the Board will automatically be reduced accordingly unless a majority of the non-Series B Directors by resolution determine otherwise and elect additional directors to fill any resulting vacancies.

     If the Company is in arrears in the payment of dividends (whether payable in cash or in kind) on the shares of Series A and Series B Preferred Stock for a total of six quarters, then the size of the Board will automatically be increased by two additional directors and the holders of Series A Preferred Stock, voting as a separate class, will have the exclusive right to elect two directors (the "Series A Directors") immediately and at the next and every subsequent annual meeting of shareholders called for the election of directors. The right of the Series A Preferred holders to elect the Series A Directors will terminate when all dividends accumulated on the Series A Preferred Stock have been paid in full, subject to revesting at such time as the Company is again in arrears in the payment of dividends.

     During any period in which the holders of Series A Preferred Stock are entitled to elect Series A Directors, or the holders of Series B Preferred Stock are entitled to elect Series B Directors, the holders of Series A and Series B Preferred Stock will have certain special rights to call a special meeting of the Company in lieu of the Company's annual meeting or for the purpose of electing Series A or Series B Directors. At a meeting held for the purpose of electing a Series A or Series B Director, at least one-third of the outstanding shares of Series A Preferred Stock or Series B Preferred Stock, as applicable, present in person or by proxy, will be required to constitute a quorum.

     During any period in which the holders of Series B Preferred Stock are entitled to elect Series B Directors, (i) the holders of Series B Preferred Stock will not be entitled to vote in the election of any directors other than the Series B Directors, (ii) no Series B Director will have the right to vote in the election of any person to fill any vacancy on the Board, other than a vacancy of a Series B Director, and all such rights with respect to non-Series A and Series B Directors will be exercised for and on behalf of the Board by a majority of the non-Series A and Series B Directors, and (iii) only the non-Series A and Series B Directors will have the right to vote in any action by or on behalf of the Board with respect to nominating persons to serve as non-Series A and Series B Directors. Nothing in clause (ii) or (iii) above shall limit or restrict the right of holders of shares of Common Stock and Series A Preferred Stock to nominate and to elect, subject to and in accordance with applicable law, the other provisions of the Articles of Incorporation and the Bylaws, persons to serve as non-Series A and Series B Directors. The foregoing provision may not be amended without (x) the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and (y) the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock.

     Dividends. Subject to the satisfaction of certain conditions described below, holders of Preferred Stock will be entitled to receive, as and when declared by the Company out of funds legally available therefor, cumulative dividends at the rate of 8.0% per annum of the stated value (the "Stated Value") of such shares (initially $2.26), compounded quarterly. Dividends will be payable quarterly in arrears on the last business day of each March, June, September and December, beginning September 30, 1996. Prior to the fourth anniversary of the issuance of the Preferred Stock, dividends will be payable in additional shares of Preferred Stock, based upon their Stated Value. On and after the fourth anniversary of the issue date, the Company may elect to pay dividends in cash rather than shares of Preferred Stock for any quarter in which any of the following conditions is satisfied as of the record date for such dividend:

        Fixed Charge Coverage Ratio. The Company's average Fixed Charge Coverage Ratio at the end of the four preceding quarters is in excess of
        2.5. "Fixed Charge Coverage Ratio" means the ratio of (i) the sum of (A) Consolidated EBITDA plus (B) one-third of gross operating rents paid before sublease income (as defined by Standard & Poors Corporation), if any ("Gross Rents") to (ii) the sum of (A) interest expense, both expensed and capitalized, of the Company and its consolidated subsidiaries, plus (B) one-third of Gross Rents plus (C) scheduled principal amortization of indebtedness (including borrowed money and capitalized leases) of the Company and its consolidated subsidiaries. "Consolidated EBITDA" means the consolidated net income or loss of the Company for the period, excluding gains and losses not arising from operations (including interest income, gains and losses from investments, gains and losses from dispositions of oil and gas properties, collections and settlements of claims and litigation, adjustments of contingency reserves and other extraordinary gains and losses), plus, to the extent the following have been deducted in determining such income or loss, interest expense, income taxes, depreciation, depletion and amortization expense and impairment expense.

             Gas Price Realization. The Average Gas Equivalent Price realized by the Company on an Mcf equivalent basis (using a 6:1 conversion ratio) during the four preceding quarters as reported in the Company's financial statements is in excess of $2.95. "Average Gas Equivalent Price" means the average price received by the Company from sales of oil and gas production, to be calculated as follows:

             (i) the aggregate revenues of the Company and its consolidated subsidiaries during such period from sales of natural gas, natural gas liquids and oil and condensate produced (other than that used for fuel, and shrinkage) and sold by the Company and its consolidated subsidiaries, as reported in the Company's consolidated financial statements, divided by

             (ii) the sum of (A) the total volume, on an Mcf basis, of natural gas produced (other than that used for fuel, and shrinkage) and sold by the Company and its consolidated subsidiaries during such period plus
        (B) the product of 6 times the total number of barrels of natural gas liquids, oil and condensate produced (other than that used for fuel, and shrinkage) and sold by the Company and its consolidated subsidiaries during such period, as derived from the Company's consolidated financial statements.

        Stock Price Threshold. The average closing price of the Common Stock during any 90 consecutive trading days preceding the tenth day prior to the record date for any dividend payment date after the fourth anniversary of the issue date is more than three times the conversion price then in effect.

     If the stock price threshold described above is met, the Company will thereafter have the option to pay dividends either in kind or in cash on any subsequent dividend payment date, regardless of any subsequent changes in the price of the Common Stock. However, the indentures governing the Notes and the New Credit Facility may limit the Company's ability to pay cash dividends even if permitted by the terms of the Preferred Stock. See "Risk
Factors -- Transaction Risks -- Dividends; Redemption" and "Description of New Debt." To the extent dividends are not paid in cash or in kind on a scheduled dividend payment date, all accrued but unpaid dividends will be added to the Stated Value of each share of Preferred Stock outstanding and shall remain a part thereof until paid, and dividends will accrue and be paid thereafter on the basis of the Stated Value, as adjusted.

     Conversion. Shares of Series A and Series B Preferred Stock are convertible into shares of Common Stock at any time at the option of the holder, at an initial conversion ratio of one share of Common Stock per share of Preferred Stock. The conversion ratio is subject to customary anti-dilution adjustment in the event the Company (a) subdivides the outstanding shares of Common Stock into a greater number of shares; (b) combines the outstanding shares of Common Stock into a smaller number of shares; (c) declares, orders, pays or makes any dividend or other distribution to holders of Common Stock payable in Common Stock; (d) declares, orders, pays or makes any dividend or other distribution to all holders of Common Stock, other than a dividend payable in shares of Common Stock (including dividends or distributions payable in cash, evidences of indebtedness, rights, options or warrants to subscribe for or purchase shares of Common Stock or other securities, or any other securities or other property, but excluding any rights to purchase stock or other securities if such rights are not separable from the Common Stock except upon occurrence of a contingency beyond the control of the Company); or (e) issues or sells any shares of Common Stock or any rights, options, warrants to subscribe for or purchase shares of Common Stock or shares having the same rights, privileges and preferences as the Common Stock or securities convertible into Common Stock or equivalent common stock, at a price per share of Common Stock or equivalent common stock (or having a conversion price per share, in the case of a security convertible into shares of Common Stock or equivalent common stock) less than the market price of the Common Stock on the date of such issue or sale, other than (i) the conversion or redemption of shares of Series A or Series B Preferred Stock, (ii) the payment of any stock dividend on the Series A or Series B Preferred Stock, (iii) the issuance of options to officers, directors and employees of the Company and its subsidiaries to purchase shares of Common Stock, including any such options as are issued and outstanding as of the original issue of the Series B Preferred Stock, (iv) the issuance and sale of Common Stock upon exercise of any rights, options or warrants described in the foregoing clause (iii) or in clause

(d) above or (v) the issuance and sale of Common Stock in an underwritten public offering at a price of not less than 95% of the closing price of the Common Stock on the date of pricing such offering.

     If, at any time after the original issue date, the Company is a party to any transaction (including a merger, consolidation, statutory share exchange, sale of all or substantially all of the Company's assets or recapitalization of the Common Stock), as a result of which shares of Common Stock (or any other securities of the Company then issuable upon conversion of the Series A or Series B Preferred Stock) will be converted into the right to receive stock, securities or other property (including cash) or any combination thereof (a "Fundamental Change Transaction"), then the shares of Series A and Series B Preferred Stock remaining outstanding will thereafter no longer be convertible into Common Stock (or such other securities), but instead each share will be convertible into the kind and amount of stock and other securities and property receivable upon the consummation of such Fundamental Change Transaction by a holder of that number of shares of Common Stock (or such other securities) into which one share of Series A or Series B Preferred Stock was convertible immediately prior to such Fundamental Change Transaction (assuming such holder of Common Stock or other securities failed to exercise any right of election as to the kind of consideration to be received in such Fundamental Change Transaction). The Company is prohibited from being a party to any Fundamental Change Transaction after which shares of Series A and Series B Preferred Stock will remain outstanding unless the terms of such Fundamental Change Transaction are consistent with the foregoing, and it may not consent or agree to the occurrence of any such Fundamental Change Transaction until it has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series A and Series B Preferred Stock containing provisions enabling such holders to convert such shares into the consideration received by holders of Common Stock (or other securities of the Company then issuable upon conversion of Series A or Series B Preferred Stock), at the conversion ratio then in effect, after such Fundamental Change Transaction. In the event that, as a result of an adjustment pursuant to a Fundamental Change Transaction, the Series A and Series B Preferred Stock become convertible into any securities other than shares of Common Stock, the number of such other securities issuable upon conversion will be subject to adjustment to prevent dilution and adjustment in the event of a successive Fundamental Change Transaction in a manner and on terms as nearly equivalent as practicable to those described herein.

     Redemption. Subject to any restrictions imposed by the terms of the New Credit Facility or the indentures governing the Notes, the Company may, at its option, redeem all or part of the outstanding shares of Series A and Series B Preferred Stock (pro rata or by lot among the outstanding shares of both series) on any dividend payment date after the thirtieth day following the tenth anniversary of the original date of issue of the Series B Preferred Stock. All outstanding shares of Series A and Series B Preferred Stock are subject to mandatory redemption on June 30, 2008. The redemption price upon any optional or mandatory redemption will be equal to the Stated Value per share of the shares to be redeemed, plus an amount equal to the dollar amount of all accrued and unpaid dividends through the redemption date that have not been added to the Stated Value of such shares. The redemption price may be paid either in cash or in shares of Common Stock, at the option of the Company as announced 30 days prior to the redemption date, with the number of shares of Common Stock used to pay the redemption price to be determined based upon the average trading price during the 20 day period ending five days before the redemption date.

     Liquidation. Each share of Series A Preferred Stock and Series B Preferred Stock will rank prior to each share of Common Stock with respect to the distribution of assets upon a liquidation, dissolution or winding-up of the Company. The Series A Preferred Stock and Series B Preferred Stock will be pari passu as to liquidation rights. In the event of any such liquidation, dissolution or winding-up, each holder of a share of Series A Preferred Stock or Series B Preferred Stock will be entitled to receive, before any distribution to the holder of Common Stock, a liquidation preference equal to the Stated Value of such shares, plus all accrued and unpaid dividends thereon.

     Ranking. The Series A Preferred Stock and the Series B Preferred Stock will rank on a parity with each other as to payment of dividends and distributions and upon liquidation, dissolution or winding-up of the Company. In the event that the Company is a party to any merger, consolidation or share exchange in which the Series A Preferred Stock or Series B Preferred Stock is converted or exchanged into any other securities, property, cash or other consideration, the securities, property, cash or other consideration into which the

Series A and Series B Preferred Stock may be converted or exchanged must be identical in kind and amount per share, and no shares of Series A or Series B Preferred Stock may be converted or exchanged into any securities, property, cash or other consideration unless all shares of Series A and Series B Preferred Stock may be converted or exchanged into the same kind and amount per share of securities, property, cash or other consideration. The Common Stock and the Series A Junior Participating Preferred Stock will rank junior to the Series A and Series B Preferred Stock with respect to the payments required or permitted to made to the holders of such securities pursuant to their respective governing instruments.

     Authorization by Non-Series A and Series B Directors. A majority of the Company's directors, other than Series A Directors and Series B Directors, is required to make the determinations required or permitted (i) as to whether to make payment of the redemption price of Series A and Series B Preferred Stock in cash or in kind, (ii) as to whether to exercise the Company's option to redeem outstanding shares of Series A or Series B Preferred Stock and (iii) as to whether to make payment of any dividends declared by the Board on the Series A and Series B Preferred Stock in cash or in kind on or after the fourth anniversary of the issue date (subject to the requirement that the Company have sufficient cash legally available to make any cash dividend payment).

     Certain Covenants of the Company. For so long as any shares of Series A or Series B Preferred Stock are outstanding, the Company must at all times reserve and keep available for issuance upon the conversion of such shares such number of its authorized but unissued shares of Common Stock as will be sufficient to permit the conversion of all outstanding shares of Series A and Series B Preferred Stock and all other securities and instruments convertible into shares of Common Stock. The Company must endeavor to make the shares of stock that may be issued upon redemption or conversion of Series A or Series B Preferred Stock eligible for trading on any national securities exchange or automated quotation system upon or through which the Common Stock is then traded. Prior to the delivery of any securities upon redemption or conversion of Series A or Series B Preferred Stock, the Company must endeavor to comply with all federal and state securities laws and regulations requiring the registration of such securities with, or the approval of or consent to the delivery of such securities by, any governmental authority. The Company must pay all taxes and other governmental charges (other than income or franchise taxes) that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion or redemption of shares of Series A or Series B Preferred Stock, but will not be required to pay any transfer taxes incurred as a result of the issuance of shares of Common Stock in a name other than that of the registered holder of the converted or redeemed shares of Preferred Stock.

     Transferability; Conversation of Series B to Series A Preferred Stock. The Series A Preferred Stock offered hereby, and the shares of Common Stock issuable upon conversion thereof, have been registered under the Securities Act and the Exchange Act. Accordingly, shares of Series A Preferred Stock and shares of Common Stock issuable upon conversion thereof will generally be freely transferrable by the holders thereof. The Series A Preferred Stock is expected to be listed for trading on the New York Stock Exchange under the symbol "MXPPrA."

     Upon any transfer of shares of Series B Preferred Stock, or the beneficial ownership thereof, to any person other than DNR, its partners and their respective affiliates, such shares will automatically convert to an equal number of shares of Series A Preferred Stock. In addition, at such time as the Minimum Ownership Condition is no longer met, all shares of Series B Preferred Stock then outstanding will automatically convert into an equal number of shares of Series A Preferred Stock.

     The Company has entered into a Registration Rights Agreement with DNR. See "The Stock Purchase Agreement -- Registration Rights Agreement."

CONFIDENTIAL VOTE

     The Company's Bylaws provide for an independent third party to collect and tabulate shareholders' proxies so as to keep the votes of shareholders confidential from the Company and other persons soliciting proxies, except to the extent otherwise required by law or to resolve any dispute with respect thereto.

SPECIAL MEETINGS

     Special meetings of the shareholders of the Company may be called by the chief executive officer, the Board of Directors or by shareholders holding not less than 20% of the outstanding voting stock of the Company. Except as otherwise provided in the resolutions of the Board of Directors establishing any class or series of preferred stock, shareholders may not act by written consent without a meeting.

VOTING

     Holders of Common Stock and Series B Preferred Stock are, and holders of Series A Preferred Stock will be, entitled to cast one vote per share on matters submitted to a vote of shareholders, other than election or removal of directors, which is subject to cumulative voting. In cumulative voting for directors, each shareholder is entitled to a number of votes equal to the number of shares held multiplied by the number of directors to be elected; the shareholder may cast all such votes for a single director or may cast them for any or all of the nominees in any manner the shareholder chooses. Each director will be elected annually. Any director may be removed, with or without cause, at any meeting of shareholders called expressly for that purpose, by a vote of the holders of a majority of the outstanding shares entitled to vote in the election of such director, except that, if less than the entire board is to be removed, no director may be removed if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board.

     Subject to the rights of the holders of the Series A Preferred Stock and the Series B Preferred Stock and any additional voting rights that may be granted to holders of future classes or series of stock and to the additional voting requirements described in the next paragraph, the Company's Articles of Incorporation require the affirmative vote of holders of a majority of the outstanding shares entitled to vote thereon to approve any amendment to the Articles of Incorporation, dissolution of the Company, sale of all or substantially all the assets of the Company, share exchange or merger for which a vote is required by the Texas Business Corporation Act.

     The Articles of Incorporation of the Company contain an "equal price" provision that applies to certain business combination transactions involving any person or group that beneficially owns 20% or more of the aggregate voting power of all of the outstanding stock of the Company (a "Related Person"). The provision requires the affirmative vote of holders of at least 80% of the voting stock of the Company to approve any merger, consolidation, sale or lease of all or substantially all of the assets of the Company or certain other transactions involving the Related Person. This voting requirement is not applicable to certain transactions, including (i) any transaction in which the consideration to be received by the holders of each class of stock is the same in form and amount as that paid in a tender offer in which the Related Person acquired at least 50% of the outstanding shares of each such class and which was consummated not more than one year earlier, (ii) any other transaction that meets certain other specified pricing criteria or (iii) any other transaction approved by the Company's continuing directors (as defined in the Articles of Incorporation). This provision could have the effect of delaying or preventing a change of control of the Company in a transaction or series of transactions that did not satisfy the "equal price" criteria.

     Approval of any other matter not described above that is submitted to the shareholders requires the affirmative vote of the holders of a majority of the shares entitled to vote represented at the meeting. The holders of a majority of the shares entitled to vote shall constitute a quorum at meetings of shareholders.

     The Company's Bylaws provide that shareholders who wish to nominate directors or to bring business before a shareholders' meeting must notify the Company and provide certain pertinent information at least 80 days before the meeting date (or within ten days after public announcement pursuant to the Bylaws of the meeting date, if the meeting date has not been publicly announced at least 90 days in advance).

LIMITATION OF DIRECTOR LIABILITY

     The Articles of Incorporation of the Company contain a provision that limits the liability of the Company's directors as permitted by the Texas Business Corporation Act. The provision eliminates the personal liability of directors to the Company, and its shareholders may be unable to recover monetary damages against directors for negligent or grossly negligent acts or omissions in violation of their duty of care. The provision does not change the liability of a director for breach of his duty of loyalty to the Company or to shareholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, an act or omission for which the liability of a director is expressly provided for by an applicable statute, or in respect of any transaction from which a director received an improper personal benefit. Pursuant to the Articles of Incorporation, the liability of directors will be further limited or eliminated without action by shareholders if Texas law is amended to further limit or eliminate the personal liability of directors.

RIGHTS PLAN

     On July 6, 1995, the Company's Board of Directors declared a dividend of one right (each, a "Rights Plan Right") to purchase preferred stock for each share of the Company's Common Stock outstanding as of the close of business on July 17, 1995. Each Rights Plan Right entitles the registered holder thereof to purchase from the Company a unit consisting of one-hundredth of a share (a "Fractional Share") of Series A Junior Participating Preferred Stock, par value $.01 per share (the "Junior Preferred Stock"), at a purchase price of $15 per Fractional Share, subject to certain adjustments to prevent dilution. The description and terms of the Rights Plan Rights are set forth in a Shareholder Rights Agreement dated as of July 6, 1995, as from time to time supplemented or amended (the "Shareholder Rights Plan"), between the Company and American Stock Transfer and Trust Company, as Rights Agent.

     The Rights Plan Rights are attached to all certificates representing outstanding shares of Common Stock, and no separate certificates for the Rights Plan Rights have been distributed. The Rights Plan Rights will separate from the Common Stock and a "Distribution Date" will occur upon the earlier of (i) ten days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the outstanding shares of Common Stock, or (ii) ten business days following the commencement of a tender offer or exchange offer that would result in a person's becoming an Acquiring Person. In certain circumstances, the Distribution Date may be deferred by the Board of Directors. The Shareholder Rights Plan provides certain exceptions for inadvertent acquisitions and for persons or groups of affiliated or associated persons that, at the time of the adoption of the Shareholder Rights Plan, beneficially owned 10% or more of the then outstanding shares of Common Stock. Neither DNR nor any of its Affiliates or Associates (as such terms are defined in the Shareholder Rights Plan) will be deemed an Acquiring Person as a result of the execution, delivery and performance of the Stock Purchase Agreement and any documents ancillary thereto, and the consummation of any of the transactions contemplated thereby, unless DNR, together with its Affiliates and Associates, becomes the beneficial owner of additional shares of Common Stock, or another person that beneficially owns shares of Common Stock of Mesa becomes an Affiliate or Associate of DNR.

     The Rights Plan Rights are not exercisable until the Distribution Date and will expire at the close of business on December 31, 1996, unless earlier terminated or exchanged by the Company as described below. Until the Distribution Date, the Rights Plan Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates. As soon as practicable after the Distribution Date, separate certificates evidencing the Rights Plan Rights will be mailed to holders of record of Common Stock as of the close of business on the Distribution Date. Until an Rights Plan Right is exercised, the holder has no rights as a shareholder of the Company, including, without limitation, the right to vote or receive dividends.

     In the event (a "Flip-In Event") that a person becomes an Acquiring Person except pursuant to a "Permitted Offer" (as defined below), each holder of an Rights Plan Right will thereafter have the right to receive, upon exercise of the Rights Plan Right, a number of shares of Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a current market price equal to two times the exercise price of the Rights Plan Right. However, Rights Plan Rights are not exercisable following a Flip-In Event until such time as the Rights Plan Rights are no longer redeemable by the Company as described below. Following a Flip-In Event, all Rights Plan Rights beneficially owned by the Acquiring Person will be null and void in certain circumstances set forth in the Shareholder Rights Plan. "Permitted Offer" means a tender or exchange offer commenced on or after September 30, 1995 for all outstanding shares of Common Stock that meets certain criteria set forth in the Shareholder Rights Plan, including that the bidder together with its affiliates and associates must beneficially own at least 51% of the outstanding Common Stock upon completion of such offer.

     In the event (a "Flip-Over Event") that, at any time after the time an Acquiring Person becomes such, (i) the Company is acquired in a merger or other business combination transaction (other than a merger following a Permitted Offer), or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of an Rights Plan Right will thereafter have the right to receive, upon exercise, a number of shares of common stock of the acquiring company having a current market price equal to two times the exercise price of the Rights Plan Right.

     At any time until ten days following the first public announcement of a Flip-In Event, the Company may redeem the Rights Plan Rights in whole, but not in part, at a price of $.01 per Rights Plan Right, payable, at the Company's option, in cash, shares of Common Stock or such other consideration as the Board of Directors may determine. Under certain circumstances set forth in the Shareholder Rights Plan, redemption requires the approval of a majority of the Company's continuing directors. At any time after the occurrence of a Flip-In Event and prior to a person's becoming the beneficial owner of more than 50% or more of the then outstanding shares of Common Stock, the Company (with the concurrence of a majority of the continuing directors) may exchange the Rights Plan Rights in whole or in part at an exchange ratio of one share of Common Stock (or other equity securities of comparable value) per Rights Plan Right, subject to adjustment.

     Other than the redemption price, any of the provisions of the Shareholder Rights Plan may be amended by the Board of Directors of the Company (in certain circumstances, with the concurrence of the continuing directors) as long as the Rights Plan Rights are redeemable.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

     The following is a general discussion of certain anticipated federal income tax consequences of the Rights Offering. This discussion is based on the provisions of the Code, the Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly on a retroactive basis). This discussion does not purport to deal with all aspects of federal income taxation that may be relevant to a particular holder of Rights in light of such holder's personal investment circumstances nor does this discussion address special tax implications which may be applicable to certain types of holders of Rights subject to special treatment under the Code (including, without limitation, financial institutions, broker-dealers, regulated investment companies, life insurance companies, tax-exempt organizations, foreign corporations and non-resident aliens). Moreover, the discussion is limited to those who will hold the Rights and any Series A Preferred Stock acquired upon the exercise of Rights, as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Code. No consideration of any aspects of state, local or foreign taxation is included herein. Mesa has not sought, nor does it intend to seek, any rulings from the IRS relating to the tax issues addressed herein, and such issues may be subject to substantial uncertainty resulting from the lack of definitive judicial or administrative authority and interpretations applicable thereto.

     EACH EXISTING HOLDER OF COMMON STOCK AND EACH PROSPECTIVE PURCHASER OF RIGHTS IS URGED TO CONSULT SUCH PERSON'S OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE RIGHTS OFFERING WITH RESPECT TO SUCH PERSON'S OWN PARTICULAR TAX SITUATION, INCLUDING THE APPLICATION AND EFFECT OF THE CODE, AS WELL AS STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

TAX CONSEQUENCES TO HOLDERS OF RIGHTS

     Issuance of Rights to Existing Stockholders. Existing law is not clear as to whether the distribution of Rights to holders of Common Stock ("Existing Stockholders") would be characterized as a distribution under Section 305(a) of the Code ("Section 305(a) Distribution") or, alternatively, as a distribution under Sections 301 and 305(b) of the Code ("Section 301 Distribution"). Mesa intends to take the position that the Rights distribution is properly characterized as a Section 305(a) Distribution. Assuming that the Rights distribution is properly characterized as a Section 305(a) Distribution, the distribution would be nontaxable without regard to Mesa's earnings and profits. If the Rights distribution were treated as a Section 301 Distribution, and provided that Mesa does not have positive net earnings during fiscal 1996, the value of the Rights distributed would be treated as a nontaxable reduction in the Existing Stockholder's basis in his Common Stock, and the balance (if any) in excess of such adjusted basis would be taxed as capital gain. In this regard, based on current projections, Mesa believes that it is highly unlikely that it will have positive net earnings during fiscal 1996.

     Basis of Rights. If, as expected, the Rights distribution is properly characterized as a Section 305(a) Distribution, then, except as provided in the following sentence, the tax basis of Rights received by an Existing Stockholder in the Rights distribution would be zero. If, however, (i) the Rights distribution constitutes a Section 305(a) Distribution and (ii) either the Rights have a value (on the date of distribution of the Rights) equal to or greater than 15% of the value of the shares of Common Stock with respect to which the Rights are distributed or the Existing Stockholder elects to apply the rule described in this sentence, then upon exercise or transfer (but not upon lapse) of the Rights, the Existing Stockholder would reallocate his tax basis in his Common Stock between the Rights and the Common Stock based on the relative fair market values of each. If the Rights distribution were treated as a Section 301 Distribution, an Existing Stockholder would have a tax basis in the Rights equal to (and, assuming that Mesa does not have positive net earnings during fiscal 1996, the Existing Stockholder's basis in his Common Stock would be reduced by) an amount equal to the fair market value of the Rights on the date of the Rights distribution. Persons who acquire Rights by purchase will have a tax basis in the Rights equal to the purchase price paid therefor.

     Holding Period of Rights. If, as expected, the Rights distribution is treated as a Section 305(a) Distribution, an Existing Stockholder will have a holding period in the Rights that includes the holding period of the shares of Common Stock to which the Rights distribution relates. If the Rights distribution were treated as a Section 301 Distribution, the Existing Stockholder would have a holding period in the Rights that begins on the day following the date of distribution of the Rights. A holder who acquires Rights by purchase will have a holding period in the Rights that begins on the date of purchase.

     Exercise or Sale of Rights. A holder of Rights will not be taxed upon exercise of the Rights. The holder's tax basis in the shares of Series A Preferred Stock received upon exercise will equal (i) his basis in the Rights, plus (ii) the exercise price paid for the Series A Preferred Stock. The holder's holding period in the Series A Preferred Stock will begin on the day following the date of exercise of the Rights. Upon a sale of the Rights, a holder of Rights will realize capital gain or loss equal to the difference between the amount received (if any) for the Rights and his tax basis in the Rights (determined as described in "-- Basis of Rights," above).

     Lapse of Rights. A holder of Rights who allows Rights to lapse would have a capital loss equal to his basis (determined as described in "-- Basis of Rights," above), if any, in the Rights that lapsed. If the Rights distribution is treated as a Section 305(a) Distribution, an Existing Stockholder who allows a Right to lapse will have no basis in the Right and, thus, would realize no capital loss.

     Dividends on Preferred Stock. The amount of cash and the fair market value of any Series A Preferred Stock received by a holder as a dividend on shares of Series A Preferred Stock will be treated as ordinary dividend income (which, in the case of holders that are qualifying corporations, would be eligible for the 70% dividends received deduction), but only to the extent of Mesa's current year or accumulated earnings and profits that are allocable to such Series A Preferred Stock. Any remaining amount of dividend will reduce the holder's tax basis in its shares of Series A Preferred Stock until such basis is reduced to zero, and any excess will be treated as capital gain income. To the extent that the face amount of any Series A Preferred Stock that is distributed as a dividend exceeds the value of such stock on the date of its distribution, such excess will likely be treated as a Section 301 Distribution (which is taxed as ordinary dividend income to the extent of Mesa's current or accumulated earnings) that accrues on a constant yield to maturity basis over the remainder of the 12-year period during which the Series A Preferred Stock will remain outstanding.

     Sale or Cash Redemption of Preferred Stock. Upon a sale or cash redemption of shares of Series A Preferred Stock, a holder who acquired Rights by purchase and, if (as expected) Mesa has no net earnings during fiscal 1996, an Existing Stockholder, will generally recognize capital gain or loss in an amount equal to the difference between the amount received in the sale or redemption and the holder's tax basis (determined as described in "-- Exercise or Sale of Rights," above) in the shares redeemed.

     Receipt of Common Stock Upon Redemption or Conversion of Series A Preferred Stock. Except as provided in the following sentence, the conversion of shares of Series A Preferred Stock into Common Stock, or the receipt of Common Stock in redemption of shares of Series A Preferred Stock, will be nontaxable to the holders of Rights. Notwithstanding the preceding sentence, a holder of Rights will be treated as receiving a Section 301 Distribution (that is taxed in the manner described in "-- Dividends on Preferred Stock," above) in an amount equal to the accrued and unpaid dividends on the Series A Preferred Stock surrendered or, if less, in an amount equal to the excess of the fair market value of the Common Stock received over the issue price of the Series A Preferred Stock surrendered. Each holder's basis and holding period in the Common Stock received (other than Common Stock received in satisfaction of accrued and unpaid dividends on the Series A Preferred Stock) will be the same as his basis and holding period in the shares of Series A Preferred Stock surrendered therefor. A holder's basis in any Common Stock received in satisfaction of accrued and unpaid dividends on the Series A Preferred Stock will equal the fair market value of such Common Stock, and the holder's holding period in such Common Stock will begin on the date of its receipt by the holder.

                                 LEGAL MATTERS

     Certain legal matters in connection with the securities offered hereby will be passed upon for the Company by Baker & Botts, L.L.P. Robert L. Stillwell, a partner of Baker & Botts, L.L.P., is a director of the Company and owns 26,500 shares of Common Stock.

                                    EXPERTS

     The Consolidated Financial Statements included and incorporated by reference in this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report which is modified to include a discussion of substantial doubt as to Mesa's ability to continue as a going concern as discussed further in Note 2 of Notes to the audited Consolidated Financial Statements.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus constitutes a part of the Registration Statement and does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted from this Prospectus as permitted by the rules and regulations of the Commission. Statements made in this Prospectus regarding the contents of any contract, agreement or other document are not necessarily complete. With respect to each contract, agreement or other document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for further information regarding the contents thereof, and each such statement is qualified in its entirety by such reference. For further information regarding Mesa and the securities offered hereby, reference is made to the Registration Statement, including the exhibits and schedules thereto.

     The Registration Statement, including the exhibits and schedules thereto, is available for inspection at, and copies of such materials may be obtained at prescribed rates from, the public reference facilities maintained by the Commission at its principal offices located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048.

     Mesa is subject to the informational requirements of the Exchange Act and in accordance with the Exchange Act files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the principal and regional offices of the Commission set forth above. Such reports, proxy statements and other information concerning the Parent can also be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, the exchange on which the Common Stock is listed.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Incorporated by reference in this Prospectus, and subject in each case to information contained in this Prospectus, are the following documents filed by Mesa with the Commission pursuant to the Exchange Act: (1) Mesa's Annual Report on Form 10-K for the fiscal year ended December 31, 1995; (2) [Mesa's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; (3)] Mesa's Current Report on Form 8-K dated March 1, 1996; and (4) Mesa's Current Report on Form
8-K dated April 29, 1996 and (5) Mesa's Proxy Statement dated May   , 1996.

     Each document filed by Mesa pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Rights Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statements as modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Mesa will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Such request should be directed to Investor Relations, MESA Inc., 1400 Williams Square West, 5205 North O'Connor Boulevard, Irving, Texas 75039 (telephone: (214) 444-9001).

                     GLOSSARY OF SELECTED OIL AND GAS TERMS

     The following are abbreviations and definitions of certain terms commonly used in the oil and gas industry and this Prospectus.

     "Bbl" means a barrel of oil and condensate or natural gas liquids.

     "Bcf" means billion cubic feet of natural gas.

     "Bcfe" means billion cubic feet of natural gas equivalents.

     "Btu" or "British Thermal Unit" means the quantity of heat required to raise the temperature of one pound of water by one degree Fahrenheit.

     "Condensate" means a hydrocarbon mixture that becomes liquid and separates from natural gas when the gas is produced and is similar to crude oil.

     "Development well" means a well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

     "Gross," when used with respect to acres or wells, refers to the total acres or wells in which Mesa has a working interest.

     "MBbls" means thousands of barrels of oil.

     "Mcf" means thousand cubic feet of natural gas.

     "Mcfe" means thousand cubic feet of natural gas equivalents.

     "MMBbls" means millions of barrels of oil.

     "MMBtu" means one million British Thermal Units.

     "MMcf" means million cubic feet of natural gas.

     "MMcfe" means million cubic feet of natural gas equivalents.

     "Natural gas equivalents" means a volume, expressed in Mcf's of natural gas, that includes not only natural gas but also oil or natural gas liquids converted to an equivalent quantity of natural gas on an energy equivalent basis. Equivalent gas reserves are based on a conversion factor of 6 Mcf of gas per barrel of liquids.

     "Net," when used with respect to acres or wells, refers to gross acres of wells multiplied, in each case, by the percentage working interest owned by Mesa.

     "Net production" means production that is owned by Mesa less royalties and production due others.

     "Oil" means crude oil or condensate.

     "Operator" means the individual or company responsible for the exploration, development and production of an oil or gas well or lease.

     "Present Value of Future Net Revenues" or "Present Value of Proved Reserves" means the present value of estimated future revenues to be generated from the production of proved reserves calculated in accordance with Commission guidelines, net of estimated production and future development costs, using prices and costs as of the date of estimation without future escalation, except as otherwise provided by contract, without giving effect to non-property related expenses such as general and administrative expenses, debt service, future income tax expense and depreciation, depletion and amortization, and discounted using an annual discount rate of 10%.

     "Proved developed reserves" means reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery will be included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

     "Proved reserves" means the estimated quantities of crude oil, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made). Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalation based upon future conditions.

          i. Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and
     (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

          ii. Reserves that can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

          iii. Estimates of proved reserves do not include the following: (A) oil that may become available from known reservoirs but is classified separately as "indicated additional reserve"; (B) crude oil, natural gas and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics or economic factors; (C) crude oil, natural gas and natural gas liquids that may occur in undrilled prospects; and (D) crude oil, natural gas and natural gas liquids that may be recovered from oil shales, coal, gilsonite and other such sources.

     "Proved undeveloped reserves" means reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage is limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances are estimates for proved undeveloped reserves attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

     "Reserves" means proved reserves.

     "Royalty" means an interest in an oil and gas lease that gives the owner of the interest the right to receive a portion of the production from the leased acreage (or of the proceeds of the sale thereof), but generally does not require the owner to pay any portion of the costs of drilling or operating the wells on the leased acreage. Royalties may be either landowner's royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by the owner of the leasehold in connection with a transfer to a subsequent owner.

     "Tcfe" means trillion cubic feet of natural gas equivalents.

     "3-D seismic" means seismic data that are acquired and processed to yield a three-dimensional picture of the subsurface.

     "Working interest" means an interest in an oil and gas lease that gives the owner of the interest the right to drill for and produce oil and gas on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations. The share of production to which a working interest owner is entitled will always be smaller than the share of costs that the working interest owner is required to bear, with the balance of the production accruing to the owners of royalties. For example, the owner of a 100% working interest in a lease burdened only by a landowner's royalty of 12.5% would be required to pay 100% of the costs of a well but would be entitled to retain only 87.5% of the production.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
MESA Inc. Consolidated Financial Statements for the Years Ended December 31, 1995
  and 1994
  Report of Independent Public Accountants............................................   F-2
  Consolidated Statements of Operations...............................................   F-3
  Consolidated Balance Sheets.........................................................   F-4
  Consolidated Statements of Cash Flows...............................................   F-5
  Consolidated Statements of Changes in Stockholders' Equity..........................   F-6
  Notes to Consolidated Financial Statements..........................................   F-7
  Supplemental Financial Data.........................................................  F-30

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To MESA Inc.:

We have audited the accompanying consolidated balance sheets of MESA Inc. (a Texas corporation) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, cash flows and changes in stockholders' equity for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MESA Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed further in Note 2 to the consolidated financial statements, the Company's current financial forecasts indicate that cash generated by operating activities, together with available cash and investment balances, will not be sufficient for the Company to make all of its required debt principal and interest obligations due in June 1996. Also, as discussed in Notes 2 and 4 to the consolidated financial statements, certain covenants related to the Company's bank debt and certain cross-default provisions of the Discount Notes could result in the acceleration of approximately $656 million of long-term debt principal (due in mid-1997 and mid-1998) to the first half of 1996. As a result, there is substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2 to the consolidated financial statements. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

                                            ARTHUR ANDERSEN LLP

Houston, Texas
March 6, 1996

                                   MESA INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  YEARS ENDED DECEMBER 31
                                                            -----------------------------------
                                                              1993         1994         1995
                                                            ---------    ---------    ---------
Revenues:
  Natural gas.............................................  $ 141,798    $ 139,580    $ 129,534
  Natural gas liquids.....................................     61,427       72,771       75,321
  Oil and condensate......................................     12,428        7,877       19,594
  Other...................................................      6,551        8,509       10,510
                                                            ---------    ---------    ---------
                                                              222,204      228,737      234,959
                                                            ---------    ---------    ---------
Costs and Expenses:
  Lease operating.........................................     51,819       52,655       51,815
  Production and other taxes..............................     20,332       21,306       18,403
  Exploration charges.....................................      2,705        5,157        6,604
  General and administrative..............................     25,237       28,649       26,749
  Depreciation, depletion and amortization................    100,099       92,287       83,423
                                                            ---------    ---------    ---------
                                                              200,192      200,054      186,994
                                                            ---------    ---------    ---------
Operating Income..........................................     22,012       28,683       47,965
                                                            ---------    ---------    ---------
Other Income (Expense):
  Interest income.........................................     10,704       13,457       15,922
  Interest expense........................................   (142,002)    (144,757)    (148,630)
  Gains from investments..................................      3,954        6,698       18,420
  Gains from collections from Bicoastal Corporation.......     18,450       16,577        6,352
  Gains on dispositions of oil and gas properties.........      9,600           --           --
  Litigation settlement...................................    (42,750)          --           --
  Gain from adjustment of contingency reserve.............     24,000           --           --
  Other...................................................     (6,416)      (4,011)       2,403
                                                            ---------    ---------    ---------
                                                             (124,460)    (112,036)    (105,533)
                                                            ---------    ---------    ---------
Net Loss..................................................  $(102,448)   $ (83,353)   $ (57,568)
                                                            =========    =========    =========
Net Loss Per Common Share.................................  $   (2.61)   $   (1.42)   $    (.90)
                                                            =========    =========    =========
Weighted Average Common Shares Outstanding................     39,272       58,860       64,050
                                                            =========    =========    =========

         (See accompanying notes to consolidated financial statements.)

                                   MESA INC.

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                             DECEMBER 31
                                                                      -------------------------
                                                                         1994           1995
                                                                      ----------     ----------
                                            ASSETS
Current Assets:
  Cash and cash investments.........................................  $  143,422     $  149,143
  Investments.......................................................      19,112         38,280
  Accounts and notes receivable.....................................      38,938         44,734
  Other.............................................................       3,372          4,590
                                                                      ----------     ----------
          Total current assets......................................     204,844        236,747
                                                                      ----------     ----------
Property, Plant and Equipment:
  Oil and gas properties, wells and equipment, using the successful
     efforts method of accounting...................................   1,867,842      1,900,163
  Office and other..................................................      43,836         41,603
  Accumulated depreciation, depletion and amortization..............    (781,230)      (859,077)
                                                                      ----------     ----------
                                                                       1,130,448      1,082,689
                                                                      ----------     ----------
Other Assets:
  Restricted cash of subsidiary partnership.........................      61,299         57,731
  Gas balancing receivable..........................................      54,971         56,020
  Other.............................................................      32,397         31,509
                                                                      ----------     ----------
                                                                         148,667        145,260
                                                                      ----------     ----------
                                                                      $1,483,959     $1,464,696
                                                                      ==========     ==========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current maturities on long-term debt..............................  $   30,537     $  101,413
  Accounts payable and accrued liabilities..........................      40,468         31,068
  Interest payable..................................................      18,184         60,465
                                                                      ----------     ----------
          Total current liabilities.................................      89,189        192,946
                                                                      ----------     ----------
Long-Term Debt......................................................   1,192,756      1,135,330
                                                                      ----------     ----------
Deferred Revenue....................................................      21,900         17,578
                                                                      ----------     ----------
Other Liabilities...................................................      55,542         51,838
                                                                      ----------     ----------
Contingencies
Stockholders' Equity:
  Preferred stock, $.01 par value, authorized 10,000,000 shares; no
     shares issued and outstanding..................................          --             --
  Common stock, $.01 par value, authorized 100,000,000 shares;
     outstanding 64,050,009 and 64,050,009 shares, respectively.....         640            640
  Additional paid-in capital........................................     398,965        398,965
  Accumulated deficit...............................................    (275,033)      (332,601)
                                                                      ----------     ----------
                                                                         124,572         67,004
                                                                      ----------     ----------
                                                                      $1,483,959     $1,464,696
                                                                      ==========     ==========

         (See accompanying notes to consolidated financial statements.)

                                   MESA INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  YEARS ENDED DECEMBER 31
                                                             ----------------------------------
                                                               1993         1994         1995
                                                             ---------    ---------    --------
Cash Flows From Operating Activities:
  Net loss.................................................  $(102,448)   $ (83,353)   $(57,568)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation, depletion and amortization..............    100,099       92,287      83,423
     Gains on dispositions of oil and gas properties.......     (9,600)          --          --
     Accreted interest on discount notes...................     49,160       79,352      38,957
     Accrued interest exchanged for discount notes.........     15,395           --          --
     Litigation settlement.................................     42,750      (42,750)         --
     Gain from adjustment of contingency reserves..........    (24,000)          --          --
     Decrease (increase) in gas balancing receivables......     (4,942)      (7,840)      1,516
     Decrease in deferred natural gas revenue..............     (3,370)        (785)     (4,219)
     Settlement of prior year tax claims...................    (12,931)          --          --
     Natural gas hedging activities........................        324        9,715      (9,715)
     Sales of investments..................................     39,283       18,771      48,555
     Purchases of investments..............................    (34,711)     (19,866)    (49,003)
     Gains from investments................................     (3,954)      (6,698)    (18,420)
     (Increase) decrease in accounts receivable............      1,986        5,934     (12,047)
     Increase (decrease) in payables and accrued
       liabilities.........................................    (15,887)      (3,142)     45,243
     Other.................................................     (4,662)       6,972       2,519
                                                             ---------    ---------    --------
          Net cash provided by operating activities........     32,492       48,597      69,241
                                                             ---------    ---------    --------
Cash Flows From Investing Activities:
  Capital expenditures.....................................    (29,636)     (32,590)    (42,297)
  Proceeds from dispositions of oil and gas properties.....     26,118           --          --
  Collection of notes receivable...........................     47,501           --          --
  Other....................................................     (6,461)      (7,660)        860
                                                             ---------    ---------    --------
          Net cash provided by (used in) investing
            activities.....................................     37,522      (40,250)    (41,437)
                                                             ---------    ---------    --------
Cash Flows From Financing Activities:
  Issuance of common stock.................................         --       93,067          --
  Repayments of long-term debt.............................    (80,102)    (175,107)    (25,507)
  Long-term borrowings.....................................         --       77,754          --
  Debt issuance costs......................................     (9,651)          --          --
  Other....................................................      1,251          652       3,424
                                                             ---------    ---------    --------
          Net cash used in financing activities............    (88,502)      (3,634)    (22,083)
                                                             ---------    ---------    --------
Net Increase (Decrease) in Cash and Cash Investments.......    (18,488)       4,713       5,721
Cash and Cash Investments at Beginning of Year.............    157,197      138,709     143,422
                                                             ---------    ---------    --------
Cash and Cash Investments at End of Year...................  $ 138,709    $ 143,422    $149,143
                                                             =========    =========    ========

         (See accompanying notes to consolidated financial statements.)

                                   MESA INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                         COMMON STOCK      ADDITIONAL
                                                       ----------------     PAID-IN      ACCUMULATED
                                                       SHARES    AMOUNT     CAPITAL        DEFICIT
                                                       ------    ------    ----------    -----------
Balance, December 31, 1992...........................  38,571     $386      $ 273,198     $ (89,232)
  Net loss...........................................      --       --             --      (102,448)
  Common stock issued for 0% convertible notes.......   7,523       75         29,239            --
  Common stock issued for the partial conversion of
     the General Partner minority interest...........     417        4            907            --
                                                       ------     ----      ---------     ---------
Balance, December 31, 1993...........................  46,511      465        303,344      (191,680)
  Net loss...........................................      --       --             --       (83,353)
  Common stock issued for the conversion of the
     remaining General Partner minority interest.....   1,251       13          2,716            --
  Common stock issued in secondary public offering...  16,288      162         92,905            --
                                                       ------     ----      ---------     ---------
Balance, December 31, 1994...........................  64,050      640        398,965      (275,033)
  Net loss...........................................      --       --             --       (57,568)
                                                       ------     ----      ---------     ---------
Balance, December 31, 1995...........................  64,050     $640      $ 398,965     $(332,601)
                                                       ======     ====      =========     =========

         (See accompanying notes to consolidated financial statements.)

                                   MESA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     MESA Inc., a Texas corporation, was formed in 1991 in connection with a transaction (the "Corporate Conversion") which reorganized the business of Mesa Limited Partnership (the "Partnership"). The Partnership was formed in 1985 to succeed to the business of Mesa Petroleum Co. ("Original Mesa"). Unless the context otherwise requires, as used herein the term "Company" refers to MESA Inc. and its subsidiaries taken as a whole and includes its predecessors.

     The Company is primarily in the business of exploring for, developing, producing, processing and selling natural gas and oil in the United States. Over 60% of the Company's annual equivalent production is natural gas and the balance is principally natural gas liquids. The Company's primary producing areas are the Hugoton field of southwest Kansas, the West Panhandle field of Texas and the Gulf of Mexico offshore Texas and Louisiana. Production from the Company's properties has access to a substantial portion of the major metropolitan markets in the United States, primarily in the midwest and northeast, through numerous pipelines and other purchasers.

     The preparation of the consolidated financial statements of the Company in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

PRINCIPLES OF CONSOLIDATION

     The Company owns and operates its oil and gas properties and other assets through various direct and indirect subsidiaries. Pursuant to the Corporate Conversion, the Company obtained a 95.86% limited partnership interest and Boone Pickens (the "General Partner") obtained a 4.14% general partner interest in three direct subsidiary partnerships. The general partner interest was convertible into a total of 1,667,560 shares of common stock of the Company. On December 31, 1993, the General Partner converted approximately one-fourth of his general partner interests into common stock. In early 1994 the Company effected a series of merger transactions which resulted in the conversion of each of its direct subsidiary partnerships to corporate form (see Note 13). Pursuant to these mergers, the remaining general partner interests in the Company's subsidiary partnerships held directly or indirectly by the General Partner were converted into common stock, thereby eliminating the minority interest.

     The accompanying consolidated financial statements reflect the consolidated accounts of the Company and its subsidiaries after elimination of intercompany transactions.

     Certain reclassifications have been made to amounts reported in previous years to conform to 1995 presentation.

STATEMENTS OF CASH FLOWS

     For purposes of the statements of cash flows, the Company classifies all cash investments with original maturities of three months or less as cash and cash investments.

INVESTMENTS

     On January 1, 1994, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. The Company's portfolio of securities is classified as "trading securities" under the provisions of SFAS No. 115 and is reported at fair value, with unrealized gains and losses included

                                   MESA INC.

in net income (loss) for the current period. The cost of securities sold is determined on the first-in, first-out basis. Prior to January 1, 1994, investments in marketable securities were stated at the lower of cost or market. The adoption of SFAS No. 115 did not have a material effect on the financial position or results of operations of the Company.

     The Company enters into various energy futures contracts including New York Mercantile Exchange ("NYMEX") futures contracts, commodity price swaps and options which are not intended to be hedges of future natural gas or crude oil production. Investments in such contracts are adjusted to market prices at the end of each reporting period and gains and losses are included in gains from investments in the statements of operations.

OIL AND GAS PROPERTIES

     Under the successful efforts method of accounting, all costs of acquiring unproved oil and gas properties and drilling and equipping exploratory wells are capitalized pending determination of whether the properties have proved reserves. If an exploratory well is determined to be nonproductive, the drilling and equipment costs of the well are expensed at that time. All development drilling and equipment costs are capitalized. Capitalized costs of proved properties and estimated future dismantlement and abandonment costs are amortized on a property-by-property basis using the unit-of-production method whereby the ratio of annual production to beginning of period proved oil and gas reserves is applied to the remaining net book value of such properties. Oil and gas reserve quantities represent estimates only and there are numerous uncertainties inherent in the estimation process. Actual future production may be materially different from amounts estimated and such differences could materially affect future amortization of proved properties. Geological and geophysical costs and delay rentals are expensed as incurred.

     Unproved properties are periodically assessed for impairment of value and a loss is recognized at the time of impairment. The aggregate carrying value of proved properties is periodically compared with the undiscounted future net cash flows from proved reserves, determined in accordance with Securities and Exchange Commission (the "Commission") regulations, and a loss is recognized if permanent impairment of value is determined to exist. A loss is recognized on proved properties expected to be sold in the event that carrying value exceeds expected sales proceeds.

     In March 1995 the Financial Accounting Standards Board (the "FASB") issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill. SFAS No. 121 requires a review for impairment whenever circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, the Company would estimate future cash flows (undiscounted and without interest charges) expected to result from use of an asset and its eventual disposition. Impairment is recognized only if the carrying amount of an asset is greater than the expected future cash flows. The amount of impairment is based on the fair value of the asset. Under SFAS No. 121, each field is individually evaluated for impairment. The Company will adopt the provisions of SFAS No. 121 in 1996 and has estimated that impairment of approximately $10 to $12 million will be charged to operations in the first quarter of 1996. Such impairment relates primarily to a Gulf Coast oil and gas property.

NET LOSS PER COMMON SHARE

     The computations of net loss per common share are based on the weighted average number of common shares outstanding during each period.

                                   MESA INC.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist of cash, marketable securities, commodity price swaps, options, short-term trade receivables and payables, restricted cash, notes receivable, and long-term debt. The carrying values of cash, marketable securities, notes receivable, short-term trade receivables and payables, and restricted cash approximate fair value. The carrying values of the commodity price swaps and options represent their required cash deposits plus or minus unrealized gains and losses (see Note 3). The fair value of long-term debt is estimated based on the market prices for the Company's publicly traded debt and on current rates available for similar debt with similar maturities and security for the Company's remaining debt (see Note 4).

GAS REVENUES

     The Company recognizes its ownership interest in natural gas production as revenue. Actual production quantities sold by the Company may be different than its ownership share of production in a given period. If the Company's sales exceed its ownership share of production, the differences are recorded as deferred revenue. Gas balancing receivables are recorded when the Company's ownership share of production exceeds sales. The Company also accrues production expenses related to its ownership share of production. At December 31, 1995, the Company had produced and sold a cumulative net 21.9 billion cubic feet ("Bcf") of natural gas less than its ownership share of production and had recorded gas balancing receivables, net of deferred revenues, of approximately $38.8 million. Substantially all of the Company's gas balancing receivables and deferred revenue are classified as long-term.

     The Company periodically enters into NYMEX natural gas futures contracts as a hedge against natural gas price fluctuations. Gains or losses on such futures contracts are deferred and recognized as natural gas revenue when the hedged production occurs. The Company recognized net gains of $12.7 million and $895,000 in 1995 and 1994, respectively, and a net loss of $324,000 in 1993 related to hedging activities.

TAXES

     The Company provides for income taxes using the asset and liability method under which deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax laws or tax rates is recognized in income in the period that includes the enactment date.

(2) RESOURCES AND LIQUIDITY

LONG-TERM DEBT AND CASH FLOWS

     The Company is highly leveraged with over $1.2 billion of long-term debt, including current maturities. The major components of the Company's debt are (1) $504.7 million of secured notes due in installments through 2012 at Hugoton Capital Limited Partnership ("HCLP"), an indirect, wholly owned subsidiary, (2) $61.1 million (plus $11.4 million in letter of credit obligations) outstanding under a bank credit facility, due in installments through 1997, with the majority of such debt due on June 23, 1997, (3) $39.7 million of unsecured discount notes due on June 30, 1996, and (4) $617.4 million of secured discount notes due on June 30, 1998. Both the secured and unsecured discount notes are subordinate to the bank credit facility. See Note 4 for a complete description of the Company's long-term debt.

     The Company is required to make significant principal and interest payments on its debt during the first six months of 1996. Including the $42 million of interest paid on its discount notes on January 2, 1996, the

                                   MESA INC.

Company is required to make $123.5 million of principal and interest payments related to its discount notes and $22.5 million of principal payments related to its bank credit facility by June 30, 1996.

     The Company's bank credit facility contains a covenant requiring the Company to maintain tangible adjusted equity, as defined, of at least $50 million. At December 31, 1995, tangible adjusted equity was $64.7 million. Assuming no changes in its capital structure and no significant transactions are completed, the Company expects to continue to report substantial net losses and expects its tangible adjusted equity to fall below $50 million in the first half of 1996. If and when the Company determines that tangible adjusted equity is below $50 million, an Event of Default, as defined, would occur under the bank credit facility and the bank would have the right to accelerate the payment of all outstanding principal and require cash collateralization of letters of credit. An Event of Default under the bank credit facility would cause a cross default under the Company's secured and unsecured discount note indentures unless and until the bank credit facility default were cured or waived or the debt under the bank credit facility were repaid or otherwise discharged. The Events of Default, if they occur and are not waived, could result in acceleration of approximately $656 million of long-term debt principal due in mid-1997 and mid-1998 to the first half of 1996. Pursuant to the subordination provisions of the discount note indentures, the Company would be prohibited from making any payments on such notes for specified periods upon and during the continuance of any Event of Default under the bank credit facility.

     The assets and cash flows of HCLP that are subject to the mortgage securing HCLP's debt are dedicated to service HCLP's debt and are not available to pay creditors of the Company or its subsidiaries other than HCLP.

     The Company's current financial forecasts indicate, assuming no changes in its capital structure and no significant transactions are completed, that cash generated by operating activities, together with available cash and investment balances will not be sufficient to make all of its required debt principal and interest obligations due in June 1996. If amounts outstanding under the Credit Agreement were to be accelerated in the first half of 1996, the Company would expect to have sufficient cash to meet the Credit Agreement obligations and cure an Event of Default under the Credit Agreement and avoid, at that time, cross defaults under the terms of its Discount Note indentures. However, such a payment would substantially deplete the Company's remaining cash and investments balances. The Company will make decisions regarding such payments on its debt as they come due, taking into account the status at that time of the Rainwater transaction discussed below.

EXPLORATION OF STRATEGIC ALTERNATIVES/PROPOSED TRANSACTION WITH RAINWATER

     In an effort to address its liquidity issues and to position the Company for expansion through exploration and development, in December 1994 the Company announced its intent to sell all or a portion of its interests in the Hugoton field. In the first quarter of 1995 the Company began an auction process to sell such properties. The Company's Board of Directors (the "Board") concluded the auction process in the second quarter of 1995 after no acceptable bids were received for the Hugoton properties.

     On July 6, 1995, the Board approved and implemented a proposal solicitation process which expanded its exploration of strategic alternatives to include consideration of the sale of the Company, a stock-for-stock merger, joint ventures, asset sales, equity infusions, and refinancing transactions. The Company engaged an independent financial advisor to assist in these efforts and to solicit proposals on its behalf. The proposal solicitation process commenced in August 1995 and the Company received proposals beginning on November 20, 1995.

     On February 28, 1996, the Company signed a letter of intent with Rainwater, Inc. ("Rainwater"), an independent investment company owned by Ft. Worth, Texas, investor Richard Rainwater, to raise $265 million of equity in connection with a refinancing of the Company's debt. Pursuant to the terms of the letter of intent, Rainwater will purchase in a private placement approximately 58.8 million shares of a new

                                   MESA INC.

class of convertible preferred stock and the Company will offer approximately
58.4 million shares of convertible preferred stock to the Company stockholders in a rights offering (the "Rights Offering"). Rainwater will provide a standby commitment to purchase any shares of preferred stock not subscribed to in the Rights Offering. Rights will be distributed to common stockholders on a pro rata basis. The rights will allow the stockholder to purchase, in respect of each share of common stock, approximately .91 shares of preferred stock at $2.26 per share, the same per share price at which Rainwater will purchase preferred shares. The rights will be transferrable and holders of the rights will be offered over-subscription privileges for shares not purchased by other rights holders.

     Each preferred share will be convertible into one share of the Company common stock at any time prior to mandatory redemption in 2006. An annual 8% pay-in-kind dividend will be paid on the preferred shares during the first four years following issuance. Thereafter, the 8% dividend may, at the option of the Company, be paid in cash or additional shares depending on whether certain financial tests are met.

     The preferred stock will represent 63.6% of the fully diluted common shares at the time of issuance and 70.6% after the mandatory four-year pay-in-kind period, assuming no other stock issuance by the Company. The preferred stock will have a liquidation price equal to the purchase price. The preferred shares purchased in the Rights Offering will vote with the common stock as a single class on all matters, except as otherwise required by law and except for certain special voting rights for shares held by Rainwater.

     Rainwater will be entitled to elect two members of the Company's Board, which will have seven directors. The Rainwater designees will constitute two of the three members of a newly formed executive committee of the Board. The executive committee will act for the whole Board on matters which by law do not need Board authorization and will have authority over major capital transactions, stock issuances, financing arrangements, budgeting, and other items.

     During an interim 30-day period beginning February 28, 1996, the Company, with assistance from Rainwater, will seek commitments for new bank loans plus assurance of availability of new subordinated debt to be issued in conjunction with the transaction. Proceeds from the new debt, when combined with proceeds from the newly issued equity and the Company's available cash balances, would refinance or repay all of the Company's existing debt.

     The proposed transaction is subject to certain conditions, including negotiation and execution of definitive agreements, arrangement of the new debt financing, due diligence by Rainwater and the Company stockholder approval. The parties anticipate executing definitive agreements in about 30 days. The transaction will be submitted to a vote of stockholders at a special meeting expected to take place in June 1996. The Rights Offering would commence promptly after that meeting. There can be no assurance that this transaction will be completed, or if completed, what the final terms or timing thereof will be. Nor can there be any assurance regarding the availability or terms of any refinancing debt.

     The ability of the Company to continue as a going concern is dependent upon several factors. The successful completion of the Rainwater transaction is expected to position the Company to operate and continue as a going concern and to pursue its business strategies. The consolidated financial statements of the Company do not include any adjustments reflecting any treatment other than going concern accounting.

     If the Rainwater transaction is not completed, the Company will pursue other alternatives to address its liquidity issues and financial condition, including other potential transactions arising from the proposal solicitation process, the possibility of seeking to restructure its balance sheet by negotiating with its current debt holders or seeking protection from its creditors under the Federal Bankruptcy Code.

                                   MESA INC.

(3) INVESTMENTS

     The value of investments are as follows (in thousands):

                                                                           DECEMBER 31
                                                                       -------------------
                                                                        1994        1995
                                                                       -------     -------
    Equity securities:
      Cost...........................................................  $ 9,489     $10,719
      Unrealized loss................................................   (1,381)       (162)
    NYMEX Futures Contracts:
      Margin Cash....................................................    1,337      17,498
      Unrealized gain in hedge contracts.............................    6,823          --
      Unrealized gain in trading contracts...........................    2,844       7,558
    Commodity Price Swaps:
      Margin Cash....................................................       --       2,434
      Unrealized loss in price swaps.................................       --        (811)
    Natural Gas Options:
      Premiums.......................................................       --          66
      Unrealized gain in trading options.............................       --         978
                                                                       -------     -------
      Total market value.............................................  $19,112     $38,280
                                                                       =======     =======

     In 1995 the Company recognized net gains of approximately $18.4 million from its investments compared with net gains in 1994 of $6.7 million and in 1993 of $4.0 million. These gains do not include gains or losses from natural gas futures contracts accounted for as a hedge of natural gas production. Hedge gains or losses are included in natural gas revenue in the period in which the hedged production occurs (see Note 1).

     The net investment gains and losses recognized during a period include both realized and unrealized gains and losses. The Company realized net gains from investments of $12.3 million in 1995, $4.7 million in 1994, and $2.3 million in 1993. At December 31, 1995, the Company had recognized but not realized approximately $7.6 million of gains associated primarily with natural gas futures. Subsequent to year end, the Company closed some of its positions which were open on December 31, 1995. As of March 6, 1996, the Company had closed substantially all of the positions open at December 31, 1995, at a realized loss of $156,000. Positions which were open at December 31, 1995, and remain open had unrealized gains of $1.7 million at March 6, 1996.

     In 1995 the Company invested in certain over-the-counter commodity price swap agreements for trading purposes. The Company is required to make payments to (or receive payments from) a counter party based on the differential between a fixed and a variable price for specified natural gas volumes. The Company's agreements expire on the last day of trading for April, May and June 1996 natural gas futures contracts as determined by the NYMEX. The Company is the fixed price payor on a notional quantity of 10.1 million British thermal units of natural gas with a fair value of $18.3 million at December 31, 1995. The average fair value of such commodity price swaps during 1995 was $18.4 million. In 1995 the Company also entered into over-the-counter natural gas futures call and put options contracts. At December 31, 1995, the open quantity of options was 1,800 contracts (each contract represents 10,000 MMBtu of natural gas) with a fair value of $1.0 million. The average fair value of such option contracts during 1995 was $.4 million. The counter party to these instruments is a credit-worthy financial institution which is a recognized market-maker. The Company believes the risk of incurring losses related to credit risk of the counter party is remote.

                                   MESA INC.

(4) LONG-TERM DEBT

     Long-term debt and current maturities are as follows (in thousands):

                                                                         DECEMBER 31
                                                                  -------------------------
                                                                     1994           1995
                                                                  ----------     ----------
    HCLP Secured Notes..........................................  $  520,180     $  504,674
    Credit Agreement............................................      71,131         61,131
    12 3/4% secured discount notes..............................     581,942        618,518
    12 3/4% unsecured discount notes............................      37,345         39,725
    13 1/2% subordinated notes..................................       7,390          7,390
    Other.......................................................       5,305          5,305
                                                                  ----------     ----------
                                                                   1,223,293      1,236,743
    Current maturities..........................................     (30,537)      (101,413)
                                                                  ----------     ----------
    Long-term debt..............................................  $1,192,756     $1,135,330
                                                                  ==========     ==========

  HCLP Secured Notes

     In 1991 HCLP issued $616 million of secured notes (the "HCLP Secured Notes") in a private placement with a group of institutional lenders. The issuance also funded a $66 million restricted cash balance within HCLP, which is available to supplement cash flows from the HCLP properties in the event such cash flows are not sufficient to fund principal and interest payments on the HCLP Secured Notes when due. As the HCLP Secured Notes are repaid, the required restricted cash balance is reduced. HCLP holds substantially all of the Company's Hugoton field natural gas properties.

     The HCLP Secured Notes were issued in 15 series and have final stated maturities extending through 2012 but can be retired earlier. The HCLP Secured Notes outstanding at December 31, 1995, bear interest at fixed rates ranging from 8.80% to 11.30% per annum (weighted average 10.31%). Principal and interest payments are made semiannually. Provisions in the HCLP Secured Note agreements require interest rate premiums to be paid to the noteholders in the event that the HCLP Secured Notes are repaid more rapidly or slowly than under the initial scheduled amortization. Beginning in August 1994, HCLP elected to make principal payments on the HCLP Secured Notes based on actual production, rather than according to the initial scheduled amortization. As a result, interest rate premiums at a rate of 1.5% per annum will be applied to those principal amounts not paid according to the initial scheduled amortization and .35% per annum will be applied to the remaining notes. Such premiums have increased the effective weighted average interest rate payable on the remaining HCLP Secured Notes outstanding to 10.79% per annum at December 31, 1995.

     The HCLP Secured Note agreements contain various covenants which, among other things, limit HCLP's ability to sell or acquire oil and gas property interests, incur additional indebtedness, make unscheduled capital expenditures, make distributions of property or funds subject to the mortgage, or enter into certain types of long-term contracts or forward sales of production. The agreements also require HCLP to maintain separate existence from the Company and its other subsidiaries. The assets of HCLP that are subject to the mortgage securing the HCLP Secured Notes are dedicated to service HCLP's debt and are not available to pay creditors of the Company or its subsidiaries other than HCLP. Any cash not subject to the mortgage is available for distribution to the Company's subsidiaries which own HCLP's equity.

     The HCLP Secured Note agreements also contain a provision which requires calculation and payment of premiums on early retirement of the HCLP Secured Notes. The actual premiums due in the event of a redemption of the HCLP Secured Notes will depend on prevailing interest rates at the date of redemption and the amount of debt redeemed. In the aggregate, such premiums would have totaled $79 million as of December 31, 1995.

                                   MESA INC.

     Revenues received from production from HCLP's Hugoton properties are deposited in a collection account maintained by a collateral agent (the "Collateral Agent"). The Collateral Agent releases or reserves funds, as appropriate, for the payment of royalties, taxes, operating costs, capital expenditures and principal and interest on the HCLP Secured Notes. Only after all required payments have been made may any remaining funds held by the Collateral Agent be released from the mortgage.

     By April 29, 1996, HCLP is required to obtain a reserve report as of December 31, 1995, covering its Hugoton field properties prepared by an independent engineering consultant. HCLP is required to compare the reserve quantities in such reserve report to the initial reserve quantities set forth in the HCLP Secured Note agreements, adjusted for production. If the quantities in such reserve report are less than the adjusted initial quantities, a Deficit Reserve Amount ("DRA"), as defined, is determined to exist. To the extent a DRA exists, the Collateral Agent is required to retain additional funds in the collection account subject to the mortgage for the repayment of the HCLP Secured Notes. The Company is not obligated to fund any principal payments at HCLP from sources other than HCLP's Hugoton field properties. The independent reserve report has not been completed, but HCLP has received preliminary indications that the independent engineers' estimates of reserve quantities related to the Hugoton field properties will reflect a downward revision from previous years. Although HCLP has not determined whether a DRA will result from such downward revisions, preliminary estimates indicate that a DRA, if any, will not be material. See Note 14 (unaudited) for subsequent events affecting the DRA.

     The restricted cash balance and cash held by the Collateral Agent for payment of interest and principal on the HCLP Secured Notes are invested by the Collateral Agent under the terms of a guaranteed investment contract (the "GIC") with Morgan Guaranty Trust Co. of New York ("Morgan"). Morgan was paid $13.9 million at the date of issuance of the HCLP Secured Notes to guarantee that funds invested under the GIC would earn an interest rate equivalent to the weighted average coupon rate on the outstanding principal balance of the HCLP Secured Notes (10.31% at December 31, 1995). A portion of this amount may be refunded if the HCLP Secured Notes are repaid earlier than if HCLP had produced according to its scheduled production, depending primarily on prevailing interest rates at that time.

     HCLP's cash balances were as follows (in thousands):

                                                                           DECEMBER 31
                                                                       -------------------
                                                                        1994        1995
                                                                       -------     -------
    Subject to the mortgage..........................................  $48,087     $40,163
    Not subject to the mortgage......................................    1,551       7,450
                                                                       -------     -------
    Cash included in current assets..................................  $49,638     $47,613
                                                                       =======     =======
    Restricted cash included in noncurrent assets....................  $61,299     $57,731
                                                                       =======     =======
    Refundable GIC fee included in noncurrent assets.................  $10,295     $ 9,010
                                                                       =======     =======

     Mesa Operating Co. ("MOC"), a Company subsidiary which owns 99% of the limited partnership interests of HCLP, is party to a services agreement with HCLP. MOC provides services necessary to operate the Hugoton field properties and market production therefrom, processes remittances of production revenues and performs certain other administrative functions in exchange for a services fee. The fee totaled approximately $13.2 million in 1995, $12.8 million in 1994, and $11.4 million in 1993.

  Credit Agreement

     As of December 31, 1995, the Company had outstanding borrowings of approximately $61.1 million and letter of credit obligations of $11.4 million under its $82.5 million bank credit facility, as amended (the "Credit Agreement"). The Credit Agreement requires principal payments of $22.5 million in the first half of

                                   MESA INC.

1996 with the remainder due in June 1997 (including cash collateralization of letters of credit outstanding at that time).

     The rate of interest payable on borrowings under the amended Credit Agreement is the lesser of the Eurodollar rate plus 2 1/2% or the prime rate plus 1/2%. Obligations under the Credit Agreement are secured by a first lien on the Company's West Panhandle field properties, the Company's equity interest in MOC and a 76% limited partner interest in HCLP.

     The amended Credit Agreement requires the Company to maintain tangible adjusted equity, as defined, of at least $50 million and available cash, as defined, of at least $32.5 million. At December 31, 1995, the Company's tangible adjusted equity, as defined, was approximately $64.7 million and available cash, as defined, was $139.5 million (See Note 2 for discussion of the tangible adjusted equity covenant and its potential effect on the Company's liquidity).

     The Credit Agreement also restricts, among other things, the Company's ability to incur additional indebtedness, create liens, pay dividends, acquire stock or make investments, loans and advances.

  Discount Notes

     In conjunction with a debt exchange transaction consummated on August 26, 1993, (the "Debt Exchange"), the Company issued approximately $435.5 million initial accreted value, as defined, of 12 3/4% secured discount notes due June 30, 1998 and $136.9 million initial accreted value, as defined, of 12 3/4% unsecured discount notes due June 30, 1996 (together, the "Discount Notes") in exchange for $293.7 million aggregate principal amount of 12% subordinated notes and $292.6 million aggregate principal amount of 13 1/2% subordinated notes (together with the $28.6 million of accrued interest claims thereon). The Company also issued $29.3 million principal amount of 0% convertible notes due June 30, 1998, which were converted into approximately 7.5 million shares of common stock by the end of 1993. The Discount Notes, which rank pari passu with each other, are senior in right of payment to the remaining 13 1/2% subordinated notes due 1999 and subordinate to all permitted first lien debt, as defined, including obligations under the Credit Agreement.

     On March 2, 1994, the Company issued $48.2 million face amount of additional 12 3/4% secured discount notes due June 30, 1998. The proceeds of $42.8 million were used to pay the settlement amount arising from the 1994 settlement of a lawsuit with Unocal Corporation ("Unocal"). The additional indebtedness incurred to settle the Unocal lawsuit was specifically permitted under the terms of the indentures governing the Discount Notes and under the Credit Agreement (See Note 9 for additional discussion of the Unocal litigation).

     The Discount Notes did not accrue interest through June 30, 1995; however, the accreted value, as defined, of both series increased at a rate of 12 3/4% per year, compounded semiannually, until June 30, 1995. Beginning July 1, 1995, each series began to accrue interest at an annual rate of 12 3/4%, payable in cash semiannually in arrears, with the first payment due on December 31, 1995.

     In the second quarter of 1994 the Company completed a public offering in which 16.3 million shares of the Company's common stock were sold for net proceeds of $93 million ($6 per share) (the "Equity Offering"). The Company used approximately $87 million of the proceeds to redeem or repurchase $87 million accreted value ($99.1 million face amount at maturity) of 12 3/4% unsecured discount notes which were due in 1996.

     In the fourth quarter of 1994 the Company used proceeds from increased borrowings under its amended Credit Agreement to redeem $37.6 million accreted value ($40.0 million face amount at maturity) of 12 3/4% unsecured discount notes which were due in 1996.

     The 12 3/4% secured discount notes are secured by second liens on the Company's West Panhandle field properties and a 76% limited partner interest in HCLP, both of which also secure obligations under the Credit

                                   MESA INC.

Agreement. The Company's right to maintain first lien debt, as defined, is limited by the terms of the Discount Notes to $82.5 million.

     See Note 2 for a discussion of certain cross-default provisions in the Discount Note indentures which could become effective if the Company defaults under the terms of the tangible adjusted equity covenant of the Credit Agreement.

     The indentures governing the Discount Notes restrict, among other things, the Company's ability to incur additional indebtedness, pay dividends, acquire stock or make investments, loans and advances.

  Subordinated Notes

     The 13 1/2% subordinated notes are unsecured and mature in 1999. Interest on these notes is payable semiannually in cash.

  Interest and Maturities

     The aggregate interest payments, net of amounts capitalized, made during 1995, 1994, and 1993 were $63.8 million, $62.1 million and $86.5 million, respectively. In addition, on January 2, 1996, according to terms of the Discount Notes, the Company made a $42 million interest payment related to its Discount Notes which was due December 31, 1995. Payment of approximately $39.0 million, $70.6 million and $64.6 million of interest incurred during 1995, 1994 and 1993, respectively, has been deferred under the terms of the Debt Exchange until the repayment dates of the Discount Notes. Such interest is included in interest expense in the 1995, 1994 and 1993 consolidated statements of operations.

     The scheduled principal repayments on long-term debt for the next five years are as follows (in millions):

                                                    1996     1997      1998     1999     2000
                                                   ------    -----    ------    -----    -----
    HCLP Secured Notes(a)........................  $ 33.9    $33.3    $ 36.1    $37.1    $36.0
    Credit Agreement(b)(c).......................    22.5     38.6        --       --       --
    12 3/4% secured discount notes(d)............      --       --     617.4       --       --
    12 3/4% unsecured discount notes(d)..........    39.7       --        --       --       --
    13 1/2% subordinated notes...................      --       --        --      7.4       --
    Other........................................     5.3       --        --       --       --
                                                   ------    -----    ------    -----    -----
              Total..............................  $101.4    $71.9    $653.5    $44.5    $36.0
                                                   ======    =====    ======    =====    =====

- ---------------

(a) Principal payment requirements could be greater, in the aggregate, in 1996 through 1998 if a DRA is determined to exist.

(b) Excludes approximately $11.4 million in letter of credit obligations currently outstanding and required to be cash collateralized in June 1997.

(c) Maturities may be accelerated if tangible adjusted equity falls below $50 million (See Note 2).

(d) Maturities may be accelerated if an Event of Default occurs and continues under the Credit Agreement (See Note 2).

                                   MESA INC.

  Fair Value of Long-Term Debt

     The following is a summary of estimated fair value of the Company's long-term debt as of the years ended (in thousands):

                                                          1994                      1995
                                                 ----------------------    ----------------------
                                                 CARRYING                  CARRYING
                                                  AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
                                                 --------    ----------    --------    ----------
    HCLP Secured Notes.........................  $520,180     $ 535,135    $504,674     $ 568,641
    Credit Agreement...........................    71,131        71,131      61,131        61,131
    12 3/4% secured discount notes.............   581,942       528,688     618,518       541,905
    12 3/4% unsecured discount notes...........    37,345        37,591      39,725        35,262
    13 1/2% subordinated notes.................     7,390         7,390       7,390         7,390

     The fair value of long-term debt is estimated based on the market prices for the Company's publicly traded debt and on current rates available for similar debt with similar maturities and security for the Company's remaining debt. Based on the current financial condition of the Company, there is no assurance that the Company could obtain borrowings under long-term debt agreements with terms similar to those described above and receive proceeds approximating the estimated fair values.

(5) INCOME TAXES

     The Company provides for income taxes using the asset and liability method under which deferred tax assets and liabilities are recognized by applying the enacted statutory tax rates applicable to future years to temporary differences between the financial statement and tax bases of existing assets and liabilities. The tax basis of the Company's consolidated net assets is greater than the financial basis of those net assets; therefore a net deferred tax asset has been recorded. However, due to the Company's history of net operating losses and its current financial condition, a valuation allowance has been recorded which offsets the entire net deferred tax asset. A summary of the Company's net deferred tax asset is as follows (in millions):

                                                                            DECEMBER 31
                                                                          ---------------
                                                                          1994      1995
                                                                          -----     -----
    Deferred tax asset..................................................  $ 240     $ 261
    Deferred tax liability..............................................     --        --
    Valuation allowance.................................................   (240)     (261)
                                                                          -----     -----
              Net deferred tax asset....................................  $  --     $  --
                                                                          =====     =====

     The principal components of the Company's net deferred tax asset (utilizing a 39% combined federal and state income tax rate) and the valuation allowance are as follows (in millions):

                                                                            DECEMBER 31
                                                                          ---------------
                                                                          1994      1995
                                                                          -----     -----
    Tax basis of oil and gas properties in excess of financial basis....  $  80     $  75
    Regular tax net operating loss carryforward.........................    156       184
    Other, net..........................................................      4         2
    Valuation allowance.................................................   (240)     (261)
                                                                          -----     -----
              Net deferred tax asset....................................  $  --     $  --
                                                                          =====     =====

     At December 31, 1995, the Company had a regular tax net operating loss carryforward of approximately $470 million. Additionally, the Company had an alternative minimum tax loss carryforward available to offset

                                   MESA INC.

future alternative minimum taxable income of approximately $450 million. If not used, these carryforwards will expire between 2007 and 2010.

     The Internal Revenue Service Code of 1986 (the "Code") contains numerous provisions which restrict or limit the use of corporate tax attributes in conjunction with corporate acquisitions, dispositions, and reorganizations. Included among these restrictive provisions is Code Section 382 which, in general, limits the utilization of net operating loss carryovers subsequent to a substantial change (generally more than 50%) in corporate stock ownership. The
Section 382 ownership change (as defined for tax purposes) is considered on a cumulative basis over a specified time period, normally three years. Successful completion of the Rainwater transaction (see Note 2) is expected to result in a
Section 382 ownership change which will limit the utilization of the Company's tax carryforwards prior to their expiration.

     The Company assumed from the Partnership any tax liabilities or refunds which may arise as a result of any changes to Original Mesa's taxable income or loss for open tax years. During 1993, the Internal Revenue Service (the "IRS") completed two field examinations of the tax returns filed by Original Mesa for the tax years 1984 through 1987. In December 1993 the Company made a payment to the IRS of approximately $13 million, which payment includes interest, in full settlement of all claims for these years. The Company was fully reserved for the additional tax assessment relating to the tax years 1984 through 1987. As of January 1, 1995, there are no remaining open tax years for Original Mesa for federal income tax purposes.

(6) PROPERTY SALES

     In April 1993 the Company sold a portion of its Rocky Mountain area properties for approximately $7.1 million, after adjustments, and recorded a gain on the sale of approximately $4.1 million. The Company also retained a reversionary interest in the properties under which the Company will receive a 50% net profits interest in the properties after the purchaser has recovered its investment and certain other costs and expenses.

     In June 1993 the Company sold its interest in the deep portion of the Hugoton field not owned by HCLP for approximately $19.0 million, after adjustments, and recorded a gain on the sale of approximately $5.5 million.

(7) STOCKHOLDERS' EQUITY

     At December 31, 1995, the Company had outstanding 64.1 million shares of common stock. In 1993 the Company issued 7.5 million shares of common stock in conjunction with the Debt Exchange (see Note 4). In late 1993 and 1994 the Company issued a total of approximately 1.7 million shares of common stock in exchange for the General Partner's 4.14% interest in the subsidiary partnerships of the Company (see Note 1). In 1994 the Company completed the Equity Offering which resulted in the issuance of an additional 16.3 million shares of common stock. Proceeds from the Equity Offering increased stockholders' equity by approximately $93 million and were used to reduce long-term debt (see Note 4).

     The Company has authorized 10 million shares of preferred stock. No shares of preferred stock have been issued as of December 31, 1995.

(8) NOTES RECEIVABLE

     Prior to 1992 the Company had notes receivable totaling $68 million, exclusive of interest, from Bicoastal Corporation ("Bicoastal") which was in bankruptcy. Because of the uncertainty of collection, the Company did not record interest on these notes. A plan of reorganization for Bicoastal was approved by the Bankruptcy Court in September 1992. During 1992 and 1993, the Company collected a total of approximately $74 million from Bicoastal, representing all of the Company's principal amount of allowed claims in the bankruptcy reorganization plan, plus an additional amount representing a portion of its interest claims. As a result, the Company recorded gains of $18.5 million in 1993 relating to collections in excess of the recorded receivable.

                                   MESA INC.

In 1995 and 1994 the Company recorded gains of $6.4 million and $16.6 million, respectively, from additional interest claims collected from Bicoastal.

(9) CONTINGENCIES

  Masterson

     In February 1992 the current lessors of an oil and gas lease (the "Gas Lease") dated April 30, 1955, between R. B. Masterson, et al., as lessor, and Colorado Interstate Gas Company ("CIG"), as lessee, sued CIG in Federal District Court in Amarillo, Texas, claiming that CIG had underpaid royalties due under the Gas Lease. Under the agreements with CIG, the Company has an entitlement to gas produced from the Gas Lease. In August 1992 CIG filed a third-party complaint against the Company for any such royalty underpayments which may be allocable to the Company. The plaintiffs alleged that the underpayment was the result of CIG's use of an improper gas sales price upon which to calculate royalties and that the proper price should have been determined pursuant to a "favored-nations" clause in a July 1, 1967, amendment to the Gas Lease (the "Gas Lease Amendment"). The plaintiffs also sought a declaration by the court as to the proper price to be used for calculating future royalties.

     The plaintiffs alleged royalty underpayments of approximately $500 million (including interest at 10%) covering the period from July 1, 1967, to the present. In March 1995 the court made certain pretrial rulings that eliminated approximately $400 million of the plaintiffs' claims (which related to periods prior to October 1, 1989), but which also reduced a number of the Company's defenses. The Company and CIG filed stipulations with the court whereby the Company would have been liable for between 50% and 60%, depending on the time period covered, of an adverse judgment against CIG for post-February 1988 underpayments of royalties.

     On March 22, 1995, a jury trial began and on May 4, 1995, the jury returned its verdict. Among its findings, the jury determined that CIG had underpaid royalties for the period after September 30, 1989, in the amount of approximately $140,000. Although the plaintiffs argued that the "favored-nations" clause entitled them to be paid for all of their gas at the highest price voluntarily paid by CIG to any other lessor, the jury determined that the plaintiffs were stopped from claiming that the "favored-nations" clause provides for other than a pricing-scheme to pricing-scheme comparison. In light of this determination, and the plaintiffs' stipulation that a pricing-scheme to pricing-scheme comparison would not result in any "trigger prices" or damages, defendants asked the court for a judgment that plaintiffs take nothing. The court, on June 7, 1995, entered final judgment that plaintiffs recover no monetary damages. The Company cannot predict whether the plaintiffs will appeal. However, based on the jury verdict and final judgment, the Company does not expect the ultimate resolution of this lawsuit to have a material adverse effect on its financial position or results of operations.

  Lease Termination

     In 1991 the Company sold certain producing oil and gas properties to Seagull Energy Company ("Seagull"). In 1994 two lawsuits were filed against Seagull in the 100th District Court in Carson County, Texas, by certain land and royalty owners claiming that certain of the oil and gas leases owned by Seagull have terminated due to cessation in production and/or lack of production in paying quantities occurring at various times from first production through 1994. In the third quarter of 1995 Seagull filed third-party complaints against the Company claiming breach of warranty and false representation in connection with the sale of such properties to Seagull. The Company believes it has several defenses to these lawsuits including a two-year limitation on indemnification set forth in the purchase and sale agreement.

     Seagull filed a similar third-party complaint against the Company covering a different lease in the 69th District Court in Moore County, Texas. The Company believes it has similar defenses in this case.

                                   MESA INC.

     The plaintiffs in the cases against Seagull are seeking to terminate the leases. Seagull, in its complaint against the Company, is seeking unspecified damages relating to any leases which are terminated.

     The Company does not expect the resolution of this lawsuit to have a material adverse effect on its financial position or results of operations.

  Unocal

     The Company was subject to a lawsuit relating to a 1985 investment in Unocal which asserted that certain profits allegedly realized by the Company and other defendants upon the disposition of Unocal common stock in 1985 were recoverable by Unocal pursuant to Section 16(b) of the Securities Exchange Act of 1934. On January 11, 1994, the Company and other defendants entered into a settlement agreement (the "Settlement Agreement") whereby they agreed to pay Unocal an aggregate of $47.5 million, of which $42.75 million was to be paid by the Company and $4.75 million by the other defendants. The Settlement Agreement was approved by the court on February 28, 1994. The Company funded its share of the settlement amount with proceeds from issuance of additional long-term debt. (See Note 4 for discussion of the issuance of the additional long-term debt.) As a result of the settlement, the Company recognized a $42.8 million loss in the fourth quarter of 1993.

  Other

     The Company is also a defendant in other lawsuits and has assumed liabilities relating to Original Mesa and the Partnership. The Company does not expect the resolution of these other matters to have a material adverse effect on its financial position or results of operations.

     The Company assumed certain litigation and tax-related obligations from Original Mesa and the Partnership and also recorded certain contingent liabilities relating to various matters, including litigation, office space leases and retirement benefit obligations, in conjunction with the 1986 acquisition of Pioneer Corporation ("Pioneer") and the 1988 acquisition of Tenneco Inc.'s midcontinent division. During the fourth quarter of 1993, the Company settled certain claims with the IRS (see Note 5) and resolved or revalued certain other contingent liabilities to reflect actual or estimated liabilities. The Company had previously reserved for the IRS claims and certain other contingencies in excess of the actual or estimated liabilities. As a result, the Company recorded a net gain of $24 million in the fourth quarter of 1993.

(10) EMPLOYEE BENEFIT PLANS

  Retirement Plans

     The Company maintains two defined contribution retirement plans for the benefit of its employees. The Company expensed $.8 million in 1995, $3.3 million in 1994, and $3.2 million in 1993 in connection with these plans.

                                   MESA INC.

  Option Plan

     In December 1991 the stockholders of the Company approved the 1991 Stock Option Plan of the Company (the "Option Plan"), which authorized the grant of options to purchase up to two million shares of common stock to officers and key employees. In May 1994 the stockholders of the Company approved an amendment to the Option Plan which increased the number of shares of common stock authorized from two million to four million. The exercise price for each share of common stock placed under option cannot be less than 100% of the fair market value of the common stock on the date the option is granted. Upon exercise, the grantee may elect to receive either shares of common stock or, at the discretion of the Option Committee of the Board of Directors, cash or certain combinations of stock and cash in an amount equal to the excess of the fair market value of the common stock at the time of exercise over the exercise price. At December 31, 1995, the following stock options were outstanding:

                                                                          NUMBER OF OPTIONS
                                                                          -----------------
    Outstanding at December 31, 1994....................................      2,976,460
      Granted...........................................................         20,000
      Exercised.........................................................             --
      Forfeited.........................................................        (14,070)
                                                                              ---------
    Outstanding at December 31, 1995....................................      2,932,390
                                                                              =========

     The outstanding options at December 31, 1995, are detailed as follows:

                                                                       EXERCISE
NUMBER OF OPTIONS                               DATE OF GRANT       PRICE PER SHARE       EXERCISABLE
- -----------------                               -------------       ---------------       -----------
   1,126,000..................................     01/10/92            $  6.8125            1,126,000
     134,500..................................     10/02/92              11.6875              134,500
     101,890..................................     05/18/93               5.8125               81,512
     475,000..................................     11/10/93               7.3750              380,000
      75,000..................................     06/06/94               6.1875               41,250
   1,000,000..................................     12/01/94               4.2500              550,000
      20,000..................................     05/12/95               5.6875                6,000
   ---------                                                                                ---------
   2,932,390                                                                                2,319,262
   =========                                                                                =========

     Options are exercisable from the date of grant as follows: after six months, 30%; after one year, 55%; after two years, 80%; and after three years, 100%. At December 31, 1995, options for 1,004,890 shares were available for grant.

     In October 1995 the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which establishes accounting and reporting standards for stock-based employee compensation plans. SFAS No. 123 defines a fair value-based method of accounting for stock options or similar equity instruments, but allows companies to continue to measure compensation cost using the intrinsic value-based method prescribed by Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees." Under the fair value-based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period (generally, the vesting period). Under the intrinsic value-based method, compensation cost is the excess, if any, of the quoted market price of the stock at the date of grant over the exercise price.

     Under the provisions of SFAS No. 123, a company may elect to measure compensation cost associated with its stock option and similar plans as a component of compensation expense in its statement of operations. Companies may also elect to continue to measure compensation cost under the provisions of APB No. 25.

                                   MESA INC.

Companies which elect to continue measurement under APB No. 25 are required to provide pro forma disclosure in the notes to financial statements reflecting the difference, if any, between compensation cost included in net income and the cost if the fair value-based method were used including effects on earnings per share. Since the inception of the Option Plan, the Company has not recognized any compensation cost related to grants of stock options. The disclosure requirements of this statement are effective for financial statements for fiscal years beginning after December 15, 1995. At this time, the Company does not expect to adopt the fair value-based method of accounting for its stock option plans and, accordingly, adoption of this statement will have no impact on the Company's results of operations.

  Postretirement Benefits

     Effective January 1, 1993, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," which requires that the costs of such benefits be recorded over the periods of employee service to which they relate. For the Company, this standard primarily applies to postretirement medical benefits for retired and current employees. The liability for benefits existing at the date of adoption (the "Transition Obligation") will be amortized over the remaining life of the retirees or 20 years, whichever is shorter.

     The Company maintains two separate plans for providing postretirement medical benefits. One plan covers the Company's retirees and current employees (the "Mesa Plan"). The other plan relates to the retirees of Pioneer which was acquired by the Company in 1986 (the "Pioneer Plan"). Under the Mesa Plan, employees who retire from the Company and who have had at least ten years of service with the Company after attaining age 45 are eligible for postretirement health care benefits. These benefits may be subject to deductibles, copayment provisions, retiree contributions and other limitations and the Company has reserved the right to change the provisions of the plan. The Pioneer Plan is maintained for Pioneer retirees and dependents only and is subject to deductibles, copayment provisions and certain maximum payment provisions. The Company does not have the right to change the Pioneer Plan or to require retiree contributions. Both plans are self-insured indemnity plans and both coordinate benefits with Medicare as the primary payer. Neither plan is funded.

     The following table reconciles the status of the two plans with the amount included under other liabilities in the consolidated balance sheet at December 31, 1995, (in thousands):

                                                          MESA PLAN    PIONEER PLAN      TOTAL
                                                          ---------    ------------     -------
    Accumulated Postretirement Benefit Obligation
      ("APBO"):
      Retirees and dependents...........................   $ 1,080       $ 11,289       $12,369
      Actives -- fully eligible.........................       353             --           353
      Other actives.....................................       731             --           731
                                                           -------       --------       -------
              Total APBO................................     2,164         11,289        13,453
    Unrecognized Transition Obligation..................    (1,420)        (2,310)       (3,730)
                                                           -------       --------       -------
    Accrued Postretirement Benefit Obligation...........   $   744       $  8,979(a)    $ 9,723
                                                           =======       ========       =======

- ---------------

(a) The Company established an accrued liability associated with the Pioneer Plan in conjunction with its acquisition of Pioneer in 1986.

     For measurement purposes, the 1995 annual rate of increase in per capita cost of covered health care benefits was assumed to be 10% for those participants under age 65 and 9% for those participants over age 65. The rates were assumed to decrease gradually to 5.0% by the year 2000 and to remain at that level thereafter. The health care cost trend rate assumption affects the amount of the Transition Obligation and periodic cost reported. An increase in the assumed health care cost trend rates by 1% in each year would increase the

                                   MESA INC.

APBO as of December 31, 1995, by approximately $735,000 and the net periodic postretirement benefit cost for the year ended December 31, 1995, by approximately $77,000. The net periodic postretirement benefit cost for the year ended December 31, 1995, was approximately $1.4 million based on the assumptions used.

     The discount rate used in determining the APBO as of December 31, 1995, was 8%.

     The following table presents the Company's cost of postretirement benefits other than pensions for the years ended December 31 (in thousands):

                                                                  1993      1994      1995
                                                                 ------    ------    ------
    Net periodic postretirement benefit cost:
      Service cost.............................................  $   96    $  110    $  124
      Interest cost............................................     988       988     1,005
      Amortization of Transition Obligation....................     276       276       276
                                                                 ------    ------    ------
                                                                 $1,360    $1,374    $1,405
                                                                 ======    ======    ======
    Actual costs of providing benefits:
      Mesa Plan................................................  $  123    $  120    $    4
      Pioneer Plan.............................................     909       666       918
                                                                 ------    ------    ------
                                                                 $1,032    $  786    $  922
                                                                 ======    ======    ======

(11) MAJOR CUSTOMERS

     In 1995 revenues include sales to Mapco Petroleum, Inc. ("Mapco") of $75.0 million (34.4%) and Western Resources, Inc. ("WRI") of $21.9 million (10.0%). In 1994 revenues included sales to Mapco of $70.9 million (31.4%), WRI of $37.4 million (16.6%), and Energas Company of $22.8 million (10.1%). In 1993 revenues included sales to Mapco of $60.2 million (27.5%), WRI of $51.8 million (23.6%) and Natural Gas Clearinghouse of $23.1 million (10.5%).

(12) CONCENTRATIONS OF CREDIT RISK

     Substantially all of the Company's accounts receivable at December 31, 1995, result from oil and gas sales and joint interest billings to third party companies in the oil and gas industry. This concentration of customers and joint interest owners may impact the Company's overall credit risk, either positively or negatively, in that these entities may be similarly affected by changes in economic or other conditions. In determining whether or not to require collateral from a customer or joint interest owner, the Company analyzes the entity's net worth, cash flows, earnings, and credit ratings. Receivables are generally not collateralized. Historical credit losses incurred by the Company on receivables have not been significant.

(13) CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

     The Company conducts its operations through various direct and indirect subsidiaries. On December 31, 1995, the Company's direct subsidiaries were MOC, Mesa Holding Co. ("MHC") and Hugoton Management Co. ("HMC"). MOC owns all of the Company's interest in the West Panhandle field of Texas, the Gulf Coast and the Rocky Mountain areas, as well as an approximate 99% limited partnership interest in HCLP. MHC owns cash and securities, an approximate 1% limited partnership interest in HCLP and 100% of Mesa Environmental Ventures Co. ("Mesa Environmental"), a company established to compete in the natural gas vehicle market. HMC owns the general partner interest of HCLP. (See discussion below for 1994 changes in subsidiaries and HCLP ownership.) HCLP owns substantially all of the Company's Hugoton field natural gas properties and is liable for the HCLP Secured Notes (see Note 4). The assets and cash flows of HCLP that are subject to the mortgage securing the HCLP Secured Notes are dedicated to service the HCLP Secured Notes and are not available to pay creditors of the Company or its subsidiaries other than HCLP.

                                   MESA INC.

MOC and the Company are liable for the Credit Agreement, the 13 1/2% subordinated notes and the Discount Notes. Mesa Capital Corp. ("Mesa Capital"), a wholly owned financing subsidiary of MOC, is also an obligor under the 13 1/2% subordinated notes and the Discount Notes. Mesa Capital, which has insignificant assets and results of operations, is included with MOC in the condensed consolidating financial statements. Other Company subsidiaries in the condensed consolidating financial statements include MHC, HMC, and Mesa Environmental.

     In early 1994 the Company effected a series of merger transactions which resulted in the conversion of the predecessors of MOC, MHC, and the other subsidiary partnerships, other than HCLP, to corporate form and eliminated all of the General Partner's minority interests in the subsidiaries.

     As of December 31, 1993, MHC had intercompany payables to MOC of approximately $123 million. On February 28, 1994, MHC assigned an 18% limited partnership interest in HCLP (out of its total interest of approximately 19%) to MOC in satisfaction of $90 million of intercompany payables. Provisions of the Discount Note indentures required the repayment of intercompany indebtedness to specified levels and provided that any HCLP limited partnership interests transferred in satisfaction of intercompany debt would be valued at $5 million for each one percent of interest assigned. MHC repaid an additional $33 million of intercompany debt to MOC in cash during 1994. As a result of these transactions, MOC now owns 99% of the limited partnership interest in HCLP, and all of MHC's intercompany debt to MOC which was outstanding at December 31, 1993, was eliminated.

     The following are condensed consolidating financial statements of MESA Inc., HCLP, MOC, and the Company's other subsidiaries combined (in millions):

CONDENSED CONSOLIDATING BALANCE SHEETS

                                                                        OTHER     CONSOL.      THE
                                                                       COMPANY      AND      COMPANY
           DECEMBER 31, 1994             MESA INC.    HCLP     MOC      SUBS.     ELIMIN.    CONSOL'D
- ---------------------------------------  ---------    ----    -----    -------    -------    -------
Assets:
  Cash and cash investments............    $  --     $ 50     $  24     $  70      $  --     $  144
  Other current assets.................       --       16        39         6         --         61
                                           -----     ----     -----     -----      -----     ------
          Total current assets.........       --       66        63        76         --        205
                                           -----     ----     -----     -----      -----     ------
  Property, plant and equipment, net...       --      626       503         1         --      1,130
  Investment in subsidiaries...........      134       --       126        10       (270)        --
  Intercompany receivables.............       --       --         9        --         (9)        --
  Other noncurrent assets..............       --       88        58         3         --        149
                                           -----     ----     -----     -----      -----     ------
                                           $ 134     $780     $ 759     $  90      $(279)    $1,484
                                           =====     ====     =====     =====      =====     ======
Liabilities and Equity:
  Current liabilities..................    $  --     $ 47     $  41     $   1      $  --     $   89
  Long-term debt.......................       --      505       688        --         --      1,193
  Intercompany payables................        9       --        --        --         (9)        --
  Other noncurrent liabilities.........       --       --        73         4         --         77
  Partners'/Stockholders' equity
     (deficit).........................      125      228       (43)       85       (270)       125
                                           -----     ----     -----     -----      -----     ------
                                           $ 134     $780     $ 759     $  90      $(279)    $1,484
                                           =====     ====     =====     =====      =====     ======

                                   MESA INC.

                                                                        OTHER     CONSOL.      THE
                                                                       COMPANY      AND      COMPANY
           DECEMBER 31, 1995             MESA INC.    HCLP     MOC      SUBS.     ELIMIN.    CONSOL'D
- ---------------------------------------  ---------    ----    -----    -------    -------    --------
Assets:
  Cash and cash investments............    $  --      $ 47    $  38     $  64      $  --     $  149
  Other current assets.................       --        20       53        15         --         88
                                           -----      ----    -----     -----      -----     ------
          Total current assets.........       --        67       91        79         --        237
                                           -----      ----    -----     -----      -----     ------
  Property, plant and equipment, net...       --       602      478         3         --      1,083
  Investment in subsidiaries...........       76        --      115        10       (201)        --
  Intercompany receivables.............       --        --        9        --         (9)        --
  Other noncurrent assets..............       --        82      58         5         --        145
                                           -----      ----    -----     -----      -----     ------
                                           $  76      $751    $ 751     $  97      $(210)    $1,465
                                           =====      ====    =====     =====      =====     ======
Liabilities and Equity:
  Current liabilities..................    $  --      $ 64    $ 128     $   1      $  --     $  193
  Long-term debt.......................       --       471      665        --         --      1,136
  Intercompany payables................        9        --       --        --         (9)        --
  Other noncurrent liabilities.........       --        --       66         3         --         69
  Partners'/Stockholders' equity
     (deficit).........................       67       216     (108)       93       (201)        67
                                           -----      ----    -----     -----      -----     ------
                                           $  76      $751    $ 751     $  97      $(210)    $1,465
                                           =====      ====    =====     =====      =====     ======

CONDENSED CONSOLIDATING STATEMENTS OF
OPERATIONS YEARS ENDED:

                                                                        OTHER     CONSOL.      THE
                                                                       COMPANY      AND      COMPANY
           DECEMBER 31, 1993             MESA INC.    HCLP     MOC      SUBS.     ELIMIN.    CONSOL'D
- ---------------------------------------  ---------    ----    -----    -------    -------    --------
Revenues...............................    $  --     $103     $ 120     $  (1)     $  --     $  222
                                           -----     ----     -----     -----      -----     ------
Costs and Expenses:
  Operating, exploration and taxes.....       --       27        48        --         --         75
  General and administrative...........       --       --        23         2         --         25
  Depreciation, depletion and
     amortization......................       --       35        65        --         --        100
                                           -----     ----     -----     -----      -----     ------
                                              --       62       136         2         --        200
                                           -----     ----     -----     -----      -----     ------
Operating Income (Loss)................       --       41       (16)       (3)        --         22
                                           -----     ----     -----     -----      -----     ------
Interest expense, net of interest
  income...............................       --      (50)      (83)        2         --       (131)
Intercompany interest income
  (expense)............................       --       --        16       (16)        --         --
Gains of dispositions of oil and gas
  properties...........................       --       --        10        --         --         10
Equity in loss of subsidiaries.........     (102)      --        (7)       (2)       111         --
Other..................................       --       --       (42)       29         10         (3)
                                           -----     ----     -----     -----      -----     ------
Net Income (Loss)......................    $(102)    $ (9)    $(122)    $  10      $ 121     $ (102)
                                           =====     ====     =====     =====      =====     ======

                                   MESA INC.

                                                                        OTHER     CONSOL.      THE
                                                                       COMPANY      AND      COMPANY
           DECEMBER 31, 1994             MESA INC.    HCLP     MOC      SUBS.     ELIMIN.    CONSOL'D
- ---------------------------------------  ---------    ----    -----    -------    -------    --------
Revenues...............................    $  --     $113     $ 116     $  --      $  --     $  229
                                           -----     ----     -----     -----      -----     ------
Costs and Expenses:
  Operating, exploration and taxes.....       --       30        49        --         --         79
  General and administrative...........       --       --        26         3         --         29
  Depreciation, depletion and
     amortization......................       --       37        55        --         --         92
                                           -----     ----     -----     -----      -----     ------
                                              --       67       130         3         --        200
                                           -----     ----     -----     -----      -----     ------
Operating Income (Loss)................       --       46       (14)       (3)        --         29
                                           -----     ----     -----     -----      -----     ------
Interest expense, net of interest
  income...............................       --      (47)      (87)        3         --       (131)
Losses on dispositions of oil and gas
  properties...........................       --       --        --       (91)(d)     91         --
Equity in loss of subsidiaries.........      (83)      --        (1)       --         84         --
Other..................................       --       --        22        15        (18)        19
                                           -----     ----     -----     -----      -----     ------
Net Loss...............................    $ (83)    $ (1)    $ (80)    $ (76)     $ 157     $  (83)
                                           =====     ====     =====     =====      =====     ======

                                                                        OTHER     CONSOL.      THE
                                                                       COMPANY      AND      COMPANY
           DECEMBER 31, 1995             MESA INC.    HCLP     MOC      SUBS.     ELIMIN.    CONSOL'D
- ---------------------------------------  ---------    ----    -----    -------    -------    --------
Revenues...............................    $  --     $ 97     $ 137     $   1      $  --     $  235
                                           -----     ----     -----     -----      -----     ------
Costs and Expenses:
  Operating, exploration and taxes.....       --       28        49        --         --         77
  General and administrative...........       --       --        24         3         --         27
  Depreciation, depletion and
     amortization......................       --       34        49        --         --         83
                                           -----     ----     -----     -----      -----     ------
                                              --       62       122         3         --        187
Operating Income (Loss)................       --       35        15        (2)        --         48
                                           -----     ----     -----     -----      -----     ------
Interest expense, net of interest
  income...............................       --      (47)      (91)        5         --       (133)
Equity in loss of subsidiaries.........      (58)      --       (11)       --         69         --
Other..................................       --       --        21         6         --         27
                                           -----     ----     -----     -----      -----     ------
Net Income (Loss)......................    $ (58)    $(12)    $ (66)    $   9      $  69     $  (58)
                                           =====     ====     =====     =====      =====     ======

                                   MESA INC.

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
YEARS ENDED:

                                                                        OTHER     CONSOL.      THE
                                                                       COMPANY      AND      COMPANY
           DECEMBER 31, 1993             MESA INC.    HCLP     MOC      SUBS.     ELIMIN.    CONSOL'D
- ---------------------------------------  ---------    ----    -----    -------    -------    -------
Cash Flows from Operating Activities...    $  --      $21     $  16     $  (4)     $  --     $   33
                                         -------     ----     -----     -----      -----     ------
Cash Flows from Investing Activities:
  Capital expenditures.................       --       (8)      (21)       (1)        --        (30)
  Proceeds from dispositions of oil and
     gas properties....................       --       --        26        --         --         26
  Other................................       --       --        30        46        (35)        41
                                         -------     ----     -----     -----      -----     ------
                                              --       (8)       35        45        (35)        37
                                         -------     ----     -----     -----      -----     ------
Cash Flows from Financing Activities:
  Repayments of long-term debt.........       --      (39)      (41)       --         --        (80)
  Other................................       --        2       (10)      (35)        35         (8)
                                         -------     ----     -----     -----      -----     ------
                                              --      (37)      (51)      (35)        35        (88)
                                         -------     ----     -----     -----      -----     ------
Net Increase (Decrease) in Cash and
  Cash Investments.....................    $  --     $(24)    $  --     $   6      $  --     $  (18)
                                         =======     ====     =====     =====      =====     ======

                                                                        OTHER     CONSOL.      THE
                                                                       COMPANY      AND      COMPANY
           DECEMBER 31, 1994             MESA INC.    HCLP     MOC      SUBS.     ELIMIN.    CONSOL'D
- ---------------------------------------  ---------    ----    -----    -------    -------    -------
Cash Flows from Operating Activities...    $  --      $41     $ (15)    $  23      $  --     $   49
                                           -----      ---     -----     -----      -----     ------
Cash Flows from Investing Activities:
  Capital expenditures.................       --       (7)      (26)       --         --        (33)
  Contributions to subsidiaries........      (93)      --        (5)       (1)        99         --
  Distributions from subsidiaries......       --       --        10        --        (10)        --
  Other................................       --       --        28        (2)       (33)        (7)
                                           -----      ---     -----     -----      -----     ------
                                             (93)      (7)        7        (3)        56        (40)
                                           -----      ---     -----     -----      -----     ------
Cash Flows from Financing Activities:
  Issuance of common stock.............       93       --        --        --         --         93
  Repayments of long-term debt.........       --      (21)     (154)       --         --       (175)
  Long-term borrowings.................       --       --        78        --         --         78
  Contributions from equity holders....       --        6        93        --        (99)        --
  Distribution to partners.............       --      (10)       --        --         10         --
  Other................................       --        1        (1)      (33)        33         --
                                           -----      ---     -----     -----      -----     ------
                                              93      (24)       16       (33)       (56)        (4)
                                           -----      ---     -----     -----      -----     ------
Net Increase (Decrease) in Cash and
  Cash Investments.....................    $  --      $10     $   8     $ (13)     $  --     $    5
                                           =====      ===     =====     =====      =====     ======

                                   MESA INC.

                                                                        OTHER     CONSOL.      THE
                                                                       COMPANY      AND      COMPANY
           DECEMBER 31, 1995             MESA INC.    HCLP     MOC      SUBS.     ELIMIN.    CONSOL'D
- ---------------------------------------  ---------    ----    -----    -------    -------    -------
Cash Flows from Operating Activities...    $  --      $20     $  50     $  (1)     $  --     $   69
                                           -----      ---     -----     -----      -----     ------
Cash Flows from Investing Activities:
  Capital expenditures.................       --      (10)      (30)       (2)        --        (42)
  Other................................       --       --         4        (3)        --          1
                                           -----      ---     -----     -----      -----     ------
                                              --      (10)      (26)       (5)        --        (41)
                                           -----      ---     -----     -----      -----     ------
Cash Flows from Financing Activities:
  Repayments of long-term debt.........       --      (16)      (10)       --         --        (26)
  Other................................       --        4        --        --         --          4
                                           -----      ---     -----     -----      -----     ------
                                              --      (12)      (10)       --         --        (22)
                                           -----      ---     -----     -----      -----     ------
Net Increase (Decrease) in Cash and
  Cash Investments.....................    $  --      $(2)    $  14     $  (6)     $  --     $    6
                                           =====      ===     =====     =====      =====     ======

- ---------------

Notes to Condensed Consolidated Financial Statements

(a) These condensed consolidating financial statements should be read in conjunction with the consolidated financial statements of the Company and notes thereto of which this note is an integral part.

(b) As of December 31, 1995, the Company owns 100% interest in each of MOC, MHC, and HMC. These condensed consolidating financial statements present the Company's investment in its subsidiaries and MOC's and MHC's investments in HCLP using the equity method. Under this method, investments are recorded at cost and adjusted for the parent company's ownership share of the subsidiary's cumulative results of operations. In addition, investments increase in the amount of contributions to subsidiaries and decrease in the amount of distributions from subsidiaries.

(c) The consolidation and elimination entries (i) eliminate the equity method investment in subsidiaries and equity in income (loss) of subsidiaries,
     (ii) eliminate the intercompany payables and receivables, (iii) eliminate other transactions between subsidiaries including contributions and distributions, and (iv) establish the General Partner's minority interest in the consolidated results of operations and financial position of the Company.

(d) The condensed consolidating statement of operations of MHC for the year ended December 31, 1994, reflects a $91 million loss from its disposition of an 18% equity interest in HCLP. The HCLP equity interest was used to repay a portion of MHC's intercompany payable to MOC and was valued, in accordance with the provisions of the Discount Note indentures, at $5 million for each one percent of interest assigned. A loss was recognized for the difference between the carrying value of the HCLP interest assigned to MOC and the $90 million value attributed to such interests which reduced the intercompany payable. The loss recognized by MHC is eliminated in consolidation.

(14) SUBSEQUENT EVENTS (SUBSEQUENT TO THE DATE OF AUDITOR'S EXAMINATION AND UNAUDITED)

  Resources and Liquidity

     Subsequent to the issuance of the consolidated financial statements of the Company for the year ended December 31, 1995, the Company revised its current financial forecasts to reflect actual first quarter 1996 results and expectations of increased prices to be received for oil and gas production in 1996. As a result, the Company expects to have sufficient available cash and investment balances to make its principal and interest payments due in June 1996. However, assuming no changes in its capital structure and no significant transactions are completed, the current financial forecasts indicate that cash generated by operating activities, together with available cash and securities balances will not be sufficient to make all of the required debt principal and interest payments due in the second half of 1996. Such required payments may include

                                   MESA INC.

accelerated principal payments under the Credit Agreement and Discount Notes. See Note 2 for a discussion of a potential Event of Default.

  Stock Purchase Agreement

     On April 26, 1996, the Company entered into a Stock Purchase Agreement with DNR-Mesa Holdings, L.P., a Texas limited partnership ("DNR") whose sole general partner is Rainwater. Upon DNR's purchase of 58.8 million shares of a new class of convertible preferred stock at the first closing under the Stock Purchase Agreement, DNR as the holder of such preferred stock will elect a majority of the directors of the Company's board of directors in accordance with the special voting rights granted to it as the holder of such preferred stock. Such special voting rights will continue for so long as DNR meets certain minimum ownership requirements.

  HCLP Secured Notes

     Subsequent to the issuance of the consolidated financial statements of the Company for the year ended December 31, 1995, the Company obtained the reserve report required to be prepared under the HCLP Secured Note Agreements covering the Hugoton field properties. The reserve report resulted in a downward revision and a DRA was determined to exist. However, such DRA will not cause the Collateral Agent to retain additional funds in the collection account. Therefore principal repayments in addition to those set forth in the scheduled maturities table in Note 4 will not be required. See Note 4 for additional discussion of the DRA.

                                   MESA INC.

                          SUPPLEMENTAL FINANCIAL DATA

Oil and Gas Reserves and Cost Information (Unaudited)

     Net proved oil and gas reserves as of December 31, 1995 and 1994, were estimated by Company engineers. Net proved oil and gas reserves as of December 31, 1993, associated with the Company's two most significant natural gas producing fields were estimated by independent petroleum engineering consultants. These two fields, the Hugoton and West Panhandle fields, represented over 95% of the Company's net proved equivalent natural gas reserves as of the date estimated by the independent petroleum engineers. All of the Company's reserves at December 31, 1995, 1994, and 1993, were in the United States. In accordance with regulations established by the Commission, the reserve estimates were based on economic and operating conditions existing at the end of the respective years.

     Future prices for natural gas were based on market prices as of each year end and contract terms, including fixed and determinable price escalations. Market prices received as of each year end were used for future sales of oil, condensate and natural gas liquids. Future operating costs, production and ad valorem taxes and capital costs were based on current costs as of each year end, with no escalation.

     Approximately 65% of the Company's equivalent proved reserves (based on a factor of six thousand cubic feet ["Mcf"] of gas per barrel of liquids) at December 31, 1995, is natural gas. The natural gas prices in effect at December 31, 1995, (having a weighted average of $1.95 per Mcf) were used in accordance with Commission regulations but may not be the most appropriate or representative prices to use for estimating reserves since such prices were influenced by the seasonal demand for natural gas and contractual arrangements at that date. The average price received by the Company for sales of natural gas in 1995 was $1.48 per Mcf. Assuming all other variables used in the calculation of reserve data are held constant, the Company estimates that each $.10 change in the price per Mcf for natural gas production would affect the Company's estimated future net cash flows and present value thereof, both before income taxes, by $109 million and $44 million, respectively. At December 31, 1995, the Company's standardized measure of future net cash flows from proved reserves (the "Standardized Measure") and the pretax Standardized Measure were less than the net book value of oil and gas properties by approximately $100 million and $25 million, respectively. The Company believes that the ultimate value to be received for production from its oil and gas properties will be greater than the current net book value of its oil and gas properties.

     At December 31, 1993, the Company's internal estimates of proved reserves for the Hugoton and West Panhandle properties were greater than the estimates prepared by independent petroleum engineers as of such date. In the Hugoton field, the primary difference reflects increased reserves for properties on which the Company drilled 382 infill wells since 1987 resulting from the Company's internal interpretation of pressure and cumulative production data. In the West Panhandle field, the reserve differences result from the interpretation of cumulative production data on producing wells and in the estimates of proved undeveloped reserves.

     Oil and gas reserve quantities estimated as of December 31, 1995, reflect a net increase over 1994, after production, of approximately 171 Bcfe of natural gas. Equivalent natural gas reserves increased in each of the Company's major production areas. Increases in Hugoton field reserves reflect alignment of the assumptions used in preparing the proved reserve estimates with the Company's practice of recovering ethane at the Satanta Plant. In previous years Hugoton proved reserve estimates were prepared assuming that the Company would not recover ethane which resulted in slightly higher natural gas volumes, lower natural gas liquids volumes and lower total equivalent volumes than if ethane recovery were assumed. The decision as to whether or not to recover ethane is based on the relative value of ethane as a liquid versus the energy-equivalent value of such ethane if left in the residue natural gas. In the future, if economic conditions warrant, the Company may revise proved reserves to reflect any changes in such relative values. In the West Panhandle field, reserves were revised upward to reflect the development drilling results over the past year and the planned upgrade of the Fain Plant for a higher rate of liquids recovery per Mcf of gas produced from the field. In the Gulf Coast, reserve additions resulted from exploratory and development drilling in 1994 and 1995.

     There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting the future rates of production and timing of development expenditures. Reserve data represent estimates only and should not be construed as being exact. Estimates prepared by other engineers might be materially different from those set forth herein. Moreover, the Standardized Measure should not be construed as the current market value of the proved oil and gas reserves or the costs that would be incurred to obtain equivalent reserves. A market value determination would include many additional factors including (i) anticipated future changes in oil and gas prices, and production and development costs; (ii) an allowance for return on investment; (iii) the value of additional reserves, not considered proved at present, which may be recovered as a result of further exploration and development activities; and
(iv) other business risks.

CAPITALIZED COSTS AND COSTS INCURRED (UNAUDITED)

     Capitalized costs relating to oil and gas producing activities at December 31, 1995, 1994, and 1993 and the costs incurred during the years then ended are set forth below (in thousands):

                                                              1993          1994          1995
                                                           ----------    ----------    ----------
Capitalized Costs:
  Proved properties......................................  $1,845,483    $1,865,004    $1,897,168
  Unproved properties....................................         754         2,838         2,995
  Accumulated depreciation, depletion and amortization...    (670,706)     (753,827)     (834,304)
                                                           ----------    ----------    ----------
          Net............................................  $1,175,531    $1,114,015    $1,065,859
                                                           ==========    ==========    ==========
Costs Incurred:
  Exploration and development:
     Proved properties...................................  $       73    $      523    $      269
     Unproved properties.................................          17         2,425           157
     Exploration costs...................................       2,705         5,157         8,167
     Development costs...................................       2,381        14,043        14,572
                                                           ----------    ----------    ----------
  Total exploration and development......................       5,176        22,148        23,165
                                                           ----------    ----------    ----------
  Plants and facilities:
     Processing plants...................................      17,501         3,248         1,850
     Field compression facilities........................       4,387         3,129        10,561
     Other...............................................       2,257         5,168         3,354
                                                           ----------    ----------    ----------
     Total plants and facilities.........................      24,145        11,545        15,765
                                                           ----------    ----------    ----------
  Total costs incurred...................................  $   29,321    $   33,693    $   38,930
                                                           ==========    ==========    ==========
Depreciation, depletion and amortization.................  $   96,774    $   89,413    $   80,513
                                                           ==========    ==========    ==========

ESTIMATED QUANTITIES OF RESERVES (UNAUDITED)

                                                                   YEARS ENDED DECEMBER 31
                                                            -------------------------------------
                    NATURAL GAS (MMCF)                        1993          1994          1995
- ----------------------------------------------------------  ---------     ---------     ---------
Proved Reserves:
  Beginning of year.......................................  1,276,049     1,202,444     1,303,187
     Extensions and discoveries...........................      5,132         6,211        29,728
     Purchases of producing properties....................        166           822         1,000
     Revisions of previous estimates......................      7,284       176,049       (38,574)
     Sales of producing properties........................     (6,367)           --            --
     Production...........................................    (79,820)      (82,339)      (77,312)
                                                            ---------     ---------     ---------
  End of year.............................................  1,202,444     1,303,187     1,218,029
                                                            =========     =========     =========
Proved Developed Reserves:
  Beginning of year.......................................  1,223,672     1,159,453     1,257,883
                                                            =========     =========     =========
  End of year.............................................  1,159,453     1,257,883     1,160,751
                                                            =========     =========     =========
NATURAL GAS LIQUIDS, OIL AND CONDENSATE(MBBLS)
- ----------------------------------------------------------
Proved Reserves:
  Beginning of year.......................................     87,392        82,446        89,428
     Extensions and discoveries...........................        778           491         3,121
     Purchases of producing properties....................         --             1             5
     Revisions of previous estimates......................      3,083        13,947        26,630
     Sales of producing properties........................     (3,019)           --            --
     Production...........................................     (5,788)       (7,457)       (7,766)
                                                            ---------     ---------     ---------
  End of year.............................................     82,446        89,428       111,418
                                                            =========     =========     =========
Proved Developed Reserves:
  Beginning of year.......................................     82,439        79,294        85,656
                                                            =========     =========     =========
  End of year.............................................     79,294        85,656       105,197
                                                            =========     =========     =========

- - Proved natural gas liquids, oil and condensate reserve quantities include oil and condensate reserves at December 31 of the respective years as follows:
  1993, 3,296 MBbls, 1994, 5,031 MBbls; and 1995, 9,521 MBbls.

- - In addition to the proved reserves disclosed above, the Company owned proved helium and carbon dioxide ("CO2") reserves at December 31 of the respective years as follows: 1993, 5,198 MMcf of helium and 46,376 MMcf of CO2, 1994, 4,457 MMcf of helium and 46,459 MMcf of CO2; and 1995, 3,670 MMcf of helium and 46,459 MMcf of CO2.

STANDARDIZED MEASURE OF FUTURE NET CASH FLOWS FROM PROVED RESERVES (UNAUDITED)

                                                                       DECEMBER 31
                                                        -----------------------------------------
                                                           1993           1994           1995
                                                        -----------    -----------    -----------
                                                                      (IN THOUSANDS)
Future cash inflows...................................  $ 3,723,760    $ 3,513,282    $ 3,804,371
Future production and development costs:
  Operating costs and production taxes................   (1,337,224)    (1,192,005)    (1,257,957)
  Development and abandonment costs...................      (80,310)       (95,441)       (96,594)
  Future income taxes.................................     (240,017)      (211,076)      (296,987)
                                                        -----------    -----------    -----------
Future net cash flows.................................    2,066,209      2,014,760      2,152,833
  Discount at 10% per annum...........................   (1,079,278)    (1,080,578)    (1,186,644)
                                                        -----------    -----------    -----------
Standardized Measure..................................  $   986,931    $   934,182    $   966,189
                                                        ===========    ===========    ===========
Future net cash flows before income taxes.............  $ 2,306,226    $ 2,225,836    $ 2,449,820
                                                        ===========    ===========    ===========
Standardized Measure before income taxes..............  $ 1,068,740    $   988,325    $ 1,040,413
                                                        ===========    ===========    ===========

- - The estimate of future income taxes is based on the future net cash flows from proved reserves adjusted for the tax basis of the oil and gas properties but without consideration of general and administrative and interest expenses.

CHANGES IN STANDARDIZED MEASURE (UNAUDITED)

                                                                  YEARS ENDED DECEMBER 31
                                                            ------------------------------------
                                                               1993         1994         1995
                                                            ----------    ---------    ---------
                                                                        (IN THOUSANDS)
Standardized Measure at beginning of year.................  $1,037,181    $ 986,931    $ 934,182
                                                            ----------    ---------    ---------
Revisions of reserves proved in prior years:
  Changes in prices and production costs..................       6,178     (121,300)      52,724
  Changes in quantity estimates...........................      17,616      151,538       71,673
  Changes in estimates of future development and
     abandonment costs....................................       8,054      (27,343)     (18,424)
  Net change in income taxes..............................      48,703       27,666      (20,081)
  Accretion of discount...................................     116,769      106,874       98,833
  Other, primarily timing of production...................    (108,371)     (80,650)     (94,511)
                                                            ----------    ---------    ---------
Total revisions...........................................      88,949       56,785       90,214
Extensions, discoveries and other additions, net of future
  production and development costs........................       4,456        8,075       61,259
Purchases of proved properties............................         138          463        1,692
Sales of oil and gas produced, net of production costs....    (143,502)    (146,267)    (154,231)
Sales of producing properties.............................     (26,907)          --           --
Previously estimated development and abandonment costs
  incurred during the period..............................      26,616       28,195       33,073
                                                            ----------    ---------    ---------
Net changes in Standardized Measure.......................     (50,250)     (52,749)      32,007
                                                            ----------    ---------    ---------
Standardized Measure at end of year.......................  $  986,931    $ 934,182    $ 966,189
                                                            ==========    =========    =========

QUARTERLY RESULTS (UNAUDITED)

                                                             QUARTERS ENDED
                                           ---------------------------------------------------
                                           MARCH 31    JUNE 30     SEPTEMBER 30    DECEMBER 31
                                           --------    --------    ------------    -----------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
1995:
Revenues.................................  $ 62,247    $ 59,174      $ 48,967       $  64,571
                                           ========    ========      ========       =========
Gross profit(1)..........................  $ 44,928    $ 44,066      $ 29,926       $  45,821
                                           ========    ========      ========       =========
Operating income.........................  $ 15,974    $ 17,080      $    219       $  14,692
                                           ========    ========      ========       =========
Net loss.................................  $ (7,894)   $(13,953)     $(32,473)      $  (3,248)(2)
                                           ========    ========      ========       =========
Net loss per common share................  $   (.12)   $   (.22)     $   (.51)      $    (.05)
                                           ========    ========      ========       =========
1994:
Revenues.................................  $ 61,084    $ 53,361      $ 45,725       $  68,567
                                           ========    ========      ========       =========
Gross profit(1)..........................  $ 42,214    $ 34,462      $ 28,713       $  49,387
                                           ========    ========      ========       =========
Operating income (loss)..................  $ 10,176    $  4,867      $ (2,065)      $  15,705
                                           ========    ========      ========       =========
Net loss.................................  $(17,766)   $(25,338)     $(25,907)      $ (14,342)
                                           ========    ========      ========       =========
Net loss per common share................  $   (.37)   $   (.43)     $   (.40)      $    (.22)
                                           ========    ========      ========       =========

- ---------------

(1) Gross profit consists of total revenues less lease operating expenses and production and other taxes.

(2) In the fourth quarter of 1995 results of operations included net gains from investments of $18.4 million. (See Note 3 to the consolidated financial statements of the Company).

                                      [LOGO]

                              SUBSCRIPTION AGENT:

                    AMERICAN STOCK TRANSFER & TRUST COMPANY

                      American Stock Transfer & Trust Co.
                           40 Wall Street, 46th Floor
                            New York, New York 10005
                   Attn: Corporate Stock Transfer Department

               DEALER MANAGER:                              INFORMATION AGENT:
            LEHMAN BROTHERS, INC.                           MORROW & CO., INC.
            American Express Tower                           909 Third Avenue
            World Financial Center                       New York, New York 10022
           New York, New York 10285                     (800) 566-9061 (toll free)

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following are the estimated expenses of the issuance and distribution of the securities being registered, all of which will be borne by the Company.

    Securities and Exchange Commission registration fee........................  $45,590
    Printing and engraving expenses............................................     *
    Accounting fees and expenses...............................................     *
    Blue Sky fees and expenses.................................................     *
    Listing fees...............................................................     *
    Legal fees and expenses....................................................     *
    Dealer-Manager fees and expenses...........................................     *
    Subscription Agent fees and expenses.......................................     *
    Information Agent fees and expenses........................................     *
    Mailing expenses...........................................................     *
    Miscellaneous..............................................................     *
                                                                                 -------
              Total............................................................     *
                                                                                 =======

- ---------------
* To be provided by amendment

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article 2.02-1 of the Texas Business Corporation Act provides that a corporation may indemnify any director or officer who was, is or is threatened to be made a named defendant or respondent in a proceeding because he is or was a director or officer, provided that the director or officer (i) conducted himself in good faith, (ii) reasonably believed (a) in the case of conduct in his official capacity, that his conduct was in the corporation's best interests,
(b) in all other cases, that his conduct was at least not opposed to the corporation's best interests and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Subject to certain exceptions, a director or officer may not be indemnified if the person is found liable to the corporation or if the person is found liable on the basis that he improperly received a personal benefit. Under Texas law, reasonable expenses incurred by a director or officer may be paid or reimbursed by the corporation in advance of a final disposition of the proceeding after the corporation receives a written affirmation by the director of his good faith belief that he has met the standard of conduct necessary for indemnification and a written undertaking by or on behalf of the director to repay the amount if it is ultimately determined that the director or officer is not entitled to indemnification by the corporation. Texas law requires a corporation to indemnify an officer or director against reasonable expenses incurred in connection with the proceeding in which he is named defendant or respondent because he is or was a director or officer if he is wholly successful in defense of the proceeding.

     Texas law also permits a corporation to purchase and maintain insurance or another arrangement on behalf of any person who is or was a director or officer against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against that liability under
Article 2.02-1.

     The Company's Bylaws provide for the indemnification of its officers and directors, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted by the Texas Business Corporation Act. The Company has also entered into indemnification agreements with its executive officers and directors that contractually provide for indemnification and expense advancement. Both the Bylaws and the agreements include related provisions meant to facilitate the indemnitees' receipt of such benefits. These provisions cover, among other things: (i) specification of the method of determining entitlement to indemnification and the selection of independent counsel that will in some cases make such determination, (ii) specification of certain time periods by which certain payments or determinations must be made and actions must be taken and (iii) the establishment of certain presumptions in favor of an indemnitee. The benefits of certain of these provisions are available to an indemnitee only if there has been a change in control (as defined). In addition, the Company carries customary directors' and officers' liability insurance policies for its directors and officers. Furthermore, the Bylaws and agreements with directors and officers provide for indemnification for amounts (i) in respect of the deductibles for such insurance policies, (ii) that exceed the liability limits of such insurance policies and (iii) that would have been covered by prior insurance policies of the Company or its predecessors. Such indemnification may be made even though directors and officers would not otherwise be entitled to indemnification under other provisions of the Bylaws or such agreements.

     The above discussion of the Company's Bylaws and of Article 2.01-1 of the Texas Business Corporation Act is not intended to be exhaustive and is respectively qualified in its entirety by such statute and the Bylaws.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS

+ 1     --   Form of Dealer Manager Agreement.
  4.1   --   Form of Statement of Resolution establishing Series A Preferred Stock and Series B
             Preferred Stock (Exhibit 4 to MESA Inc.'s Current Report on Form 8-K dated April
             29, 1996).
+ 4.2   --   Form of Series A Preferred Stock Certificate.
+ 4.3   --   Form of Series B Preferred Stock Certificate.
  4.4   --   Form of Certificate of Common Stock (Exhibit 4(a) to MESA Inc.'s Registration
             Statement on Form S-4, Registration No. 33-42104).
+ 4.5   --   Form of Agreement between the Company and American Stock Transfer & Trust Company,
             Subscription Agent.
+ 4.6   --   Form of Subscription Certificate.
+ 4.7   --   Form of Letter to Brokers.
+ 4.8   --   Form of Letter to Clients.
+ 4.9   --   Form of Letter to Foreign Shareholders.
+ 4.10  --   Form of Notice of Guaranteed Delivery.
+ 4.11  --   Form of Guidelines to Form W-9.
+ 4.12  --   Form of DTC Participant Oversubscription Exercise Form.
+ 4.13  --   Form of Nominee Holder Certification.
+ 5     --   Opinion of Baker & Botts, L.L.P.
 10     --   Stock Purchase Agreement (Exhibit 10 to MESA Inc.'s Current Report on Form 8-K
             dated April 29, 1996).
 12     --   Computation of Ratio of Earnings to Fixed Charges.
 23.1   --   Consent of Arthur Andersen & Co., independent accountants.
+23.3   --   Consent of Baker & Botts, L.L.P. (included in Exhibit 5 to this Registration
             Statement).
 24     --   Powers of Attorney of directors and officers of MESA Inc. (included on signature pages to this Registration Statement).

- ---------------
+ To be filed by amendment.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     For the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     It will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas, State of Texas, on the 9th day of May, 1996.

                                          MESA Inc.

                                          By:       /s/  BOONE PICKENS
                                            ------------------------------------
                                                       Boone Pickens,
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

     The undersigned directors and executive officers of MESA Inc. hereby constitute and appoint Stephen K. Gardner and William D. Ballew, and each of them, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission and hereby ratify and confirm all that such attorneys-in-fact, or either of them, or their substitutes shall lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                SIGNATURE                                  TITLE                     DATE
- ------------------------------------------  -----------------------------------  -------------
            /s/  BOONE PICKENS              Chief Executive Officer and            May 9, 1996
- ------------------------------------------    Chairman of the Board of
              Boone Pickens                   Directors (Principal Executive
                                              Officer)


            /s/  PAUL W. CAIN               President, Chief Operating Officer     May 9, 1996
- ------------------------------------------    and Director
               Paul W. Cain


         /s/  STEPHEN K. GARDNER            Vice President and Chief Financial     May 9, 1996
- ------------------------------------------    Officer (Principal Financial
            Stephen K. Gardner                Officer)


          /s/  WILLIAM D. BALLEW            Controller (Principal Accounting       May 9, 1996
- ------------------------------------------    Officer)
            William D. Ballew


                                            Director                               May  , 1996
- ------------------------------------------
            John S. Herrington


          /s/  WALES H. MADDEN, JR.         Director                               May 9, 1996
- ------------------------------------------
           Wales H. Madden, Jr.


                                            Director                               May  , 1996
- ------------------------------------------
              Dorn Parkinson


                                            Director                               May  , 1996
- ------------------------------------------
               Joel L. Reed


              /s/  FAYEZ S. SAROFIM         Director                               May 9, 1996
- ------------------------------------------
             Fayez S. Sarofim


         /s/  ROBERT L. STILLWELL           Director                               May 9, 1996
- ------------------------------------------
           Robert L. Stillwell

                               INDEX TO EXHIBITS

                                                                                      SEQUENTIALLY
EXHIBIT                                                                                 NUMBERED
NUMBER                               DESCRIPTION OF EXHIBIT                               PAGE
- ------       -----------------------------------------------------------------------  ------------
+ 1     --   Form of Dealer Manager Agreement.
  4.1   --   Form of Statement of Resolution establishing Series A Preferred Stock and Series B Preferred Stock (Exhibit 4 to MESA Inc.'s Current Report
             on Form 8-K dated April 29, 1996).
+ 4.2   --   Form of Series A Preferred Stock Certificate.
+ 4.3   --   Form of Series B Preferred Stock Certificate.
  4.4   --   Form of Certificate of Common Stock (Exhibit 4(a) to MESA Inc.'s
             Registration Statement on Form S-4, Registration No. 33-42104).
+ 4.5   --   Form of Agreement between the Company and American Stock Transfer &
             Trust Company, Subscription Agent.
+ 4.6   --   Form of Subscription Certificate.
+ 4.7   --   Form of Letter to Brokers.
+ 4.8   --   Form of Letter to Clients.
+ 4.9   --   Form of Letter to Foreign Shareholders.
+ 4.10  --   Form of Notice of Guaranteed Delivery.
+ 4.11  --   Form of Guidelines to Form W-9.
+ 4.12  --   Form of DTC Participant Oversubscription Exercise Form.
+ 4.13  --   Form of Nominee Holder Certification.
+ 5     --   Opinion of Baker & Botts, L.L.P.
 10     --   Stock Purchase Agreement (Exhibit 10 to MESA Inc.'s Current Report on
             Form 8-K dated April 29, 1996).
 12     --   Computation of Ratio of Earnings to Fixed Charges.
 23.1   --   Consent of Arthur Andersen & Co., independent accountants.
+23.3   --   Consent of Baker & Botts, L.L.P. (included in Exhibit 5 to this
             Registration Statement).
 24     --   Powers of Attorney of directors and officers of MESA Inc. (included on signature pages to this Registration Statement).

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+ To be filed by amendment.